                                                Filed Pursuant to Rule 424(b)(5)
                                      Registration Nos. 333-76105, 333-76105-01,
                                                      333-76105-02, 333-76105-03
                                             PROSPECTUS SUPPLEMENT TO PROSPECTUS
                                                            DATED APRIL 26, 1999

CLEAR CHANNEL LOGO
           CLEAR CHANNEL COMMUNICATIONS, INC.

$900,000,000

1.5% SENIOR CONVERTIBLE NOTES DUE 2002
We are offering $900,000,000 of 1.5% senior convertible notes due 2002. You may convert your convertible notes into shares of our common stock at any time prior to maturity. The convertible notes will mature on December 1, 2002. The conversion rate is 9.45 shares per each $1,000 principal amount of convertible notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of $105.78 per share. The common stock trades on the New York Stock Exchange under the symbol "CCU." On November 18, 1999, the last reported sale price of the common stock on the New York Stock Exchange was $84.625 per share.

We will pay interest on the convertible notes on June 1 and December 1 of each year. The first interest payment will be made on June 1, 2000.

INVESTING IN THE CONVERTIBLE NOTES INVOLVES RISKS WHICH ARE DESCRIBED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE S-9 OF THIS PROSPECTUS SUPPLEMENT.

                                                             PROCEEDS, BEFORE
                                   PRICE TO    UNDERWRITING    EXPENSES, TO
                                    PUBLIC       DISCOUNT     CLEAR CHANNEL
Per Convertible Note             $1,000        $15           $985
Total                            $900,000,000  $13,500,000   $886,500,000

The underwriters may also purchase up to an additional $100,000,000 aggregate principal amount of the convertible notes within 30 days from the date of this prospectus supplement to cover over-allotments.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED IN THIS PROSPECTUS SUPPLEMENT OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          Joint Book-Running Managers

DEUTSCHE BANC ALEX. BROWN                                   SALOMON SMITH BARNEY
                                ---------------

BANC OF AMERICA SECURITIES LLC                        CREDIT SUISSE FIRST BOSTON
GOLDMAN, SACHS & CO.                                         MERRILL LYNCH & CO.
MORGAN STANLEY DEAN WITTER                              PAINEWEBBER INCORPORATED
SCHRODER & CO. INC.

BANCBOSTON ROBERTSON STEPHENS                       FIRST UNION SECURITIES, INC.
ING BARINGS                                           THOMAS WEISEL PARTNERS LLC
The date of this prospectus supplement is November 19, 1999.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us, including, among other things:

     - the impact of general economic conditions in the U.S. and in other countries in which we currently do business, such as the United Kingdom, Australia, New Zealand, Mexico and certain other European and Asian countries;

     - competition and general conditions in our broadcasting and outdoor advertising industries;

     - fluctuations in exchange rates and currency values;

     - capital expenditure requirements;

     - legislative or regulatory requirements, including the policies of the Federal Communications Commission, the U.S. Department of Justice and the Federal Trade Commission with respect to the conduct of our business, the consummation of future acquisitions, including the AMFM merger, and the extent of the radio station divestitures associated with the AMFM merger;

     - interest rates;

     - taxes; and

     - access to capital markets.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other factors. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement and the accompanying prospectus might not occur as currently contemplated.

                             ---------------------

     You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                    SUMMARY

     This summary may not contain all of the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus, including the financial data and related notes, before making an investment decision. All information set forth in this prospectus supplement has been adjusted to reflect two-for-one stock splits effected in December 1996 and July 1998. Unless we state otherwise, the information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase an additional $100,000,000 aggregate principal amount of the convertible notes.

                                 CLEAR CHANNEL

     We are a diversified media company with two business segments: broadcasting and outdoor advertising. As of October 15, 1999, we owned, programmed, or sold airtime for 487 domestic radio stations, two international radio stations and 24 domestic television stations. In addition, as of October 2, 1999, we were one of the world's largest outdoor advertising companies based on our total advertising display inventory of approximately 147,000 domestic display faces and approximately 415,000 international display faces.

     During the year ended December 31, 1998, we derived approximately 48% of our net revenue from broadcasting operations and approximately 52% from outdoor advertising operations. The revenue composition would differ if we had completed the acquisitions described below in "Recent Developments" as of January 1, 1998. A brief description of each of our primary lines of business follows.

BROADCASTING

     As of October 15, 1999, we owned, programmed or sold airtime for 325 FM and 164 AM radio stations, 20 television stations and four satellite television stations. Our radio stations employ a wide variety of programming formats, such as News/Talk/Sports, Country, Adult Contemporary, Urban and Rock. We also operate several radio networks and produce more than 50 syndicated programs and services for more than 4,000 radio stations. Our syndicated programs include Rush Limbaugh, The Dr. Laura Schlessinger Show and Dr. Dean Edell. In addition, we currently own the following interests in radio broadcasting companies:

     - a 50% equity interest in the Australian Radio Network Pty., Ltd., which operates radio stations in Australia;

     - a one-third equity interest in New Zealand Radio Network, which operates radio stations in New Zealand;

     - a 27.6% non-voting equity interest in Hispanic Broadcasting Corporation, a leading domestic Spanish-language radio broadcaster;

     - a 40% equity interest in Grupo Acir Communicaciones, S.A. de C.V., one of the largest radio broadcasters in Mexico; and

     - a 50% equity interest in Radio Bonton, a.s., which owns an FM radio station in the Czech Republic.

     Our television stations are affiliated with various television networks, including FOX, UPN, ABC, NBC and CBS. The primary sources of programming for our ABC, NBC and CBS affiliated television stations are their respective networks, which produce and distribute programming in exchange for each station's commitment to air the programming at specified times and for commercial announcement time during the programming. We supply the majority of programming to our FOX and UPN affiliates by selecting and purchasing syndicated television programs.

OUTDOOR ADVERTISING

     As of October 2, 1999, we owned or operated a total of approximately 562,000 advertising display faces and we provided outdoor advertising services in over 32 domestic markets and 17 foreign countries. Our domestic display faces include billboards of various sizes and various small display faces on the interior and exterior of various public transportation vehicles. Our international display faces include street furniture, transit displays and billboards of various sizes. We also operate numerous smaller displays such as cube displays in retail malls and convenience store window displays. Additionally, we currently own the following interests in outdoor advertising companies:

     - a 50% equity interest in Hainan White Horse Advertising Media Investment Co. Ltd., which operates street furniture displays in China;

     - a 40% equity interest in Expoplakat AS, which operates billboard displays in Estonia;

     - a 50% equity interest in Sirocco International SA, which is developing a new 8 square meter format network and obtaining concessions for two square meter format panels in France;

     - a 50% equity interest in Adshel Street Furniture Pty., Limited, which operates street furniture displays in Australia and New Zealand;

     - a 30% equity interest in Capital City Posters Pty., Ltd, which operates street furniture and billboard displays in Singapore; and

     - a 31.9% equity interest in Master & More Co., Ltd, which operates billboard displays in Thailand.

     Our principal executive offices are located at 200 Concord Plaza, Suite 600, San Antonio, Texas 78216 (telephone: 210-822-2828).

                              RECENT DEVELOPMENTS

AMFM MERGER

     On October 2, 1999, we entered into an agreement with AMFM Inc. to combine the two companies by merging one of our wholly-owned subsidiaries with and into AMFM. We structured the merger as a tax-free, stock-for-stock transaction. Each share of AMFM common stock will convert into 0.94 shares of our common stock. Based on the number of shares outstanding as of September 30, 1999 and assuming that no additional shares of AMFM common stock are issued before the completion of the merger other than shares currently contemplated to be issued in connection with the conversion of AMFM's convertible preferred stock, we will issue approximately 202,757,103 shares of our common stock in the merger to the shareholders of AMFM. Either company can terminate the merger agreement if the merger is not completed by March 31, 2001. At November 1, 1999, AMFM had a radio station portfolio consisting of 456 radio stations in 102 markets in the continental United States and in Puerto Rico, including 12 radio stations programmed under time brokerage or joint sales agreements. In addition, AMFM operates a media representation business and a growing Internet business. We believe that we will be required to divest between 100 and 125 radio stations in order to gain regulatory approvals for the merger. See "The AMFM Merger" in this prospectus supplement.

     In addition, we will indirectly assume, or be obligated to refinance, approximately $5.7 billion of AMFM's long-term debt in connection with the AMFM merger. See "Risk Factors -- We Will Have

More Debt Upon Completion of the AMFM Merger" and " -- We May Need to Repay or Redeem AMFM Indebtedness After the Merger."

     We will not complete the AMFM merger before the closing of this offering, if at all. Numerous conditions must be satisfied before the completion of the merger, including the receipt of regulatory approvals and shareholder approvals from the shareholders of both companies and the completion of a review of the merger by the federal and state antitrust authorities.

     The sale of our convertible notes in this offering is not conditioned on the completion of the proposed merger with AMFM. Purchasers of our convertible notes in the offering should not assume that the AMFM merger will close in a timely manner, if at all.

JACOR MERGER

     On May 4, 1999, we closed our merger with Jacor Communications, Inc. Pursuant to the terms of the merger agreement, each share of Jacor common stock was exchanged for 1.1573151 shares of our common stock. Approximately 60.9 million shares of our common stock were issued in the Jacor merger. We also indirectly assumed or refinanced Jacor's outstanding debt. At March 31, 1999, Jacor had total outstanding indebtedness of approximately $1.6 billion, including publicly traded notes in the aggregate principal amount of $539.6 million and Liquid Yield Option Notes which had an aggregate accreted value of $308.2 million. However, on November 12, 1999, we announced a tender offer to purchase all of Jacor's publicly traded notes, excluding the LYONs, for prices ranging between 107.847% and 110.803%, plus accrued interest to the date of payment. Prior to the initiation of the tender offer, the holders of a majority of the principal amount of each series of notes consented to certain amendments which will eliminate or modify most of the restrictive covenants under each series of notes upon completion of the tender offer. Additionally, Jacor options and stock appreciation rights outstanding at the time of the merger became exercisable for approximately 3.4 million shares of our common stock, and Jacor common stock purchase warrants and LYONs became exercisable or convertible into approximately 12.6 million shares of our common stock.

     At the time of the Jacor merger, Jacor owned, programmed or sold airtime for 157 FM and 81 AM radio stations and one television station. Jacor also produced more than 50 syndicated programs and services for more than 4,000 radio stations.

                                  THE OFFERING

Securities.................  $900,000,000 aggregate principal amount of 1.5%
                             Senior Convertible Notes due 2002.

Maturity Date..............  December 1, 2002

Interest Payment Dates.....  Interest on the convertible notes will be payable in cash semi-annually on each December 1 and June 1, commencing on June 1, 2000.

Conversion Rights..........  The convertible notes are convertible into shares of our common stock at any time prior to maturity, unless previously redeemed or repurchased, at a conversion price of $105.78 per share, subject to adjustment in certain circumstances. See "Description of Convertible Notes -- Conversion of Convertible Notes."

Sinking Fund...............  None

Repurchase at the Option
  of Holders upon Change
  of Control...............  In the event a Change in Control occurs, as defined later in this prospectus supplement, each holder of convertible notes may require us to repurchase all or a portion of the holder's convertible notes at 100% of their principal amount, together with accrued interest to the repurchase date. If a Change in Control were to occur, there could be no assurance that we would have sufficient funds to pay the repurchase price for all convertible notes tendered by their holders or that we would be permitted to repurchase the convertible notes under our then-existing credit arrangements. See "Description of Convertible Notes -- Repurchase at Option of Holders upon Change in Control" and "Risk Factors -- We May Face Limitations on the Repurchase of Convertible Notes upon a Change in Control."

Ranking....................  The convertible notes are our senior unsecured obligations, rank equally with all of our other unsecured and unsubordinated indebtedness and are effectively subordinated in right of payment to the prior payment in full of all indebtedness of our subsidiaries. The indenture does not restrict our ability to incur indebtedness or additional indebtedness of our subsidiaries.

Denominations and
  Registration of Notes....  The convertible notes are represented by a global security in full registered form, without coupons, which will be deposited with a custodian for, and registered in the name of the depositary in the City of New York. Beneficial interests in the global security will be shown on and transfers thereof will be effected only through records maintained by the depositary and its participants. Unless certain conditions specified in the indenture are met, certificated convertible notes will not be issued in exchange for beneficial interests in the global security. See "Description of Convertible Notes -- Global Securities" and
                             "-- Book Entry System."

Use of Proceeds............  The net proceeds to be received by us from the sale of the convertible notes offered by this prospectus supplement, after deducting the discount to the underwriters and other estimated expenses payable by us, are approximately $886 million. We intend to use such net proceeds to repay a portion of the outstanding indebtedness under our credit facilities.

Common Stock Trading.......  The common stock is traded on the NYSE under the symbol "CCU."

                             SUMMARY FINANCIAL DATA

     The following sets forth summary historical financial data for the three years ended December 31, 1998 and the nine month periods ended September 30, 1998 and 1999 and as at September 30, 1998 and 1999. The following also sets forth summary pro forma financial data to give effect to the AMFM merger and certain completed acquisitions of Clear Channel and AMFM as if those transactions had occurred on January 1, 1998 for the statement of operations data and September 30, 1999 for the balance sheet data, as more fully set forth in the "Unaudited Pro Forma Combined Condensed Financial Statements" presented in this prospectus supplement. The pro forma as adjusted balance sheet data as of September 30, 1999 sets forth pro forma financial data as adjusted for the above described transactions and this offering.

     After-tax cash flow is net income before unusual and non-recurring items plus depreciation, amortization of intangibles and deferred taxes (including that of non-consolidated affiliates). EBITDA is net income before interest expense, income taxes, depreciation and amortization. You should not consider after-tax cash flow and EBITDA in isolation from, as a substitute for, or more meaningful than, operating income, net income or cash flow and other consolidated income or cash flow statement data computed in accordance with generally accepted accounting principles or as a measure of operating performance, or as an alternative to operating cash flows as a measure of liquidity. Although after-tax cash flow and EBITDA are not calculated in accordance with generally accepted accounting principles, they are widely used in the media industry as a measure of a company's operating performance because they assist in comparing performance on a consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods, particularly where acquisitions are involved, or non-operating factors such as historical cost bases. In addition, our calculation of after-tax cash flows is not necessarily comparable to similarly titled measures reported by other companies.

     Acquisitions and dispositions significantly impact the comparability of the historical consolidated financial data reflected in this financial data. The results of interim periods are not necessarily indicative of results for the entire fiscal year. This information is only a summary and you should read the information presented below in conjunction with our Consolidated Financial Statements and the notes thereto incorporated by reference into this prospectus supplement, which qualify the information presented below in its entirety.

                                                                                    NINE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                          ----------------------------------------------   -----------------------------------
                                                              PRO FORMA                             PRO FORMA
                            1996       1997        1998         1998         1998        1999         1999
                          --------   --------   ----------   -----------   --------   ----------   -----------
                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
DATA:
Net revenue.............  $351,739   $697,068   $1,350,940   $3,802,312    $909,555   $1,790,635   $3,284,350
Operating expenses......   198,332    394,404      767,265    2,241,860     517,562    1,097,171    1,950,761
Depreciation and
  amortization..........    45,790    114,207      304,972    1,593,067     201,422      473,654    1,286,055
Noncash compensation
  expense...............        --         --           --       21,260          --           --       26,432
Merger and nonrecurring
  costs.................        --         --           --       76,094          --           --       61,580
Corporate expenses......     8,527     20,883       37,825      127,699      25,739       44,585      103,252
                          --------   --------   ----------   ----------    --------   ----------   ----------
Operating income
  (loss)................    99,090    167,574      240,878     (257,668)    164,832      175,225     (143,730)
Gain on sale of
  assets................        --         --           --      123,845          --      136,925       12,333
Interest expense........    30,080     75,076      135,766      525,703      94,555      132,932      379,696
Gain on disposition of
  representation
  contracts.............        --         --           --       32,198          --           --       18,284
Loss on investment in
  liability companies...        --         --           --       28,565          --           --           --
Other income
  (expense).............     2,230     11,579       12,810       34,575      13,416       15,874       16,807
                          --------   --------   ----------   ----------    --------   ----------   ----------
Income (loss) before
  income taxes..........    71,240    104,077      117,922     (621,318)     83,693      195,092     (476,002)
Income tax (expense)
  benefit...............   (28,386)   (47,116)     (72,353)      59,048     (48,766)    (106,546)      54,310
Dividends and accretion
  on preferred stock....        --         --           --       29,809          --           --       12,709
Income (loss) before
  equity earnings (loss)
  of nonconsolidated
  affiliates............    42,854     56,961       45,569     (592,079)     34,927       88,546     (434,401)
Equity in earnings
  (loss) of
  nonconsolidated
  affiliates............    (5,158)     6,615        8,462      (55,355)     10,063        6,742      (43,101)
                          --------   --------   ----------   ----------    --------   ----------   ----------
Net income (loss).......  $ 37,696   $ 63,576   $   54,031   $ (647,434)   $ 44,990   $   95,288   $ (477,502)
                          ========   ========   ==========   ==========    ========   ==========   ==========
Net income (loss) per
  common share:(1)
  Basic.................  $   0.26   $   0.36   $     0.23   $    (1.27)   $   0.19   $     0.31   $    (0.89)
                          ========   ========   ==========   ==========    ========   ==========   ==========
  Diluted...............  $   0.25   $   0.33   $     0.22   $    (1.27)   $   0.19   $     0.31   $    (0.89)
                          ========   ========   ==========   ==========    ========   ==========   ==========
OTHER DATA:
After tax cash flow.....  $107,318   $213,445   $  419,745   $1,020,277    $283,933   $  523,607   $  789,650
                          ========   ========   ==========   ==========    ========   ==========   ==========
EBITDA..................  $141,952   $299,975   $  567,122   $1,530,386    $389,733   $  808,420   $1,133,939
                          ========   ========   ==========   ==========    ========   ==========   ==========
Ratio of earnings to
  fixed charges and
  preferred stock
  dividends.............      3.63x      2.32x        1.83x          --        1.91x        2.32x          --

                                                                         SEPTEMBER 30,
                                                            ----------------------------------------
                                                                                          PRO FORMA
                                                                                         AS ADJUSTED
                                                                                         -----------
                                                               1998          1999           1999
                                                            ----------   -------------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents.................................  $   48,192    $    82,678    $   169,190
Total assets..............................................   7,261,285     16,441,890     41,991,544
Long-term debt, net of current(2).........................   2,980,849      3,917,442      6,819,974
Shareholders' equity......................................   3,763,702      9,932,099     27,261,067

---------------

(1) Adjusted to reflect the effect of our two-for-one stock splits distributed in December 1996 and July 1998.

(2) Includes $575 million aggregate principal amount of 2 5/8% senior convertible notes due April 1, 2003 issued by us on March 30, 1998.

                                  RISK FACTORS

     Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus supplement and the prospectus and in the documents incorporated by reference before deciding whether to purchase our securities.

WE HAVE LOSSES AND PRO FORMA LOSSES

     On a pro forma basis, after giving effect to the acquisitions we completed in 1998 and 1999, we had a loss for the nine months ended September 30, 1999, and the year ended December 31, 1998. In addition, if the merger with AMFM had been completed at the beginning of these periods, the pro forma losses during the periods would have been substantially greater. Because of the substantial amortization of goodwill related to the merger and prior acquisitions, we expect these losses to continue. See "Unaudited Pro Forma Combined Condensed Financial Statements."

WE MAY OR MAY NOT COMPLETE THE AMFM MERGER IN A TIMELY MANNER, IF AT ALL

     We cannot assure you that we can complete the merger with AMFM in a timely manner or on the terms described in this prospectus supplement, if at all. Numerous conditions must be satisfied before the completion of the AMFM merger can occur. Among others, the conditions include the receipt of approval from the shareholders of both companies, the receipt of regulatory approvals under the federal communications laws and the completion of a review of the merger by the federal and state antitrust authorities. Governmental authorities will require the combined enterprise to divest assets or submit to various operating restrictions before granting the authorizations and approvals necessary to complete the merger or as a condition to refraining from blocking the merger. Such divestitures could be material to the business of the combined enterprise or have a material adverse effect on the results of operations of the combined entity. We may need to divest between 100 and 125 radio stations in the aggregate in approximately 22 markets or geographical areas to comply with the FCC's limits. We may need to make additional divestitures of radio stations or other assets or interests in order to gain the approval of the federal and state antitrust authorities for the merger. We cannot assure you that the completion of any such divestitures will be effected at a fair market price or that the reinvestment of the proceeds or exchange of assets therefrom would produce for the combined enterprise either an operating profit at the same level as the divested assets or a commensurate rate of return on the amount of its investment. We cannot assure you that any operating restrictions imposed would not adversely affect the value of the combined enterprise. See "The AMFM Merger."

WE MAY EXPERIENCE DIFFICULTIES IN COMBINING CLEAR CHANNEL AND AMFM

     The AMFM merger, if completed, will combine two companies that previously operated independently. Following the merger, we intend to integrate some AMFM operations into our own operations. However, we may not successfully combine the operations of AMFM with our own operations. Any unexpected delays or costs of combining the two companies could adversely affect us. Moreover, the outstanding debt of AMFM, to the extent it remains outstanding following the merger, contains restrictive covenants which may limit our ability to integrate the separate operations of AMFM. Additionally, the operations, management and personnel of the two companies may not be compatible. Following the merger with AMFM, we may experience the loss of key personnel.

WE WILL HAVE MORE DEBT UPON COMPLETION OF THE AMFM MERGER

     Following the AMFM merger, our debt obligations will significantly increase. At September 30, 1999, we had borrowings under our credit facilities and other long term debt outstanding of approximately $4.4 billion and shareholders' equity of $9.9 billion. At September 30, 1999, AMFM had total outstanding indebtedness of approximately $5.7 billion and stockholders' equity of approximately $4.8 billion. We expect to continue to borrow funds to finance acquisitions of broadcasting and outdoor advertising properties, as well as for other purposes. We are permitted to borrow up to $2 billion under our domestic credit facility at floating rates equal to the London InterBank Offered Rate plus 0.40% and up to $1.0 billion under our 364 day credit facility at floating rates equal to LIBOR plus 0.625%. As of November 17, 1999, we had borrowed approximately $1.9 billion under our long-term domestic credit facility and $246.9 million under our domestic 364 day credit facility.

     Such a large amount of indebtedness could have negative consequences for us following the AMFM merger, including without limitation the following:

     - limitations on our ability to obtain financing in the future;

     - much of our cash flow will be dedicated to interest obligations and unavailable for other purposes;

     - the high level of indebtedness limits our flexibility to deal with changing economic, business and competitive conditions; and

     - the high level of indebtedness could make us more vulnerable to an increase in interest rates, a downturn in our operating performance or a decline in general economic conditions.

     The failure to comply with the covenants in the agreements governing the terms of our or our subsidiaries' indebtedness following the AMFM merger could be an event of default and could accelerate the payment obligations and, in some cases, could affect other obligations with cross-default and cross-acceleration provisions.

WE MAY NEED TO REPAY OR REDEEM AMFM INDEBTEDNESS AFTER THE MERGER

     A substantial portion of AMFM's indebtedness may become due upon the closing of the AMFM merger or shortly thereafter. At September 30, 1999, AMFM had total outstanding indebtedness of approximately $5.7 billion, including senior and subordinated notes in the aggregate principal amount of $3.2 billion. AMFM's credit facility will become payable as a result of the merger. We will have to refinance AMFM's indebtedness under its credit facility after the merger. The merger will also trigger the change in control provisions of AMFM's senior and subordinated notes, and we must offer to purchase the outstanding AMFM notes for consideration equal to 101% of the principal amount, plus any accrued and unpaid interest. If the holders require that we purchase all or a substantial portion of the AMFM notes, we may not have the funds available to satisfy such obligations.

OUR OPERATIONS MAY BE RESTRICTED BY AMFM INDEBTEDNESS

     If all or part of AMFM's indebtedness remains outstanding after the merger because either the AMFM debtholders do not accept our mandatory offers to purchase such indebtedness or we do not otherwise purchase or refinance such indebtedness, the terms of such indebtedness may restrict the ability of AMFM and its subsidiaries to make funds available to us in the form of dividends, loans, advances or otherwise. Much of AMFM's indebtedness is high yield indebtedness and restricts AMFM and its subsidiaries from incurring additional indebtedness, selling assets or stock, engaging in asset swaps, mergers or consolidations and entering into transactions with affiliates. The covenants for this type of indebtedness are more restrictive than those contained in our public indebtedness, including the convertible notes offered in this prospectus supplement. Accordingly, the AMFM indebtedness which remains outstanding following the merger may continue to:

     - cause us to incur substantial consolidated interest expense and principal repayment obligations;

     - limit our ability to obtain additional debt financing;

     - make it more difficult for us to combine our operations with AMFM; and

     - place more restrictions on our ability to manage AMFM than we currently face in the management of the rest of our business.

OUR OPERATIONS MAY BE RESTRICTED BY OTHER MEDIA INTERESTS OF DIRECTORS AND STOCKHOLDERS OF AMFM THAT WILL ALSO BE OUR DIRECTORS AND STOCKHOLDERS AFTER THE AMFM MERGER

     Various directors and stockholders of AMFM that will be our directors and stockholders after the AMFM merger hold interests in other companies that own television stations and cable systems in various markets. Under the FCC's rules, some or all of these holdings may become attributable to us following the merger. Attribution of any of these holdings to us could require us to divest existing assets or terminate existing contractual arrangements in those markets and/or forego the acquisition of additional media holdings in those markets.

DEPENDENCE ON KEY PERSONNEL

     Our business is dependent upon the performance of key employees, including
L. Lowry Mays, our chief executive officer, and other executive officers. We employ or independently contract with several on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective markets. Although we have entered into long-term agreements with some of our executive officers, key on-air talent and program hosts to protect their interests in those relationships, we can give no assurance that all of these key employees will remain with us or will retain their audiences.

EXTENSIVE GOVERNMENT REGULATION MAY LIMIT OUR OPERATIONS

     Broadcasting. The federal government extensively regulates the domestic broadcasting industry, and any changes in the current regulatory scheme could significantly affect us. Our broadcasting business depends upon maintaining broadcasting licenses issued by the FCC for maximum terms of eight years. Renewals of broadcasting licenses can be attained only through the FCC's grant of appropriate applications. Although the FCC rarely denies a renewal application, the FCC could deny future renewal applications. Such a denial could adversely affect our operations.

     The federal communications laws limit the number of broadcasting properties we may own in a particular area. While the Telecommunications Act of 1996 relaxed the FCC's multiple ownership limits, any subsequent modifications that tighten those limits could adversely affect us by making it impossible for us to complete potential acquisitions, including our merger with AMFM, or requiring us to divest stations we have already acquired. For instance, the FCC has recently adopted modified rules that in some cases permit a company to own fewer radio stations than allowed by the Telecommunications Act of 1996 in markets or geographical areas where the company also owns television stations. These modified rules could require additional divestitures in order to complete the AMFM merger, and eventually could require us to divest radio stations we currently own in markets or areas where we also own television stations.

     Moreover, changes in governmental regulations and policies may have a material impact upon us. For example, we currently provide programming to several television stations we do not own and receive programming from other parties for certain television stations we do own. These programming arrangements are made through contracts known as local marketing agreements. The FCC has recently revised its rules and policies regarding television local marketing agreements. These revisions will restrict our ability to enter into television local marketing agreements in the future, and may eventually require us to terminate our programming arrangements under existing local marketing agreements. Additionally, the FCC has recently adopted rules which under certain circumstances will subject previously nonattributable debt and equity interests in communications media to the FCC's multiple ownership restrictions. These new rules may limit our ability to expand our media holdings.

     Antitrust. Our additional acquisitions of radio and television stations and outdoor advertising properties will require antitrust review by the federal antitrust authorities, and we can give no assurances that the Department of Justice or the Federal Trade Commission will not seek to bar us from acquiring additional radio or television stations or outdoor advertising properties in any market where we already have a significant position. Following the passage of the Telecommunications Act of 1996, the DOJ has become more aggressive in reviewing proposed acquisitions of radio stations, particularly in instances where the proposed acquiror already owns one or more radio station properties in a particular market and seeks to acquire another radio station in the same market. The DOJ has, in some cases, obtained consent decrees requiring radio station divestitures in a particular market based on allegations that acquisitions would lead to unacceptable concentration levels. The DOJ also actively reviews proposed acquisitions of outdoor advertising properties. In addition, the antitrust laws of foreign jurisdictions will apply if we acquire international broadcasting properties.

     Environmental. As the owner or operator of various real properties and facilities, especially in our outdoor advertising operations, we must comply with various federal, state and local environmental laws and regulations. Historically, we have not incurred significant expenditures to comply with these laws. However, additional environmental laws passed in the future or a finding of a violation of existing laws could require us to make significant expenditures.

GOVERNMENT REGULATION OF OUTDOOR ADVERTISING MAY ADVERSELY AFFECT OUR OUTDOOR ADVERTISING OPERATIONS

     The outdoor advertising industry is subject to extensive governmental regulation at the federal, state and local level and compliance with existing and future regulations could have a significant financial impact on us. Federal law, principally the Highway Beautification Act of 1965, encourages states to implement legislation to restrict billboards located within 660 feet of, or visible from, highways except in commercial or industrial areas. Every state has implemented regulations at least as restrictive as the Highway Beautification Act, including a ban on the construction of new billboards along federally-aided highways and the removal of any illegal signs on these highways at the owner's expense and without any compensation.

     States and local jurisdictions have, in some cases, passed additional regulations on the construction, size, location and, in some instances, advertising content of outdoor advertising structures adjacent to federally-aided highways and other thoroughfares. From time to time governmental authorities order the removal of billboards by the exercise of eminent domain and certain jurisdictions have also adopted amortization of billboards in varying forms. Amortization permits the billboard owner to operate its billboard only as a non-conforming use for a specified period of time, after which it must remove or otherwise conform its billboards to the applicable regulations at its own cost without any compensation. We have agreed to remove certain billboards in Jacksonville, Florida. Furthermore, Tampa, Houston and San Francisco, which are municipalities within our existing markets, have adopted amortization ordinances. We can give no assurance that we will be successful in negotiating acceptable arrangements in circumstances in which our displays are subject to removal or amortization, and what effect, if any, such regulations may have on our operations.

     In addition, we are unable to predict what additional regulations may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements and additional billboard restrictions have been introduced in Congress from time to time in the past. Changes in laws and regulations affecting outdoor advertising at any level of government, including laws of the foreign jurisdictions in which we operate, could have a material adverse effect on us.

CHANGES IN RESTRICTIONS ON OUTDOOR TOBACCO ADVERTISING AND ALCOHOL ADVERTISING MAY POSE RISKS

     Regulations, legislation and recent settlement agreements related to outdoor tobacco advertising could have a material adverse effect on us. The major U.S. tobacco companies that are defendants in numerous class action suits throughout the country recently reached an out-of-court settlement with 46 states that includes a ban on outdoor advertising of tobacco products. The settlement agreement was finalized on November 23, 1998, but must be ratified by the courts in each of the 46 states participating in the settlement. In addition to the mass settlement, the tobacco industry previously had come to terms with the remaining four states individually. The terms of such individual settlements also included bans on outdoor advertising of tobacco products.

     In addition to the settlement agreements, state and local governments are also regulating the outdoor advertising of alcohol and tobacco products. For example, several states and cities have laws restricting tobacco billboard advertising near schools and other locations frequented by children. Some cities have proposed even broader restrictions, including complete bans on outdoor tobacco advertising on billboards, kiosks, and private business window displays. In a few jurisdictions, restrictions on tobacco billboard advertising have prompted Constitutional challenges with mixed results in court. It is possible that state and local governments may propose or pass similar ordinances to limit outdoor advertising of alcohol, tobacco and other products or services in the future, and that there may be court challenges to such restrictions. Legislation regulating tobacco and alcohol advertising has also been introduced in a number of European countries in which we conduct business, and could have a similar impact.

     The elimination of billboard advertising by the tobacco industry will cause a reduction in our direct revenues from such advertisers and may simultaneously increase the available space on the existing inventory of billboards in the outdoor advertising industry. This industry-wide increase in space may in turn result in a lowering of outdoor advertising rates or limit the ability of industry participants to increase rates for some period of time. For the year ended December 31, 1998, approximately 3% of our revenues came from the outdoor advertising of tobacco products.

OUR INTERNATIONAL OPERATIONS HAVE ADDED RISKS

     Doing business in foreign countries carries with it risks that are not found in doing business in the United States. We currently derive a portion of our revenues from international radio and outdoor operations in Europe, Asia, Mexico, Australia and New Zealand. The risks of doing business in foreign countries which could result in losses against which we are not insured include:

     - potential adverse changes in the diplomatic relations of foreign countries with the United States;

     - hostility from local populations;

     - the adverse effect of currency exchange controls;

     - restrictions on the withdrawal of foreign investment and earnings;

     - government policies against businesses owned by foreigners;

     - expropriations of property;

     - the potential instability of foreign governments;

     - the risk of insurrections;

     - risks of renegotiation or modification of existing agreements with governmental authorities;

     - foreign exchange restrictions; and

     - changes in taxation structure.

EXCHANGE RATES MAY CAUSE FUTURE LOSSES IN OUR INTERNATIONAL OPERATIONS

     Because we own assets overseas and derive revenues from our international operations, we may incur currency translation losses due to changes in the values of foreign currencies and in the value of the U.S. dollar. We cannot predict the effect of exchange rate fluctuations upon future operating results. To reduce our exposure to the risk of international currency fluctuations, we maintain a natural hedge by incurring amounts of debt in each currency approximately equivalent to our net assets in each such currency. We review this hedge position monthly. We currently maintain no other derivative instruments to reduce the exposure to translation and/or transaction risk but may adopt other hedging strategies in the future.

OUR ACQUISITION STRATEGY COULD POSE RISKS

     Operational Risks. We intend to grow through the acquisition of broadcasting companies and assets, outdoor advertising companies, individual outdoor advertising display faces and other assets that we believe will assist our customers in marketing their products and services. Our acquisition strategy involves numerous risks, including:

     - certain of such acquisitions may prove unprofitable and fail to generate anticipated cash flows;

     - to successfully manage a rapidly expanding and significantly larger portfolio of broadcasting and outdoor advertising properties, we may need to recruit additional senior management and expand corporate infrastructure;

     - we may encounter difficulties in the integration of operations and systems;

     - management's attention may be diverted from other business concerns; and

     - we may lose key employees of acquired companies or stations.

     We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue additional acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material.

     Capital Requirements Necessary for Additional Acquisitions. We will face stiff competition from other broadcasting and outdoor advertising companies for acquisition opportunities. If the prices sought by sellers of these companies continue to rise, we may find fewer acceptable acquisition opportunities. In addition, the purchase price of possible acquisitions could require additional debt or equity financing on our part. We can give no assurance that we will obtain the needed financing or that we will obtain such financing on attractive terms. Additional indebtedness could increase our leverage and make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures. Additional equity financing could result in dilution to our stockholders.

WE FACE INTENSE COMPETITION IN THE BROADCASTING AND ADVERTISING INDUSTRIES

     Our two business segments are in highly competitive industries, and we may not be able to maintain or increase our current audience ratings and advertising revenues. Our radio and television stations and outdoor advertising properties compete for audiences and advertising revenues with other radio and television stations and outdoor advertising companies, as well as with other media, such as newspapers, magazines, cable television, direct mail and the Internet, within their respective markets. Audience ratings and market shares are subject to change, which could have an adverse effect on our revenues in that market. Other variables that could affect our financial performance include:

     - economic conditions, both general and relative to the broadcasting industry;

     - shifts in population and other demographics;

     - the level of competition for advertising dollars;

     - fluctuations in operating costs;

     - technological changes and innovations;

     - changes in labor conditions; and

     - changes in governmental regulations and policies and actions of federal regulatory bodies.

NEW TECHNOLOGIES MAY AFFECT OUR BROADCASTING OPERATIONS

     The FCC is considering ways to introduce new technologies to the radio broadcast industry, including satellite and terrestrial delivery of digital audio broadcasting and the standardization of available technologies which significantly enhance the sound quality of radio broadcasts. We are unable to predict the effect that these technologies will have on our broadcasting operations, but the capital expenditures necessary to implement these technologies could be substantial. Additionally, the FCC has proposed the introduction of low power FM broadcast stations. If authorized, low power FM stations may serve as additional competition to our radio operations in some or all of our markets, and could cause interference to the signals of one or more of our stations.

     We also face risks in implementing the conversion of our television stations to digital television, which the FCC has ordered and for which it has established a timetable. We will incur considerable expense in the conversion to digital television and are unable to predict the extent or timing of consumer demand for any such digital television services. Moreover, the FCC may impose additional public service obligations on television broadcasters in return for their use of digital television spectrum. This could add to our operational costs. The most contentious issue yet to be resolved is the extent to which cable systems will be required to carry broadcasters' new digital channels. Our television stations are highly dependent on their carriage by cable systems in the areas they serve. Thus, FCC rules that impose no or limited obligations on cable systems to carry the digital television signals of television broadcast stations in their local markets could adversely affect our television operations.

WE MAY FACE LIMITATIONS ON THE REPURCHASE OF CONVERTIBLE NOTES UPON A CHANGE IN CONTROL

     Upon the occurrence of a change in control, as described in this prospectus supplement under the heading "Description of Convertible Notes -- Repurchase at Option of Holders upon Change in Control," each holder of the convertible notes may require us, or our successor, to repurchase all or a portion of the holder's convertible notes. If a change in control were to occur, there could be no assurance that there would be sufficient financial resources, or that financing could be arranged to pay the repurchase price for all of the convertible notes tendered by the holders. Our, or our successor's, ability to repurchase the convertible notes in the event of a change in control may be limited by law, the indenture or the terms of other agreements relating to borrowings. If we, or our successor, are prohibited from repurchasing the convertible notes, the failure would constitute an event of default under the indenture which could, in turn, constitute a further default under our, or our successor's, existing or future agreements relating to other indebtedness.

THE YEAR 2000 ISSUE MAY ADVERSELY AFFECT OUR OPERATIONS

     We are exposed to the risk that the year 2000 issue could cause system failures or miscalculations in our broadcast, outdoor and corporate locations which could cause disruptions of operations, including, among other things, a temporary inability to produce broadcast signals, process financial transactions, or engage in similar normal business activities. As a result, we have determined that we will be required to modify or replace portions of their software and certain hardware so that those systems will properly utilize dates beyond December 31, 1999. We presently believe that with modifications or replacements of existing software and certain hardware, the year 2000 issue can be mitigated. To date, the amounts incurred and expensed for developing and carrying out the plans to complete the year 2000 modifications have not had a material effect on our operations. The total remaining cost for addressing year 2000 is not expected to be material to our operations. See "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000" included in our quarterly report on Form 10-Q for the quarter ended September 30, 1999, incorporated by reference into this document. If such modifications and replacements are not made, are not completed on time or are insufficient to prevent systems failures or other disruptions, the year 2000 issue could have a material impact on our operations.

     In addition, the possibility of interruption exists in the event that the information systems of our significant vendors and suppliers and other third parties with whom we transact business are not year 2000 compliant. The inability of these third parties to complete their year 2000 resolution process in a timely fashion could materially impact us. The effect of non-compliance by these third parties is not determinable. In addition, disruptions in the economy generally resulting from the year 2000 issues could also materially adversely affect us. We could be subject to litigation for computer systems failure, for example, equipment shutdown or failure to properly date business records. The amount of potential liability and lost revenue cannot be reasonably estimated at this time.

                                USE OF PROCEEDS

     Our net proceeds from this offering are estimated to be approximately $886 million ($984.5 million if the underwriters' over-allotment option is exercised in full) after deducting the underwriting discount and estimated offering expenses that we will have paid. We will use the net proceeds to repay borrowings outstanding under our credit facilities. As of November 17, 1999, a total of approximately $2.1 billion in borrowings was outstanding under our credit facilities and the effective interest rate thereon was approximately 5.82%. Borrowings under the $2 billion revolving credit facility, which must be paid in full by June 2005, currently bear interest as of the date of this prospectus supplement at a floating rate based on the LIBOR plus 0.40%. Borrowings under the $1 billion 364-day credit facility, which must be paid in full by August 11, 2000, but which may be extended until August 11, 2004, currently bear interest as of the date of this prospectus supplement at a floating rate base on the LIBOR plus 0.625%. Upon repayment of such borrowings, the amounts repaid will become immediately available to us for re-borrowing under the credit facilities. We expect that amounts available for re-borrowing under the credit facilities as a result of the application of the net proceeds of this offering, together with additional amounts that become available for borrowing under the credit facilities, will be used to finance acquisitions or refinance debt assumed by us in connection with acquisitions, as well as the tender offer for Jacor's publicly traded debt. Future acquisitions of radio and television stations and other media-related properties effected in connection with the implementation of our acquisition strategy are expected to be financed from increased borrowings under the credit facilities, other debt or equity financings and cash flow from operations.

                     COMMON STOCK PRICE RANGE AND DIVIDENDS

     The common stock trades on the NYSE under the symbol "CCU." The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices at the close of business of the common stock as reported on the NYSE. The prices set forth in the table have been adjusted to reflect a two-for-one stock split in July 1998.

                                                               CLEAR CHANNEL
                                                               COMMON STOCK
                                                              CLOSING PRICES
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
1997
  First Quarter.............................................  $24.81   $17.13
  Second Quarter............................................   31.69    21.38
  Third Quarter.............................................   34.38    29.31
  Fourth Quarter............................................   39.72    30.00
1998
  First Quarter.............................................  $50.03   $36.72
  Second Quarter............................................   54.56    44.06
  Third Quarter.............................................   61.75    40.38
  Fourth Quarter............................................   54.50    36.13
1999
  First Quarter.............................................  $67.44   $53.13
  Second Quarter............................................   74.00    65.06
  Third Quarter.............................................   79.88    64.38
  Fourth Quarter (through November 18, 1999)................   87.50    71.25

     On November 18, 1999, the closing price per share of our common stock was $84.625. We urge shareholders to obtain current market quotations before making any decision with respect to an investment in the convertible notes.

     We intend to retain future earnings for use in our business and we do not anticipate paying any dividends on our common stock in the foreseeable future. Our credit facility limits our ability to pay dividends, other than dividends payable wholly in our capital stock.

     On November 18, 1999, there were approximately 2,641 holders of record of our common stock.

                                 CAPITALIZATION

     The following table sets forth the current portion of our long-term debt and our capitalization as of September 30, 1999, and as adjusted to give effect to the sale of the $900 million aggregate principal amount of the convertible notes offered in this prospectus supplement.

                                                              SEPTEMBER 30, 1999
                                                 --------------------------------------------
                                                                                 PRO FORMA AS
                                                   ACTUAL      AS ADJUSTED(1)    ADJUSTED(2)
                                                 -----------   ---------------   ------------
                                                               (IN THOUSANDS)
Current portion of long-term debt..............  $    40,351     $    40,351     $    94,976
                                                 ===========     ===========     ===========
Credit Facility -- domestic(3)(4)..............  $ 1,818,750     $   932,750     $   231,011
Credit Facility -- multi-currency..............      245,029         245,029         245,029
Credit Facility -- international...............      110,768         110,768         110,768
7.25% Debentures due October 15, 2027..........      300,000         300,000         300,000
6.25% Senior notes due June 15, 2008...........      125,000         125,000         125,000
6.875% Senior debentures due June 15, 2018.....      175,000         175,000         175,000
1.50% Convertible notes due 2002...............           --         900,000         900,000
2.625% Convertible debentures..................      575,000         575,000         575,000
Other long-term debt...........................       62,768          62,768          62,768
Jacor subordinated notes(4)(5).................      545,478         545,478         545,478
Jacor LYONs(5).................................      487,093         487,093         487,093
AMFM Long Term Debt(3).........................           --              --       3,644,896

AMFM Redeemable Preferred Stock................           --              --         148,542

Shareholders' equity:
Class A Preferred Stock, $1.00 par value,
  2,000,000 shares authorized, no shares issued
  or outstanding...............................           --              --              --
Class B Preferred Stock, $1.00 par value,
  8,000,000 shares authorized, no shares issued
  or outstanding...............................           --              --              --
Common Stock, $.10 par value, 900,000,000
  shares authorized, 338,442,790 shares issued
  and outstanding..............................       33,848          33,848          54,124
Additional paid-in capital.....................    9,239,112       9,239,112      26,219,431
Common stock warrants..........................      253,428         253,428         253,428
Retained earnings..............................      318,950         318,950         647,323
Other equity...................................       (4,008)         (4,008)         (4,008)
Unrealized gain on investments.................       91,481          91,481          91,481
Cost of shares (10,240) held in treasury.......         (712)           (712)           (712)
                                                 -----------     -----------     -----------
       Total shareholders' equity..............    9,932,099       9,932,099      27,261,067
                                                 -----------     -----------     -----------
          Total capitalization.................  $14,376,985     $14,390,985     $34,811,652
                                                 ===========     ===========     ===========

(footnotes on following page)

---------------

(1) As adjusted to give effect to this offering and the application of the net proceeds of approximately $886 million.

(2) As adjusted to reflect the offering, and to give effect to the AMFM merger and certain completed acquisitions of Clear Channel and AMFM as if those transactions had occurred on September 30, 1999, as more fully set forth in the "Unaudited Pro Forma Combined Condensed Financial Statements" presented in this prospectus supplement.

(3) We may incur or assume additional indebtedness of up to approximately $5.7 billion in connection with the merger with AMFM. See "Risk Factors -- We Will Have More Debt" and "AMFM Merger."

(4) Does not reflect the consummation of a tender offer launched on November 12, 1999, by a subsidiary of Jacor to purchase all of the Jacor subordinated notes at prices ranging from between 107.847% and 110.803%, plus accrued interest to the date of payment. We currently contemplate funding the tender offer through borrowings under our domestic credit facility.

(5) We assumed Jacor's outstanding indebtedness upon the completion of the Jacor merger. As of March 31, 1999, Jacor had indebtedness of approximately $1.6 billion, including its LYONs. The amounts in the table above includes adjustments of approximately $229.9 million to reflect the fair value of Jacor's indebtedness and merger related expenses.

                                THE AMFM MERGER

     The description of the proposed merger with AMFM contained in this prospectus supplement is not complete. To understand the terms of the merger fully and for a more complete description, you should read the merger agreement and the detailed disclosure in our Current Report on Form 8-K filed with the SEC on October 5, 1999.

GENERAL

     AMFM is a large national radio broadcasting and related media company with operations in radio broadcasting, media representation and the Internet, which as of November 1, 1999 consisted of:

     - a radio station portfolio that, assuming completion of announced transactions, consists of 456 radio stations (328 FM and 128 AM) in 102 markets throughout the continental United States and Puerto Rico, including 12 stations operated under time brokerage or joint sales agreements which allow AMFM to program another person's station and sell the advertising;

     - Katz Media, a full-service media representation firm that sells national spot advertising time for its clients in the radio and television industries primarily throughout the United States and for AMFM's portfolio of radio stations; and

     - AMFM's Internet initiative which focuses on developing AMFM's Internet web sites, streaming online broadcasts of AMFM's on-air programming and other media, and promoting emerging Internet and new media concerns.

     In addition, AMFM owns an approximate 30% equity interest in Lamar Advertising Company, one of the largest owners and operators of outdoor advertising structures in the United States.

THE AMFM MERGER AGREEMENT

     On October 2, 1999, we entered into a merger agreement with AMFM. Pursuant to the merger agreement, we will merge our wholly-owned subsidiary with and into AMFM which will survive as our wholly-owned subsidiary. Each share of AMFM common stock will convert into 0.94 shares of our common stock. Based on the number of shares outstanding as of September 30, 1999 and assuming that no additional shares of AMFM common stock are issued before the completion of the merger other than shares currently contemplated to be issued in connection with the conversion of AMFM's convertible preferred stock, we will issue approximately 202,757,103 shares of our common stock in the merger to the shareholders of AMFM. Pursuant to the merger agreement, at the completion of the merger, our board of directors will be expanded to include four or five members who currently serve on the AMFM board of directors.

REGISTRATION RIGHTS AGREEMENT

     In connection with the merger agreement, we entered into a registration rights agreement with certain shareholders of AMFM. As a result of the registration rights agreement, we may be required to file registration statements with the SEC to register for resale our common stock received by such AMFM stockholders in the merger.

SHAREHOLDERS AGREEMENT

     In connection with the merger, several significant stockholders of us and AMFM entered into a shareholders agreement with us which imposes standstill and transfer restrictions on the stockholders and obligates those AMFM stockholders to take various actions regarding regulatory approvals. Mr. Thomas O. Hicks and seven entities affiliated with Hicks, Muse, Tate & Furst Incorporated comprise the AMFM stockholders who have entered into the shareholders agreement and will sometimes be referred to as the Hicks Muse stockholders in this discussion of the shareholders agreement. Mr. Hicks and these affiliates of Hicks Muse will be entitled to receive our common stock in exchange for their AMFM common stock at the effective time of the merger. Our stockholders who have entered into the shareholders agreement include L. Lowry Mays and 4-M Partners, Ltd., a limited partnership of which Mr. L. Mays is the general partner. Mr. L. Mays and the affiliated partnership will sometimes be referred to as the L. Mays stockholders in this discussion of the shareholders agreement.

     The shareholder agreement imposes standstill and voting restrictions on the Hicks Muse stockholders and the L. Mays stockholders regarding their acquisition of our voting securities and their rights to initiate and participate in business combination transactions, tender and exchange offers, and proxy or consent solicitations following the merger.

     The Hicks Muse stockholders also agreed to facilitate the receipt of all regulatory approvals required to complete the merger by providing assistance to us, refraining from action that would hinder or delay the receipt of regulatory approvals and using their best efforts to prevent the equity interest in RCN Corporation, an affiliate of Hicks Muse, held by any of them or their affiliates from hindering or delaying the receipt of regulatory approvals. They also agreed that they and their affiliates will divest assets, terminate existing relationships and contractual arrangements and take other actions, as necessary to prevent interests in other media-related ventures held by the Hicks Muse stockholders and their affiliates from hindering our future acquisitions of additional media holdings and pursuit of media-related relationships and activities. However, we have agreed that these obligations do not require divestiture of various designated assets currently held by the Hicks Muse stockholders and their affiliates, nor do the obligations require divestiture of assets other than radio and television assets located in the U.S. and outdoor advertising located anywhere in the world but South America. These obligations continue until interests in other media-related ventures held by the Hicks Muse stockholders and their affiliates are not attributable to us under the rules and regulations of the FCC, any antitrust agency or any other governmental authority.

CONDITIONS TO THE AMFM MERGER

     The completion of the AMFM merger cannot occur until the satisfaction of numerous conditions, including the following:

     - the receipt of approvals from our shareholders and the shareholders of AMFM;

     - the absence of any law or court order prohibiting the merger;

     - receipt of regulatory approvals under the federal communications laws and the completion of the review of the merger by the federal and state antitrust authorities; and

     - receipt of a legal opinion for us and AMFM and its common shareholders that the merger will be tax-free.

     Some conditions may be waived by the company entitled to assert the condition.

REQUIRED REGULATORY APPROVALS

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits us from completing the AMFM merger until after we have furnished information and materials to the DOJ and the FTC and we have waited the required period of time. Both the DOJ and the FTC have the authority to challenge the merger on antitrust grounds before or after we complete the merger. In addition, the FCC must approve the transfer of control of AMFM's FCC licenses from AMFM's existing stockholders to us. As part of the FCC's determination whether to approve the merger, the FCC will examine whether the combined company will comply with the FCC's limits on the number of radio and television stations that a company is permitted to own in a single market. The FCC also will conduct additional ownership concentration analysis and assess the merger's effect on competition, diversity or other criteria designated by the FCC. We may need to divest between 100 and 125 radio stations in the aggregate in approximately 22 markets or geographical areas to comply with the FCC's limits. We may need to make additional divestitures of radio stations or other assets or interests in order to gain the approval of the federal and state antitrust authorities for the merger.

     Some governmental authorities may seek conditions on the merger before granting approval. We cannot predict whether we will obtain the required regulatory approvals within the time frame in the merger agreement or on conditions that would not be detrimental to us.

TERMINATION OF THE MERGER AGREEMENT AND TERMINATION FEES

     AMFM and Clear Channel can jointly agree to terminate the merger agreement at any time without completing the merger, even after obtaining stockholder approval. In addition, either company can terminate the merger agreement if:

     - the merger is not completed by March 31, 2001;

     - the stockholders of either company fail to approve such company's merger proposal;

     - the board of directors of the other company withdraws or changes its recommendation; or

     - it receives and intends to accept a superior acquisition proposal.

     AMFM must pay us a termination fee of $700 million plus reasonably documented expenses up to $25 million if the merger agreement terminates under specified conditions. Similarly, we must pay AMFM a termination fee of $1 billion plus reasonably documented expenses up to $25 million if the merger agreement terminates under specified conditions.

AMFM OPTIONS AND WARRANTS AFTER THE MERGER

     We will assume all options and warrants to purchase AMFM common stock outstanding at the effective time of the merger, whether or not exercisable at the effective time of the merger, and each of these AMFM options and warrants will become an option or warrant to acquire our common stock on the same terms and conditions as were applicable prior to the effective time of the merger. We will register with the SEC and reserve for issuance a sufficient number of shares of our common stock for delivery upon the exercise of the AMFM options assumed by us in the merger.

OWNERSHIP OF CLEAR CHANNEL AFTER THE AMFM MERGER

     Based on the number of shares outstanding as of September 30, 1999 and assuming that no additional shares of AMFM or our common stock are issued before the completion of the merger other than shares currently contemplated to be issued in connection with the conversion of AMFM's convertible preferred stock, we will issue approximately 202,757,103 shares of our common stock to the shareholders of AMFM in the merger. Assuming the issuance of such number of shares of our common stock in the merger, the shares of our common stock held by our existing shareholders at the time of the merger will represent approximately 62.5% of our outstanding common stock after the merger. Based upon the same assumptions, the shares of our common stock to be received by the AMFM shareholders in the merger will represent approximately 37.5% of our common stock outstanding after the merger.

ACCOUNTING TREATMENT

     We expect to account for the merger as a purchase. Under this accounting method, we will record AMFM's assets and liabilities at their fair market values, and, if the purchase price exceeds the total of these fair market values, we will record this excess as goodwill. We will include the revenues and expenses of AMFM in our financial statements following the merger.

BUSINESS OF AMFM

  General

     AMFM is a large national pure-play radio broadcasting and related media company with operations in radio broadcasting and media representation and growing Internet operations, which focus on developing AMFM's Internet web sites, streaming online broadcasts of AMFM's on-air programming and other media, and promoting emerging Internet and new media concerns. In addition, AMFM owns an approximate 30% equity interest in Lamar Advertising Company, one of the largest owners and operators of outdoor advertising structures in the United States.

  AMFM Radio Group

     As of November 1, 1999, AMFM owned and operated, programmed or sold air time for 456 radio stations (328 FM and 128 AM) in 102 markets in the continental United States and in Puerto Rico, including 12 radio stations programmed under time brokerage or joint sales agreements. AMFM also operates a national radio network, The AMFM Radio Networks, which broadcasts advertising and syndicated programming shows to a national audience of approximately 68 million listeners in the United States (including approximately 59 million listeners from AMFM's portfolio of stations). The AMFM Radio Networks' syndicated programming shows include, among others, American Top 40 with Casey Kasem, Rockline, The Dave Koz Show, The Bob and Tom Morning Show and special events such as the Kentucky Derby. Additionally, AMFM operates the Chancellor Marketing Group, a full service sales promotion firm developing integrated marketing programs for Fortune 1000 companies.

     The following table sets forth selected information with regard to each of AMFM's 128 AM and 328 FM radio stations that it owned and operated or programmed, or for which it sold airtime, as of November 1, 1999.

MARKET                                                  AM STATIONS*   FM STATIONS*   TOTAL*
------                                                  ------------   ------------   ------
ALABAMA
  Birmingham..........................................        1              4           5(a)
  Gadsden.............................................        1              1           2
  Huntsville..........................................        2              4           6
  Montgomery..........................................        0              3           3
  Tuscaloosa..........................................        1              3           4
ALASKA
  Anchorage...........................................        2              4           6
  Fairbanks...........................................        1              3           4
ARIZONA
  Phoenix.............................................        3              5           8
  Tucson..............................................        2              2           4
  Yuma................................................        1              2           3
ARKANSAS
  Fayetteville........................................        0              4           4
  Ft. Smith...........................................        1              3           4
CALIFORNIA
  Fresno..............................................        3              6           9
  Los Angeles.........................................        2              5           7(b)
  Modesto/Stockton....................................        3              3           6(c)
  Riverside/San Bernardino............................        1              1           2
  Sacramento..........................................        2              2           4
  San Diego...........................................        0              2           2
  San Francisco.......................................        2              5           7
COLORADO
  Colorado Springs....................................        0              2           2
  Denver..............................................        1              5           6
CONNECTICUT
  Hartford............................................        1              4           5
  New Haven...........................................        0              1           1(f)
DELAWARE
  Wilmington..........................................        2              2           4
FLORIDA
  Ft. Pierce/Stuart/Vero Beach........................        1              4           5
  Melbourne/Titusville/Cocoa Beach....................        2              3           5
  Miami/Ft. Lauderdale................................        1              0           1(d)
  Orlando.............................................        0              4           4
  Pensacola...........................................        0              3           3
GEORGIA
  Savannah............................................        2              4           6
HAWAII
  Honolulu............................................        3              4           7

MARKET                                                  AM STATIONS*   FM STATIONS*   TOTAL*
------                                                  ------------   ------------   ------
ILLINOIS
  Chicago.............................................        1              5           6
  Springfield.........................................        1              2           3
INDIANA
  Indianapolis........................................        1              2           3
IOWA
  Cedar Rapids........................................        0              3           3
  Des Moines..........................................        1              2           3
KANSAS
  Wichita.............................................        0              4           4
LOUISIANA
  Alexandria..........................................        1              3           4
  Baton Rouge.........................................        3              3           6
  Shreveport..........................................        1              2           3
MARYLAND
  Frederick...........................................        1              1           2
MASSACHUSETTS
  Boston..............................................        1              2           3
  Springfield.........................................        1              2           3
  Worcester...........................................        1              1           2
MICHIGAN
  Battle Creek/Kalamazoo..............................        2              2           4
  Detroit.............................................        2              5           7
  Grand Rapids........................................        1              3           4
MINNESOTA
  Minneapolis/St. Paul................................        2              5           7
MISSISSIPPI
  Biloxi..............................................        0              2           2
  Jackson.............................................        1              4           5
NEBRASKA
  Lincoln.............................................        0              4           4
  Ogallala............................................        1              2           3
  Omaha/Council Bluffs................................        1              3           4
NEW HAMPSHIRE
  Manchester..........................................        1              1           2
  Portsmouth/Dover/Rochester..........................        3              4           7
NEW MEXICO
  Farmington..........................................        1              3           4
NEW YORK
  Albany/Schenectady/Troy.............................        2              4           6
  Nassau/Suffolk (Long Island)........................        1              1           2
  New York City.......................................        0              5           5
NORTH CAROLINA
  Asheville...........................................        1              1           2
  Charlotte...........................................        0              3           3
  Greensboro..........................................        1              2           3

MARKET                                                  AM STATIONS*   FM STATIONS*   TOTAL*
------                                                  ------------   ------------   ------
Raleigh...............................................        0              4           4
  Statesville.........................................        1              1           2
OHIO
  Cincinnati..........................................        2              2           4
  Cleveland...........................................        3              4           7
OKLAHOMA
  Lawton..............................................        0              2           2
PENNSYLVANIA
  Allentown...........................................        2              2           4
  Harrisburg/Lebanon/Carlisle.........................        1              3           4
  Philadelphia........................................        1              5           6
  Pittsburgh..........................................        1              5           6
PUERTO RICO...........................................        0              8           8(e)
RHODE ISLAND
  Providence..........................................        1              2           3
SOUTH CAROLINA
  Columbia............................................        2              4           6
  Greenville..........................................        1              3           4
TENNESSEE
  Jackson.............................................        1              2           3
  Nashville...........................................        1              4           5
TEXAS
  Amarillo............................................        1              3           4
  Austin..............................................        1              3           4
  Beaumont............................................        1              3           4
  Corpus Christi......................................        2              4           6
  Dallas..............................................        1              5           6
  Houston.............................................        3              5           8
  Killeen.............................................        0              3           3(f)
  Lubbock.............................................        2              4           6
  Lufkin..............................................        1              3           4
  Odessa/Midland......................................        0              3           3
  Texarkana...........................................        1              3           4
  Tyler...............................................        1              4           5
  Victoria............................................        0              2           2
  Waco................................................        1              4           5
VERMONT
  Burlington..........................................        1              3           4(c)
VIRGINIA
  Richmond............................................        1              4           5
  Roanoke/Lynchburg...................................        2              7           9
  Winchester..........................................        1              2           3
WASHINGTON
  Richland/Kennewick/Pasco............................        2              4           6(g)
  Spokane.............................................        2              4           6(f)
WASHINGTON DC.........................................        3              5           8

MARKET                                                  AM STATIONS*   FM STATIONS*   TOTAL*
------                                                  ------------   ------------   ------
WEST VIRGINIA/KENTUCKY
  Huntington/Asland...................................        5              5          10(c)
  Wheeling............................................        2              5           7(f)
WISCONSIN
  Madison.............................................        2              4           6
  Milwaukee...........................................        1              1           2
                                                            ---            ---         ---
                                                            128            328         456
                                                            ===            ===         ===

---------------

 * We currently contemplate that Clear Channel and AMFM will be required to divest between 100 and 125 stations in the aggregate to obtain antitrust and FCC approval of the merger.

(a) Includes one FM station programmed pursuant to a local marketing agreement. AMFM does not own the FCC license.

(b) Includes one FM and one AM station programmed pursuant to a local marketing agreement. AMFM does not own the FCC licenses.

(c) Includes one AM station programmed pursuant to a local marketing agreement. AMFM does not own the FCC license.

(d) AMFM has entered into an agreement with Cox to dispose of one FM station in this market. In conjunction with the pending disposition, the station is currently being programmed by Cox under a local marketing agreement.

(e) AMFM has entered into an agreement with Spanish Broadcasting Systems, Inc. to sell the eight FM stations in this market.

(f) Includes one FM station on which AMFM sells the commercial time pursuant to a joint sales agreement. AMFM does not own the FCC license.

(g) Includes two FM stations programmed pursuant to a local marketing agreement. AMFM does not own the FCC licenses. AMFM has entered into an agreement with New Northwest Broadcasters, Inc. to dispose of two AM and two FM stations in this market.

  AMFM New Media Group

     Media Representation. AMFM entered into the media representation business with the acquisition of Katz Media Group, Inc. Katz Media is a full-service media representation firm that sells national spot advertising time for its clients in the radio and television industries primarily throughout the United States and for AMFM's portfolio of stations.

     Internet Initiative. AMFM has initiated a broad-based Internet strategy intended to leverage the value of its national radio station portfolio, proprietary content, advertiser relationships and listener base. AMFM intends to develop and position Internet web sites representing AMFM's portfolio of radio stations as highly trafficked Internet destinations designed to further AMFM's relationship with its listening audience. These web sites are expected to encompass a variety of functions including online streaming of AMFM's on-air programming and other media. In addition, AMFM intends to promote emerging Internet and new media businesses.

  Lamar Advertising Company Investment

     AMFM completed the sale of its outdoor advertising business to Lamar Advertising Company on September 15, 1999. Lamar is one of the largest and most experienced owners and operators of outdoor advertising structures in the United States. AMFM now owns an approximate 30% equity interest in Lamar. AMFM is required to retain the shares of Lamar class A common stock representing its 30% equity interest in Lamar until September 15, 2000.

                                    BUSINESS

     We are a diversified media company with two business segments: broadcasting and outdoor advertising. Clear Channel was incorporated in Texas in 1974. As of October 15, 1999, we owned, programmed, or sold airtime for 487 domestic radio stations, two international radio stations and 24 domestic television stations. In addition, as of October 2, 1999, we were one of the world's largest outdoor advertising companies based on its total advertising display inventory of approximately 147,000 domestic display faces and approximately 415,000 international display faces.

     During 1998, we derived approximately 48% of our net revenue from broadcasting operations and approximately 52% from outdoor advertising operations. The revenue composition would differ if we had completed the acquisitions described in "Summary -- Recent Developments" as of January 1, 1998.

     The broadcasting segment includes both radio and television stations for which we are the licensee and radio and television stations for which we program or sell air time under local marketing agreements or joint sales agreements. The broadcasting segment also operates radio networks and produces syndicated programming. The outdoor advertising segment includes advertising display faces which we own or operate under lease management agreements.

BROADCASTING

     The following table sets forth certain selected information with regard to each of our 164 AM and 325 FM radio stations; 20 television stations and four satellite television stations that we owned, programmed, or for which we sold airtime as of October 15, 1999. Excluded from the following table are the one AM and two FM Mexican radio stations for which we provide programming and sell airtime under exclusive sales agency arrangements.

                                       RADIO*                          TELEVISION
                           ------------------------------   ---------------------------------
                              AM         FM
MARKET                     STATIONS   STATIONS      TOTAL   STATION       NETWORK AFFILIATION
------                     --------   --------      -----   -------       -------------------
DOMESTIC:
ALABAMA
  Mobile.................      2          4            6         --                --
  Mobile/Pensacola, FL...                                   WPMI-TV               NBC
                              --                      --    WJTC-TV(a)            UPN
ARIZONA
  Phoenix................     --          4            4
  Tucson.................     --         --           --    KTTU-TV(b)            UPN
ARKANSAS
  Little Rock............     --          5            5    KLRT-TV               FOX
                                                            KASN-TV(a)            UPN
CALIFORNIA
  Lancaster..............      1          2            3         --                --
  Los Angeles............      2          4            6         --                --
  Monterey...............      2          4            6         --                --
  Riverside..............      2         --            2         --                --
  San Diego..............      3          5            8         --                --
  San Francisco..........     --          1            1         --                --
  San Jose...............     --          3            3         --                --
  Santa Barbara..........      3(f)       4(f)         7         --                --
  Santa Clarita..........      1         --            1         --                --

                                       RADIO*                          TELEVISION
                           ------------------------------   ---------------------------------
                              AM         FM
MARKET                     STATIONS   STATIONS      TOTAL   STATION       NETWORK AFFILIATION
------                     --------   --------      -----   -------       -------------------
Thousand Oaks............      1         --            1         --                --
  Walnut Creek...........     --          1            1         --                --
COLORADO
  Denver.................      3          5            8         --                --
  Ft. Collins-Greeley....      2          2            4         --                --
CONNECTICUT
  New Haven..............      2          1            3         --                --
FLORIDA
  Daytona Beach..........     --          1            1         --                --
  Florida Keys...........      1(a)       7            8         --                --
  Ft. Myers..............      2          6            8         --                --
  Ft. Pierce/Vero
     Beach...............      1          1            2         --                --
  Jacksonville...........      1          6            7    WAWS-TV               FOX
                                                            WTEV-TV(a)            UPN
  Miami..................      2          5            7         --                --
  Orlando................      2          4            6         --                --
  Panama City............      1          5(f)         6         --                --
  Pensacola..............     --          2(d)         2         --                --
  Sarasota...............      2          4(c)         6         --                --
  Tallahassee............      1          4            5         --                --
  Tampa/St. Petersburg...      3          5            8         --                --
  West Palm Beach........      3(d)       3            6         --                --
GEORGIA
  Atlanta................      2          4(f)         6         --                --
  Helen..................     --          1            1         --                --
  Hogansville............      1          1            2         --                --
IDAHO
  Boise..................      2          4            6         --                --
  Idaho Falls............      1          1            2         --                --
  Pocatello..............      1          2            3         --                --
  Twin Falls.............      1          2            3         --                --
IOWA
  Ames...................      1          1            2         --                --
  Burlington.............      1          1            2         --                --
  Cedar Rapids...........      2          2            4         --                --
  Des Moines.............      1          3            4         --                --
  Ft. Dodge..............      1          1            2         --                --
  Ft. Madison............      1          1            2         --                --
KANSAS
  Hoisington.............     --         --           --    KBDK-TV(e)(1)         n/a
  Salina.................     --         --           --    KAAS-TV(e)            FOX
  Wichita................     --         --           --    KSAS-TV               FOX
                                                            KSCC-TV(a)(1)         UPN

                                       RADIO*                          TELEVISION
                           ------------------------------   ---------------------------------
                              AM         FM
MARKET                     STATIONS   STATIONS      TOTAL   STATION       NETWORK AFFILIATION
------                     --------   --------      -----   -------       -------------------
KENTUCKY
  Lexington..............      2          5(f)         7         --                --
  Louisville.............      3          5            8         --                --
LOUISIANA
  New Orleans............      2          5            7         --                --
  Shreveport.............      2          4(f)         6         --                --
MARYLAND
  Baltimore..............      1          2            3         --                --
MASSACHUSETTS
  Springfield............      2          1            3         --                --
MICHIGAN
  Grand Rapids...........      2          5            7         --                --
MINNESOTA
  Bemidji................     --         --           --    KFTC-TV(m)            FOX
  Minneapolis............     --         --           --    WFTC-TV               FOX
MISSISSIPPI
  Jackson................      2          3            5         --                --
MISSOURI
  St. Louis..............      1          5            6         --                --
NEVADA
  Las Vegas..............     --          4            4         --                --
NEW MEXICO
  Albuquerque............     --          5(i)         5         --                --
NEW YORK
  Albany.................      2          5            7         --                --
  Albany/Schenectady/
     Troy................     --         --           --    WXXA-TV               FOX
  Rochester..............      2          5            7         --                --
  Syracuse...............      2          4(f)         6         --                --
  Utica..................      3          3            6         --                --
NORTH CAROLINA
  Greensboro.............      2          2            4         --                --
  Morehead City..........      1         --            1         --                --
  Raleigh-Durham.........      1          4            5         --                --
NORTH DAKOTA
  Bismarck...............      1          1            2         --                --
OHIO
  Chillicothe............      1          1(f)         2         --                --
  Cincinnati.............      4          4            8    WKRC-TV               CBS
  Cleveland..............      1          5            6         --                --
  Columbus...............      2          3            5         --                --
  Dayton.................      1          5            6         --                --
  Defiance...............     --          1            1         --                --
  Findlay................     --          2            2         --                --

                                       RADIO*                          TELEVISION
                           ------------------------------   ---------------------------------
                              AM         FM
MARKET                     STATIONS   STATIONS      TOTAL   STATION       NETWORK AFFILIATION
------                     --------   --------      -----   -------       -------------------
  Greenville.............     --          1            1         --                --
  Lima...................      1          3            4         --                --
  Marion.................      1          2            3         --                --
  Sandusky...............      1          2            3         --                --
  Springfield............      1         --            1         --                --
  Tiffin.................      1          1            2         --                --
  Toledo.................      2          3            5         --                --
  Washington Court
     House...............      1          1            2         --                --
  Youngstown.............      3(f)       5(k)         8         --                --
OKLAHOMA
  Guymon.................      1(a)      --            1         --                --
  Oklahoma City..........      3(f)       4            7         --                --
  Tulsa..................      2          4            6    KOKI-TV               FOX
                                                            KTFO-TV(a)            UPN
OREGON
  Corvallis..............      3          3            6         --                --
  Medford................      1          4            5         --                --
  Portland...............      2          3(c)         5         --                --
PENNSYLVANIA
  Allentown..............      1          1            2         --                --
  Lancaster..............      1          1            2         --                --
  Johnstown..............      1          1            2         --                --
  Newcastle..............      2          1            3         --                --
  Reading................      1          1            2         --                --
  Harrisburg/Lebanon/
     Lancaster/York......      2          4            6     WHP-TV               CBS
                                                            WLYH-TV(a)            UPN
  Williamsport...........      2          2            4         --                --
RHODE ISLAND
  Providence.............     --          2            2    WPRI-TV               CBS
                                                            WNAC-TV(a)            FOX
SOUTH CAROLINA
  Charleston.............      1          4            5         --                --
  Columbia...............      1          3            4         --                --
  Greenville.............      1          3            4         --                --
TENNESSEE
  Cookeville.............      2          2            4         --                --
  Crossville/Sparta......      4(f)       2            6         --                --
  Jackson................     --         --           --    WMTU-TV(a)(n)         UPN
  Memphis................      3          4            7    WPTY-TV               ABC
                                                            WLMT-TV(a)            UPN
TEXAS
  Austin.................      1          3            4         --                --
  Dallas.................     --          2            2         --                --

                                       RADIO*                          TELEVISION
                           ------------------------------   ---------------------------------
                              AM         FM
MARKET                     STATIONS   STATIONS      TOTAL   STATION       NETWORK AFFILIATION
------                     --------   --------      -----   -------       -------------------
  El Paso................      2          3            5         --                --
  Houston................      3(h)       7(d)        10         --                --
  San Antonio............      3(f)       4            7         --                --
UTAH
  Salt Lake City.........      3          4            7         --                --
VIRGINIA
  Charlottesville........     --          3            3         --                --
  Norfolk................     --          4            4         --                --
  Richmond...............      3          3            6         --                --
WASHINGTON
  Centralia..............      1          1            2         --                --
WISCONSIN
  Milwaukee..............      1          3            4         --                --
WYOMING
  Casper.................      2(c)       3(k)         5         --                --
  Cheyenne...............      1          4            5         --                --
INTERNATIONAL:
DENMARK
  Copenhagen.............     --          2            2         --                --
                                                                 --
                             ---        ---          ---
          TOTAL..........    164        325          489         24
                             ===        ===          ===

---------------

 * We currently contemplate that Clear Channel and AMFM will be required to divest between 100 and 125 stations in the aggregate to obtain antitrust and FCC approval of the merger.

(a) Station programmed pursuant to a local marketing agreement (FCC licenses not owned by Clear Channel). We have applied to acquire the FCC licenses of WJTC-TV in Mobile, Alabama/ Pensacola, Florida; KASN-TV in Little Rock, Arkansas; WTEV-TV in Jacksonville, Florida; KTFO-TV in Tulsa, Oklahoma; WMTU-TV in Jackson, Tennessee; and WLMT-TV in Memphis, Tennessee.

(b) Station programmed by another party pursuant to a local marketing agreement.

(c) Includes one station for which Clear Channel holds a construction permit but which is not yet operating.

(d) Includes one station for which Clear Channel sells airtime pursuant to a joint sales agreement (FCC license not owned by Clear Channel).

(e)  Satellite station of KSAS-TV in Wichita, Kansas.

(f) Includes one station programmed pursuant to a local marketing agreement (FCC license not owned by Clear Channel).

(g) Includes two stations programmed pursuant to local marketing agreements (FCC licenses not owned by Clear Channel).

(h) Includes two stations that are owned by CCC-Houston AM, Ltd., in which Clear Channel owns an 80% interest.

(i) Includes five stations programmed pursuant to a local marketing agreement (FCC license not owned by Clear Channel).

(j) Includes four AM and two FM stations programmed pursuant to a local marketing agreement (FCC license not owned by Clear Channel).

(k) Includes three stations programmed pursuant to a local marketing agreement (FCC license not owned by Clear Channel).

(l) Station for which there is a construction permit but which is not yet operating.

(m)  Satellite station of WFTC-TV in Minneapolis, Minnesota.

(n)  Satellite station of WLMT-TV in Memphis, Tennessee.

     We also own the Kentucky News Network based in Louisville, Kentucky, the Virginia News Network based in Richmond, Virginia, the Oklahoma News Network based in Oklahoma City, Oklahoma, the Voice of Southwest Agriculture Network based in San Angelo, Texas, the Clear Channel Sports Network based both in College Station, Texas, and Des Moines, Iowa, the Alabama Radio Network based in Birmingham, Alabama, the Tennessee Radio Network based in Nashville, Tennessee, the Florida Radio Network based in Orlando, Florida, the University of Florida Sports Network based in Gainesville, Florida and Orlando, Florida, and the Penn State Sports Network based in State College, Pennsylvania.

     We produce more than 50 syndicated programs and services for more than 4,000 radio stations, which programs include Rush Limbaugh, The Dr. Laura Schlessinger Show and Dr. Dean Edell.

OUTDOOR ADVERTISING

     The following table sets forth certain selected information with regard to our outdoor advertising display faces as of October 2, 1999.

MARKET                                                        TOTAL DISPLAY FACES(a)
------                                                        ----------------------
DOMESTIC:
ARIZONA
  Phoenix...................................................             369
  Tucson....................................................           1,466
CALIFORNIA
  Los Angeles(b)............................................          12,431
  North California(c).......................................           4,730
DELAWARE
  Wilmington................................................           1,087
FLORIDA
  Atlantic Coast............................................             746
  Gulf Coast................................................             650
  Jacksonville..............................................           1,078
  Miami.....................................................           2,082
  Ocala-Gainesville.........................................           1,025
  Orlando...................................................           1,908
  Tampa-St. Petersburg......................................           2,605
GEORGIA
  Atlanta...................................................           2,079
ILLINOIS
  Chicago...................................................           7,332
INDIANA
  Indianapolis..............................................           1,902

MARKET                                                        TOTAL DISPLAY FACES(a)
------                                                        ----------------------
IOWA
  Des Moines................................................             649
MARYLAND
  Baltimore.................................................           3,718
  Salisbury-Ocean City......................................           1,075
  Washington, DC............................................           1,464
MICHIGAN
  Detroit...................................................             168
MINNESOTA
  Minneapolis...............................................           1,740
NEW YORK
  New York..................................................           2,153
OHIO
  Cleveland(d)..............................................           2,293
PENNSYLVANIA
  Philadelphia..............................................          43,770
SOUTH CAROLINA
  Myrtle Beach..............................................           1,253
TENNESSEE
  Chattanooga...............................................           1,690
  Memphis...................................................           2,490
TEXAS
  Dallas....................................................           4,756
  El Paso...................................................           1,310
  Houston...................................................           5,002
  San Antonio...............................................           3,389
WISCONSIN
  Milwaukee.................................................           1,616
OTHER OUT-OF-HOME
  Various...................................................          15,479
UNION PACIFIC SOUTHERN PACIFIC(e)
  Various...................................................          11,165
INTERNATIONAL
  Belgium...................................................           2,533
  Canada....................................................             929
  Denmark...................................................          11,223
  Estonia...................................................             240
  Finland...................................................           1,574
  France....................................................         124,003
  Great Britain.............................................          47,254
  Ireland...................................................           5,507
  Italy.....................................................          29,060
  Latvia....................................................             200
  Lithuania.................................................             225
  Norway....................................................          23,798
  Poland....................................................          15,160

MARKET                                                        TOTAL DISPLAY FACES(a)
------                                                        ----------------------
Russia......................................................             650
  Taiwan....................................................           1,624
  Sweden....................................................          20,406
  Switzerland...............................................          13,227
  Small Transit displays(f).................................         117,618
                                                                     -------
          TOTAL.............................................         561,901
                                                                     =======

---------------

(a) Domestic display faces primarily include 20'X60' bulletins, 14'X48' bulletins, 12'X25' Premier Panels(TM), 25'X25' Premier Plus Panels(TM), 12'X25' 30-sheet posters, 6'X12' 8-sheet posters, and various transit displays. International display faces include street furniture, various transit displays and billboards of various sizes.

(b) Includes Los Angeles, San Diego, Orange, Riverside, San Bernardino and Ventura counties.

(c) Includes San Francisco, Oakland, San Jose, Santa Cruz, Sacramento and Solano counties.

(d)  Includes Akron and Canton.

(e) Represents licenses managed under the Union Pacific Southern Pacific license management agreement.

(f) Represents small display faces on the interior and exterior of various public transportation vehicles.

                        DESCRIPTION OF CONVERTIBLE NOTES

     The convertible notes offered by this prospectus supplement are a series of "senior debt securities" which are described in the accompanying prospectus. This description supplements the description of the general terms and provisions of the debt securities found in the accompanying prospectus.

     The convertible notes will be issued under an indenture, dated as of October 1, 1997, as supplemented by supplemental indentures from time to time (collectively, the "Indenture"), between us and The Bank of New York, as debt trustee. The Indenture contains:

     - provisions limiting our ability to consolidate with or merge into any other corporation or convey or transfer substantially all of our properties and assets,

     - limitations on Mortgages, and

     - limitations on sale and leaseback transactions.

See "Description of Senior and Subordinated Debt Securities -- Consolidation, Merger, Conveyance or Transfer" and "Description of Senior and Subordinated Debt Securities -- Senior Debt Securities -- Covenants" in the accompanying prospectus.

     Capitalized terms used and not otherwise defined below or elsewhere in this prospectus supplement or the accompanying prospectus are used with the respective meanings given thereto in the Indenture.

GENERAL

     The convertible notes will be our senior unsecured general obligation, and rank equally with all of our other unsecured and unsubordinated indebtedness. The convertible notes will be limited to an aggregate principal amount of $900,000,000 ($1,000,000,000 including the underwriters' over-allotment option) and will mature on December 1, 2002. The convertible notes will bear interest at a rate of 1.5% per annum from November 24, 1999, or from the most recent interest payment date on which interest has been paid or provided for, payable semi-annually on June 1 and December 1 of each year, commencing June 1, 2000, to each holder in whose name a convertible note (or any predecessor convertible note) is registered at the close of business on the preceding record date of May 15 or November 15 (whether or not a business day), as the case may be. Interest on the convertible notes will be computed on the basis of a 360-day year containing twelve, 30-day months.

     Principal of, and premium, if any, and interest on the convertible notes will be payable; convertible notes may be presented for conversion; and transfers of the convertible notes will be registrable at our office or agency in the Borough of Manhattan, The City of New York, and transfers of the convertible notes will also be registrable at any of our other offices or agencies as we may maintain for that purpose. In addition, payment of interest may be made, at our option, by check mailed to the address of the person entitled thereto as shown on the Security Register. The convertible notes are to be in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any conversion or registration of transfer or exchange of convertible notes, except for any tax or other governmental charge that may be imposed in connection with the transfer or exchange.

GLOBAL SECURITIES

     The convertible notes will be issued in the form of one or more global securities that will be deposited with, or on behalf of the depositary, the Depositary Trust Company. Interests in the global securities will be issued only in denominations of $1,000 or integral multiples thereof. Unless and until it is exchanged in whole or in part for convertible notes in definitive form, a global security may not be transferred except as a whole to a nominee of the depositary for the global security, or by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or any nominee to a successor depositary or a nominee of the successor depositary.

BOOK-ENTRY SYSTEM

     Initially, the convertible notes will be registered in the name of Cede & Co., the nominee of the depositary. Accordingly, beneficial interests in the convertible notes will be shown on, and transfers thereof will be effected only through, records maintained by the depositary and its participants.

     The depositary has advised us and the underwriters as follows: the depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the United States Securities Exchange Act of 1934, as amended. The depositary holds securities that its participants ("Direct Participants") deposit with the depositary. The depositary also eliminates the need for physical movement of securities certificates by facilitating the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in the Direct Participants' accounts. Direct Participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations, and certain other organizations. The depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the depositary's book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the depositary and its Direct and Indirect Participants are on file with the United States Securities and Exchange Commission.

     The depositary advises that its established procedures provide that:

     - upon our issuance of the convertible notes, the depositary will credit the accounts of Direct and Indirect Participants designated by the underwriters with the principal amounts of the convertible notes purchased by the underwriters, and

     - ownership of interest in the global securities will be shown on, and the transfer of the ownership will be effected only through, records maintained by the depositary, the Direct Participants and the Indirect Participants.

The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interest in the global securities is limited to such extent.

     So long as a nominee of the depositary is the registered owner of the global securities, the nominee for all purposes will be considered the sole owner or holder of the global securities under the Indenture. Except as provided below, owners of beneficial interests in the global securities will not be entitled to have convertible notes registered in their names, will not receive or be entitled to receive physical delivery of convertible notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Neither we, the debt trustee, any paying agent nor the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities, or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     Principal and interest payments on the convertible notes registered in the name of the depositary's nominee will be made in immediately available funds to the depositary's nominee as the registered owner of the global securities. Under the terms of the convertible notes, we and the debt trustee will treat the persons in whose names the convertible notes are registered as the owners of those convertible notes for the purpose of receiving payment of principal and interest on those convertible notes and for all other purposes whatsoever. Therefore, neither we, the debt trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the convertible notes to owners of beneficial interests in the global securities. The depositary has advised us and the debt trustee that its current practice is upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date in accordance with their respective holdings of beneficial interests in the global securities as shown on the depositary's records, unless the depositary has reason to believe that it will not receive payment on the payment date. Payments by Direct and Indirect Participants to owners of beneficial interests in the global securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the Direct and Indirect Participants and not of the depositary, the debt trustee or us, subject to any statutory requirements that may be in effect from time to time. Payment of principal and interest to the depositary is our responsibility or the responsibility of the debt trustee, disbursement of those payments to the owners of beneficial interests in the global securities shall be the responsibility of the depositary and Direct and Indirect Participants.

     Convertible notes represented by a global security will be exchangeable for convertible notes in definitive form of like tenor as the global security in denominations of $1,000 and in any greater amount that is an integral multiple if the depositary notifies us that it is unwilling or unable to continue as depositary for the global security or if at any time the depositary ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days or we, in our discretion, at any time determine not to require all of the convertible notes to be represented by a global security and notify the debt trustee of that determination. Any convertible notes that are exchangeable pursuant to the preceding sentence are exchangeable for convertible notes issuable in authorized denominations and registered in such names as the depositary shall direct. Subject to the foregoing, a global security is not exchangeable, except for a global security or global securities of the same aggregate denominations to be registered in the name of the depositary or its nominee.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the convertible notes will be made by the underwriters in immediately available funds. So long as the depositary continues to make same day settlement available to us, all payments of principal and interest on the convertible notes will be made by us in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issues is generally settled in clearing-house or next-day funds. In contrast, the depositary will facilitate same day settlement for trading in the convertible notes until maturity, and secondary market trading activity in the convertible notes will therefore be required by the depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the convertible notes.

CONVERSION OF CONVERTIBLE NOTES

     The holders of convertible notes will be entitled at any time through the close of business on the final maturity date of the convertible notes, subject to prior redemption or repurchase, to convert any convertible notes or portions thereof (in denominations of $1,000 or multiples thereof) into our common stock, at the conversion price set forth on the cover page of this prospectus supplement, subject to adjustment as described below. Except as described below, no adjustment will be made on conversion of any convertible notes for interest accrued thereon or for dividends on any of our common stock issued upon conversion of the convertible notes.

     If any convertible notes are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, the convertible notes must be accompanied by funds equal to the interest payable on the succeeding interest payment date on the principal amount so converted. We are not required to issue fractional shares of our common stock upon conversion of convertible notes and, in lieu thereof, will pay a cash adjustment based upon the market price of our common stock on the last trading day (as hereinafter defined) prior to the date of conversion. A convertible note in respect of which a holder is exercising its option to require repurchase upon a change in control may be converted only if the holder withdraws its election to exercise its option in accordance with the terms of the convertible note. See below
"-- Repurchase at Option of Holders Upon Change in Control."

     "Trading day" shall mean

     - if the applicable security is listed or admitted for trading on the New York Stock Exchange or another national security exchange, a day on which the New York Stock Exchange or other national security exchange is open for business, or

     - if the applicable security is quoted on the Nasdaq National Market, a day on which trades may be made thereon, or

     - if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     The initial conversion price of $105.78 per share of our common stock is subject to adjustment (under formulae set forth in the convertible notes) in certain events, including:

     - the issuance of common stock as a dividend or distribution on our common stock;

     - certain subdivisions and combinations of our common stock;

     - the issuance to all holders of our common stock of certain rights or warrants to purchase common stock;

     - the distribution to all holders of our common stock of shares of our capital stock (other than common stock) or evidences of our indebtedness or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions in connection with our liquidation, dissolution or winding up or paid in cash);

     - dividends or other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in the previous bullet point) to all holders of our common stock to the extent that those distributions, combined together with:

        -- all other all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made, plus

        -- any cash and the fair market value of other consideration payable in respect of any tender offers by us for our common stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of our market capitalization (being the product of the then current market price of our common stock times the number of shares of common stock then outstanding on the record date for the distribution);

     - the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with:

        -- any cash and the fair market value of any other consideration payable in any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding the tender offer in respect of which no adjustment has been made, plus

        -- the aggregate amount of any all-cash distributions referred to in the previous bullet point to all holders of our common stock within the 12 months preceding the expiration of the tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of the tender offer; and

     - payment in respect of a tender offer or exchange offer by a person other than us or any of our subsidiaries in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer.

If an adjustment is required to be made as set forth in the fifth bullet point of the preceding paragraph as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution. The adjustment referred to in the last bullet point above will only be made if the tender offer or exchange offer is for an amount which increases that person's ownership of our common stock to more than 25% of the total shares of common stock outstanding and, if the cash and value of any other consideration included in the payment per share of common stock, exceeds the average closing price per share of the common stock for the first business day after the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer and the next two trading days. The adjustment referred to in the last bullet point above will not be made, however, if, as of the closing of the offer, the offering documents with respect to the offer disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of our assets, as an entirety or substantially as an entirety.

     No adjustment in the conversion price will be required unless the adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

     In the case of:

     - any reclassification or change of our common stock, or

     - a consolidation, merger or combination involving us or a sale or conveyance to another person of our property and assets as an entirety or substantially as an entirety,

in each case as a result of which holders of our common stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for the common stock, the holders of the convertible notes then outstanding will be entitled thereafter to convert the convertible notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon the reclassification, change, consolidation, merger, combination, sale or conveyance had the convertible notes been converted into our common stock immediately prior to the reclassification, change, consolidation, merger, combination, sale or conveyance assuming that a holder of convertible notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith.

     In the event of a taxable distribution to holders of our common stock (or other transaction) which results in any adjustment of the conversion price, the holders of convertible notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See "Certain Federal Income Tax Considerations."

     From time to time we may, to the extent permitted by law, reduce the conversion price of the convertible notes by any amount for any period of at least 20 days, in which case we shall give at least 15 days' notice of the decrease, if our board of directors has made a determination that the decrease would be in our best interests, which determination shall be conclusive. See "Certain Federal Income Tax Considerations." We may, at our option, make reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations."

REPURCHASE AT OPTION OF HOLDERS UPON CHANGE IN CONTROL

     The convertible notes provide that if a change in control occurs, each holder of convertible notes shall have the right to require us to repurchase all of the holder's convertible notes, or any portion of the principal amount thereof that is an integral multiple of $1,000, on the date (the "Repurchase Date") that is 30 days after the date of the Company Notice (as defined below), for cash at a price equal to 100% of the principal amount thereof (the "Repurchase Price"), together with accrued and unpaid interest to, but excluding, the Repurchase Date; provided that any semi-annual payment of interest becoming due on the Repurchase Date shall be payable to the holders of record on the relevant record date of the convertible notes being repurchased.

     Within 15 trading days after the occurrence of a change in control, we or, at our request, the debt trustee is obligated to mail to all holders of record of convertible notes a notice (the "Company Notice") of the occurrence of the change in control and of the repurchase right arising as a result thereof. We must also deliver a copy of the Company Notice to the debt trustee. To exercise the repurchase right, a holder of the convertible notes must deliver to the debt trustee on or before the Repurchase Date, written notice of the holder's exercise of that right, together with the convertible notes with respect to which the right is being exercised, duly endorsed for transfer to us.

     A "change in control" will be deemed to have occurred at the time after the original issuance of the convertible notes as:

     - any person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act), other than us, any of our subsidiaries, or any of our or our subsidiaries' employee benefit plans,
       L. Lowry Mays, B.J. McCombs or their affiliates is or becomes the beneficial owner, directly or indirectly, through a purchase or other acquisition transaction or series of transactions (other than a merger or consolidation involving us), of shares of our capital stock entitling the person to exercise in excess of 50% of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors;

     - we consolidate with or merge into, any other person, another person merges into us, or we sell or transfer any of our assets, as an entirety or substantially as an entirety, to another person other than in

      -- any transaction pursuant to which the holders of our common stock immediately prior to the transaction have, directly or indirectly, shares of capital stock of the continuing or surviving corporation immediately after the transaction which entitle the holders to exercise in excess of 50% of the total voting power of all shares of capital stock of the continuing or surviving corporation entitled to vote generally in the election of directors, and

      -- any merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our common stock or which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock and separate series of common stock carrying substantially the same relative rights as our common stock; or

     - a change in our board of directors in which the individuals who constituted our board of directors at the beginning of the one-year period immediately preceding the change, together with any other director whose election by our board of directors or whose nomination for election by our stockholders was approved by a vote of at least a majority of the directors then in office either who were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the directors then in office;

provided, however, that a change in control shall not be deemed to have occurred if either

     - the closing price per share of our common stock for any ten trading days within the period of 20 consecutive trading days ending immediately before the change in control shall equal or exceed 105% of the conversion price in effect on each trading day,

     - at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting a change in control consists of shares of common stock with full voting rights traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with the change in control (such securities being referred to as "Publicly Traded Securities") and as a result of the transaction or transactions the convertible notes become convertible solely into Publicly Traded Securities and the consideration in the transaction or transactions constituting the change in control consists of cash, Publicly Traded Securities or a combination of cash and Publicly Traded Securities with an aggregate fair market value (which, in the case of Publicly Traded Securities, shall be equal to the average closing price of the Publicly Traded Securities during the ten consecutive trading days commencing with the third trading day following consummation of the transaction or transactions constituting the change in control) is at least 105% of the conversion price in effect on the date immediately preceding the date of consummation of the change in control. The term "beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act.

     To the extent applicable, we will comply with the provisions of Rule 13e-4 or any other tender offer rules, and will file a Schedule 13E-4 or any other schedule required under the rules, in connection with any offer by us to repurchase convertible notes upon a change in control.

     The change in control feature of the convertible notes may in certain circumstances make it more difficult for or otherwise discourage a person from attempting to take us over and, thus, remove incumbent management. The repurchase right is not the result of management's knowledge of any effort to accumulate any of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, this right is the result of negotiations between us and the underwriters.

     The foregoing provisions would not necessarily afford holders of the convertible notes protection in the event of a highly leveraged transaction, certain changes in control or other transactions that may adversely affect holders.

     Our ability to repurchase convertible notes upon the occurrence of a change in control is subject to limitations. If a change in control were to occur, there could be no assurance that we would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all convertible notes tendered by holders thereof. See "Risk Factors -- We May Face Limitations on the Repurchase of Convertible Notes Upon a Change in Control."

GOVERNING LAW

     The Indenture and the convertible notes will be governed by and construed in accordance with the laws of the State of New York.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of certain United States federal income tax consequences arising from the purchase, ownership and disposition of the notes and of common stock into which the convertible notes may be converted. This discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change or alternative construction, possibly with retroactive effect. This summary does not discuss other United States federal taxes (such as federal estate and gift taxes) or any state, local or foreign tax considerations, nor does it purport to address all United States federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules, such as life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, investors whose functional currency is not the U.S. dollar, or investors that hold the convertible notes as part of a hedge, straddle or conversion transaction. In addition, this summary applies only to holders that purchase convertible notes in the initial offering and that hold the convertible notes or the common stock into which convertible notes may be converted as "capital assets" within the meaning of Section 1221 of the Code. We will not seek a ruling from the Internal Revenue Service (the "IRS") with regard to the United States federal income tax treatment relating to an investment in the convertible notes (or the common stock into which the convertible notes are convertible) and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below.

     For purposes of this summary, the term "U.S. Holder" means a beneficial owner of a convertible note or our common stock that is

     - a citizen or resident of the United States,

     - a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof,

     - an estate the income of which is subject to United States federal income taxation regardless of its source, and

     - a trust if

      -- a U.S. court is able to exercise primary supervision over the trust's administration, and

      -- one or more U.S. fiduciaries have the authority to control all of the trust's substantial decisions.

The term "Non-U.S. Holder" shall mean the beneficial owner of a convertible note or our common stock other than a U.S. Holder.

     PERSONS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF FEDERAL, STATE, LOCAL OR FOREIGN TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO PURCHASE THE NOTES.

TAXATION OF U.S. HOLDERS

     Adjustment to Conversion Price. The Indenture provides that the conversion price will be adjusted upon the occurrence of certain circumstances. Section 305 of the Code provides that certain actual or constructive distributions of stock with respect to stock and convertible securities may be treated as a dividend (to the extent of our current or accumulated earnings and profits) under certain circumstances. Applicable Treasury regulations treat holders of convertible debentures, such as the convertible notes, as having received a constructive distribution where the conversion price is adjusted to reflect certain distributions with respect to the stock into which the debentures are convertible and where such adjustments have the effect of increasing the proportionate interest of a holder of notes in the earnings and profits or assets of the corporation. Thus, under certain circumstances, an adjustment in the conversion price of our common stock may be taxable as a dividend distribution. In such a case, U.S. Holders may recognize income as a result of an event pursuant to which they receive no cash or property that could be used to pay the related income tax. Generally, a U.S. Holder's tax basis in a convertible note will be increased by the amount of any constructive dividend. U.S. Holders of the convertible notes are advised to consult their tax advisors with respect to the potential of taxable constructive dividend distributions upon the conversion price modifications.

     Payments of Interest. The payment of stated interest on the convertible notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder's usual method of accounting for federal income tax purposes.

     Conversion of a Convertible Note into Our Common Stock. In general, a U.S. Holder will not recognize income, gain or loss on conversion of a convertible note solely into our common stock pursuant to the terms of the conversion right of the convertible notes, except with respect to cash received in lieu of a fractional share. The holding period of the common stock received by the U.S. Holder upon conversion of a convertible note generally will include the period during which the convertible note was held prior to the conversion. The U.S. Holder's aggregate tax basis in our common stock received upon conversion of a convertible note generally will equal the U.S. Holder's aggregate tax basis in the convertible note exchanged (reduced by the portion allocable to cash received in lieu of a fractional share). A U.S. Holder generally will recognize capital gain or loss in connection with any cash received in lieu of a fractional share in an amount equal to the difference between the amount of cash received and the U.S. Holder's tax basis in the fractional share. U.S. Holders should consult their own tax advisors regarding the tax consequences of converting the convertible notes into our common stock, in particular in the case of the conversion of a convertible note into our common stock after a record date for the payment of interest but prior to the next succeeding interest payment date.

     Disposition of Convertible Notes or Common Stock. A U.S. Holder of a convertible note (or the common stock into which it was converted) generally will recognize capital gain or loss upon the sale, exchange, retirement or other disposition of the convertible note (or the common stock into which it was converted) measured by the difference between

     - the amount realized (except to the extent the amount is attributable to accrued interest income, which will generally be taxable as ordinary income), and

     - the U.S. Holder's tax basis in the convertible note (or the common stock into which it was converted).

The gain or loss on the disposition will be long-term capital gain or loss if the convertible note (or the common stock into which it was converted) has been held for more than one year at the time of the disposition.

     Distributions with Respect to Common Stock. In general, distributions made by us with respect to our common stock will constitute dividends for United States federal income tax purposes and will be taxable to a U.S. Holder as ordinary income to the extent of our undistributed current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Distributions in excess of our current or accumulated earnings and profits will be treated first as a nontaxable return of capital reducing the U.S. Holder's tax basis in the common stock, thus increasing the amount of any gain (or reducing the amount of any loss) which might be realized by the holder upon the sale, exchange or redemption of the common stock. Any distributions in excess of the U.S. Holder's tax basis in our common stock will be treated as capital gain to the U.S. Holder and will be either long-term or short-term capital gain depending upon the holder's U.S. federal income tax holding period for the common stock.

     Subject to certain limitations, to the extent that distributions made by us are treated as dividends, a U.S. Holder of our common stock that is taxed as a domestic corporation and that meets the applicable holding period and taxable income requirements of the Code may be entitled to a deduction under Section 243 of the Code equal in amount to 70% of the dividends paid out of the earnings and profits (the "Dividends Received Deduction"). With respect to our common stock which is considered to be "portfolio stock" as defined in Section 246A of the Code, the Dividends Received Deduction will be reduced to the extent that the common stock constitutes "debt financed portfolio stock." In addition, under certain circumstances, the receipt of a dividend on our common stock determined to be an "extraordinary dividend" may cause the holder's tax basis in the common stock to be reduced by the untaxed portion of the dividend and could result in gain recognition pursuant to Section 1059 of the Code.

TAXATION OF NON-U.S. HOLDERS

     Payments of Interest. Except as explained in the discussion of backup withholding below, any payment of stated interest on a convertible note by us or any paying agent to a Non-U.S. Holder will qualify for the "portfolio interest exemption" and, therefore, will not be subject to United States federal income tax or withholding tax, provided that the interest income is not taxable as effectively connected with a United States trade or business of the Non-U.S. Holder and provided that the Non-U.S. Holder

     - does not actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote,

     - is not a controlled foreign corporation related to us actually or constructively through stock ownership,

     - is not a bank receiving interest on a loan entered into in the ordinary course of business, and

     - either provides a Form W-8 a Form W-8 BEN signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or deposits the convertible note with a securities clearing organization, bank or financial institution that holds customers' securities in the ordinary course of its trade or business and which holds the convertible note and provides a statement to us or our agent under penalties of perjury in which it certifies that a Form W-8 or Form W-8 BEN has been received by it from the Non-U.S. Holder or another financial institution and furnishes us or our agent with a copy thereof. This procedure will change on January 1, 2001. We suggest you consult your own tax advisor about the specific method for satisfying this requirement after December 31, 2000.

     Conversion of a Convertible Note into Common Stock. In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a convertible note into our common stock by a Non-U.S. Holder except, with respect to the receipt of cash in lieu of fractional shares by Non-U.S. Holders upon conversion of a convertible note, where any one of the four exceptions described below under "-- Disposition of Convertible Notes or Common Stock" is applicable. In addition, under certain circumstances, the extent to which the fair market value of the common stock received upon conversion is attributable to accrued interest will be treated as ordinary interest income taxable as described above under "-- Payments of Interest."

     Disposition of Convertible Notes or Common Stock. A Non-U.S. Holder of the convertible note (or the common stock into which it was converted) generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, retirement or other disposition of the convertible note (including the receipt of cash in lieu of fractional shares upon conversion of the convertible note to common stock), unless

     - the gain is effectively connected with a United States trade or business of the Non-U.S. Holder,

     - in the case of a Non-U.S. Holder who is an individual, the holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either the holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by the holder in the United States,

     - the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates, or

     - we are or have been a United States real property holding corporation (as defined in the Code) at any time during the shorter of the 5 year period ending on the date of disposition or the Non-U.S. Holder's holding period.

We do not believe that we are, or are likely to become, a United States real property holding corporation.

     Distributions with Respect to Common Stock. To the extent distributions made by us are treated as dividends (as described above under "U.S.
Holders -- Distributions with Respect to Common Stock"), a Non-U.S. holder will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under an applicable income tax treaty) on dividends paid (or deemed paid, as described above under "-- Adjustment to Conversion Price") on our common stock, unless the dividends are taxable as effectively connected with the conduct of a trade or business in the United States and the Non-U.S. Holder delivers IRS Form 4224 to the payor. Except to the extent otherwise provided under an applicable tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder. If the Non-U.S. Holder is a foreign corporation, it may also be subject to a United States branch profits tax on the effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under current Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the payer has knowledge to the contrary, for purposes of the withholding discussed above, and under the current interpretation of Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under Treasury regulations which generally are effective for payments made after December 31, 2000, subject to certain transition rules, a Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     U.S. Holders. Under current United States federal income tax law, U.S. Holders of convertible notes or common stock will be subject to information reporting and, under certain circumstances, may be subject to "backup withholding" at the rate of 31% in respect of payments of principal, interest and dividends (actual or constructive) made to, and the proceeds of disposition of convertible notes or common stock by, certain noncorporate, not otherwise exempt U.S. Holders. Generally, the backup withholding rules will not apply to a U.S. Holder if:

     - assuming a U.S. Holder holds its convertible notes or common stock through a broker or other securities intermediary, the intermediary provides information to the IRS concerning interest and disposition proceeds on the U.S. Holder's convertible notes or common stock, and

     - a U.S. Holder provides the intermediary with its Taxpayer Identification Number for its use in reporting information to the IRS. If the U.S. Holder is an individual, this is its social security number. U.S. Holders are also required to comply with other IRS requirements concerning information reporting.

Backup withholding will not apply with respect to payments made to certain U.S. Holders of the convertible notes, including payments to certain exempt recipients (such as corporations and exempt organizations). The amount of backup withholding from a payment to a holder will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund provided the required information is furnished to the IRS.

     Non-U.S. Holders. Payments made on the convertible notes or common stock and proceeds from the sale of the convertible notes or common stock generally may be subject to a backup withholding tax of 31% or to information reporting requirements if the payee fails to certify that the holder is a Non-U.S. Holder or if we or our paying agent have actual knowledge that the payee is a United States person.

     The payment of the proceeds on the disposition of convertible notes or shares of common stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a Non-U.S. Holder of convertible notes or shares of common stock to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a United States trade or business, information reporting will apply unless such broker has documentary evidence of the owner's foreign status and has no actual knowledge to the contrary or unless the owner otherwise establishes an exemption. Both backup withholding and information reporting will apply to the proceeds from such disposition if the broker has actual knowledge that the payee is a U.S. Holder.

     Recently adopted Treasury regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, alter the foregoing rules in certain respects. We strongly urge you to consult your own tax advisor concerning these changes.

                                  UNDERWRITING

     We have entered into an underwriting agreement with the underwriters named below in which they have severally agreed to purchase from us the principal amount of convertible notes set forth opposite their names.

                                                          PRINCIPAL AMOUNT
UNDERWRITER                                             OF CONVERTIBLE NOTES
-----------                                             --------------------
Deutsche Bank Securities Inc..........................      $270,150,000
Salomon Smith Barney Inc..............................       270,150,000
Banc of America Securities LLC........................        41,100,000
Credit Suisse First Boston Corporation................        41,100,000
Goldman, Sachs & Co. .................................        41,100,000
Merrill Lynch, Pierce, Fenner & Smith
              Incorporated............................        41,100,000
Morgan Stanley Co. Incorporated.......................        41,100,000
PaineWebber Incorporated..............................        41,100,000
Schroder & Co. Inc. ..................................        41,100,000
BancBoston Robertson Stephens.........................        18,000,000
First Union Securities, Inc. .........................        18,000,000
ING Barings LLC.......................................        18,000,000
Thomas Weisel Partners LLC............................        18,000,000
                                                            ------------
          Total.......................................      $900,000,000
                                                            ============

     The obligation of the underwriters to purchase the convertible notes is subject to the terms and conditions set forth in the underwriting agreement. The underwriting agreement requires the underwriters to purchase all the convertible notes offered by this prospectus supplement, if any of such convertible notes are purchased.

     We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of these liabilities.

COMMISSIONS AND DISCOUNTS

     The underwriters have advised us that they propose to offer some of the convertible notes directly to the public at the public offering price of $1,000 per convertible note and some of the convertible notes to certain dealers at the public offering price less a concession not in excess of $9.00 per convertible note. The underwriters may allow, and such dealers may reallow, a concession not in excess of $1.00 per convertible note to certain other dealers. The underwriters may change the public offering price after the common stock is released for sale to the public.

     The following table sets forth the public offering price and all discounts and commissions to be allowed to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of the over-allotment option.

                                          PER CONVERTIBLE NOTE   WITHOUT OPTION    WITH OPTION
                                          --------------------   --------------   --------------
Public offering price...................         $1,000           $900,000,000    $1,000,000,000
Underwriting discount...................         $   15           $ 13,500,000    $   15,000,000
Proceeds, before expenses, to Clear
  Channel...............................         $  985           $886,500,000    $  985,000,000

OVER-ALLOTMENT OPTION

     We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to an additional $100,000,000 principal amount of convertible notes at the public offering price less the underwriting discounts and commissions set forth in the table above. To the extent that the underwriters exercise such option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of the overallotment that the aggregate principal amount of convertible notes to be purchased by it shown in the above table bears to $900,000,000, and we will be obligated, pursuant to the option, to sell such convertible notes to the underwriters. The underwriters may exercise such option only to cover overallotments made in connection with the sale of convertible notes offered pursuant to this prospectus supplement. If purchased, the underwriters will offer such additional convertible notes on the same terms as those in which the $900,000,000 convertible notes are being offered. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase an amount of additional convertible notes proportionate to such underwriter's initial amount reflected in the foregoing table.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     In connection with this offering, the underwriters may purchase and sell convertible notes and common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of convertible notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the convertible notes or the common stock while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased convertible notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the convertible notes and the common stock. As a result, the price of the convertible notes or the common stock may be higher than the price that otherwise might exist in the open market. In addition, neither any of the underwriters nor we make any representation that the underwriters will engage in the transactions discussed above. In addition, such transactions, once commenced, may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

LOCK-UP

     Clear Channel and Messrs. L. Lowry Mays and B.J. McCombs have agreed that they will not, directly or indirectly, offer, sell or otherwise dispose of, any equity securities of Clear Channel or any securities convertible into or exchangeable for, or any rights to purchase or acquire, equity securities of Clear Channel (other than employee stock options granted by Clear Channel in the ordinary course of business) for a period of 30 days after the date of this prospectus supplement without the prior written consent of the joint book-running managers, Deutsche Bank Securities Inc. and Salomon Smith Barney Inc.

CERTAIN RELATIONSHIPS AND ARRANGEMENTS

     The underwriters and their respective affiliates may be customers of, lenders to, engage in transactions with, and perform services for us and our subsidiaries in the ordinary course of business.

Certain of the underwriters are advisors to us or to AMFM in connection with AMFM Merger. In addition, Salomon Smith Barney is acting on behalf of our subsidiary, Jacor, as exclusive dealer manager for the debt tender offer.

     Thomas Weisel Partners LLC, one of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 87 filed public offerings of equity securities, of which 64 have been completed, and has acted as a syndicate member in an additional 45 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                             AVAILABLE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-8330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

                                    EXPERTS

     The consolidated financial statements of Clear Channel at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, and the financial statement schedule included in Clear Channel's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference elsewhere herein which are based in part on the reports of KPMG, independent auditors, as to the year ended December 31, 1996, and KPMG LLP, independent auditors, as to each of the two years in the period ended December 31, 1998. The financial statements referred to above are incorporated into this document by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements incorporated into this document by reference to the audited financial statements of Universal Outdoor Holdings, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in Clear Channel's Current Report on Form 8-K dated March 12, 1998, as amended by Form 8-K/A filed on March 23, 1998 and Form 8-K/A filed on February 23, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Eller Media Corporation as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and for the period from August 18, 1995 through December 31, 1995, together with the consolidated financial statements of PMG Holdings, Inc. and subsidiaries and the combined financial statements of Eller Investment Company, Inc. for the period from January 1, 1995 to August 17, 1995, incorporated into this document by reference are included in Clear Channel's Current Report on Form 8-K, filed on April 17, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The combined financial statements of Eller Investment Company, Inc. as of and for the year ended December 31, 1994, incorporated by reference in this document are included in Clear

Channel's Current Report on Form 8-K, filed April 17, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated into this document by reference in reliance upon the authority of said firm as experts in giving said reports.

     The financial statement incorporated into this document by reference to the audited historical financial statements of Paxson Radio (a division of Paxson Communications Corporation) for the year ended December 31, 1996 included in Clear Channel's Current Report on Form 8-K dated December 22, 1997, as amended by Form 8-K/A filed on February 23, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of More Group Plc. as of December 31, 1997 and for the year ended December 31, 1997, included in Clear Channel's Current Report on Form 8-K/A dated September 4, 1998, as amended by Form 8-K/A filed on January 14, 1999, and Form 8-K/A filed on February 23, 1999, have been audited by Price Waterhouse Chartered Accountants and Registered Auditors, London, England and are incorporated by reference into this document in reliance upon the report of said firm as experts in auditing and accounting.

     The consolidated financial statements of Jacor Communications, Inc. and its subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated into this document by reference to Clear Channel Communications, Inc.'s Current Report on Form 8-K, date of report December 9, 1998, amended by Form 8-K/A, date of report February 23, 1999 and amended by Form 8-K/A, date of report April 12, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Jacor Communications, Inc. and its subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated into this document by reference to Clear Channel Communications, Inc.'s Current Report on Form 8-K, date of report December 9, 1998, amended by Form 8-K/A, date of report February 23, 1999 and amended by Form 8-K/A, date of report April 12, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements incorporated into this document by reference to the audited consolidated financial statements of AMFM Inc. (formerly Chancellor Media Corporation) and Subsidiaries as of December 31, 1997 and 1998 and for the years then ended included in Clear Channel's Current Report on Form 8-K dated November 18, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of AMFM Inc. (formerly Chancellor Media Corporation) and Subsidiaries for the year ended December 31, 1996 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements incorporated into this document by reference to the audited consolidated financial statements of Capstar Broadcasting Corporation and Subsidiaries as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in Clear Channel's Current Report on Form 8-K dated November 18, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The validity of the convertible notes offered hereby will be passed upon for Clear Channel by our special counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P. (a partnership including professional corporations), San Antonio, Texas, and for the underwriters by Cravath, Swaine & Moore, New York, New York. Alan D. Feld, the sole shareholder of a professional corporation which is a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., is a director of Clear Channel and owns approximately 146,000 shares of common stock (including presently exercisable nonqualified options to acquire approximately 118,500 shares).

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements give effect to the merger. For accounting purposes Clear Channel has accounted for the merger as a purchase of AMFM; accordingly the net assets of AMFM have been adjusted to their estimated fair values based upon a preliminary purchase price allocation.

     The unaudited pro forma combined condensed balance sheet at September 30, 1999 gives effect to the merger as if it occurred on September 30, 1999. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999 give effect to the merger as if it had occurred on January 1, 1998.

     The unaudited pro forma combined condensed balance sheet was prepared based upon the historical balance sheet of Clear Channel and the historical balance sheet of AMFM, adjusted for certain financing transactions, as if such transactions had occurred on September 30, 1999. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1998 was prepared based upon the historical statement of operations of Clear Channel, adjusted to reflect the merger with Universal Outdoor Holding, Inc., the acquisition of More Group, Plc, and the merger with Jacor Communications, Inc. as if such mergers and acquisitions had occurred on January 1, 1998 ("1998 Clear Channel Pro Forma"), and based upon the historical statement of operations of AMFM, adjusted to reflect the merger with Capstar Broadcasting Corporation, the acquisition of KKFR-FM and KFYI-AM from The Broadcast Group, Inc., the disposition of WMVP-AM to ABC, Inc., the disposition of AMFM's outdoor advertising business to Lamar Advertising Company and certain financing transactions, as if such transactions had occurred on January 1, 1998 ("1998 AMFM Pro Forma"). The unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 1999 was prepared based upon the historical statement of operations of Clear Channel, adjusted to reflect the merger with Jacor Communications, Inc. as if such merger had occurred on January 1, 1998 ("1999 Clear Channel Pro Forma"), and the historical statement of operations of AMFM, adjusted to reflect the merger with Capstar Broadcasting Corporation, the acquisition of KKFR-FM and KFYI-AM from The Broadcast Group, Inc., the disposition of WMVP-AM to ABC, Inc., the disposition of AMFM's outdoor advertising business to Lamar Advertising Company and certain financing transactions as if such transactions had occurred on January 1, 1998 ("1999 AMFM Pro Forma"). Additionally, both the Clear Channel pro forma financial statements and the AMFM pro forma financial statements have been adjusted for the expected divestitures in markets where the combined AMFM and Clear Channel radio stations exceed the number allowed by the FCC. These divestitures have been recorded based upon managements' best estimates as to the expected cash sales proceeds for the stations involved. Certain amounts in the AMFM pro forma financial statements have been reclassified to conform to Clear Channel's presentation.

     The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements of AMFM and Clear Channel.

     The unaudited pro forma combined condensed financial statements are not necessarily indicative of the actual results of operations or financial position that would have occurred had the merger and the above described acquisitions, dispositions, financing and merger transactions of Clear Channel and AMFM occurred on the dates indicated nor are they necessarily indicative of future operating results or financial position.

                             CLEAR CHANNEL AND AMFM

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                           (IN THOUSANDS OF DOLLARS)
                               SEPTEMBER 30, 1999

                                     ASSETS

                                                                                                                    CLEAR CHANNEL
                                                                                                     PRO FORMA        AND AMFM
                                 CLEAR CHANNEL    CLEAR CHANNEL       AMFM            AMFM             MERGER         PRO FORMA
                                  HISTORICAL     DIVESTITURES(1)    PRO FORMA    DIVESTITURES(2)   ADJUSTMENTS(3)      MERGER
                                 -------------   ---------------   -----------   ---------------   --------------   -------------
Current Assets:
  Cash and cash equivalents.....  $    82,678       $      --      $    86,512     $        --      $        --      $   169,190
  Accounts receivable, net......      686,684              --          486,651              --               --        1,173,335
  Other current assets..........      160,345              --          106,742              --               --          267,087
                                  -----------       ---------      -----------     -----------      -----------      -----------
        Total Current Assets....      929,707              --          679,905              --               --        1,609,612
Property, plant & equipment,
  net...........................    2,414,930         (30,581)         467,736         (59,406)              --        2,792,679
Intangible assets:
  Contract valuations...........      746,567              --               --              --               --          746,567
  Licenses and goodwill.........   11,810,385        (448,367)      11,023,112      (1,735,177)      13,719,330       34,369,283
  Other intangible assets.......       78,919          (9,425)         542,028         (40,456)              --          571,066
                                  -----------       ---------      -----------     -----------      -----------      -----------
                                   12,635,871        (457,792)      11,565,140      (1,775,633)      13,719,330       35,686,916
Less accumulated amortization...     (603,457)         24,968       (1,037,700)        106,713          930,987         (578,489)
                                  -----------       ---------      -----------     -----------      -----------      -----------
                                   12,032,414        (432,824)      10,527,440      (1,668,920)      14,650,317       35,108,427
Other assets:
  Restricted cash...............      113,470              --               --              --               --          113,470
  Notes receivable..............       53,675              --               --              --               --           53,675
  Investments in and advances to
    nonconsolidated
    affiliates..................      353,374              --        1,129,389              --           44,258        1,527,021
  Other assets..................      230,906              --          242,340              --               --          473,246
  Other investments.............      313,414              --               --              --               --          313,414
                                  -----------       ---------      -----------     -----------      -----------      -----------
        TOTAL ASSETS............  $16,441,890       $(463,405)     $13,046,810     $(1,728,326)     $14,694,575      $41,991,544
                                  ===========       =========      ===========     ===========      ===========      ===========
                                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable, accrued
    expenses and other current
    liabilities.................  $   634,739       $      --      $   389,252     $        --      $        --      $ 1,023,991
  Current portion of long-term
    debt........................       40,351              --           54,625              --               --           94,976
                                  -----------       ---------      -----------     -----------      -----------      -----------
        Total Current
          Liabilities...........      675,090              --          443,877              --               --        1,118,967
Long-term debt..................    3,917,442        (786,739)       5,825,502      (2,235,231)          85,000        6,805,974
Liquid yield options notes......      487,093              --               --              --               --          487,093
Deferred income taxes...........    1,238,768          (5,039)       1,734,967        (294,365)       3,249,292        5,923,623
Other long-term liabilities.....      171,844              --           51,176              --               --          223,020
Minority interest...............       19,554              --            3,704              --               --           23,258
Redeemable preferred stock......           --              --          148,542              --               --          148,542
Shareholders' Equity:
  Common stock..................       33,848              --            2,157              --           18,119           54,124
  Additional paid-in capital....    9,239,112              --        5,209,559              --       11,770,760       26,219,431
  Common stock warrants.........      253,428              --               --              --               --          253,428
  Retained earnings.............      318,950         328,373         (372,674)        801,270         (428,596)         647,323
  Other.........................       (4,008)             --               --              --               --           (4,008)
  Unrealized gain on
    investments.................       91,481              --               --              --               --           91,481
  Cost of shares held in
    treasury....................         (712)             --               --              --               --             (712)
                                  -----------       ---------      -----------     -----------      -----------      -----------
        Total Shareholders'
          Equity................    9,932,099         328,373        4,839,042         801,270       11,360,283       27,261,067
                                  -----------       ---------      -----------     -----------      -----------      -----------
        TOTAL LIABILITIES AND
          SHAREHOLDERS'
          EQUITY................  $16,441,890       $(463,405)     $13,046,810     $(1,728,326)     $14,694,575      $41,991,544
                                  ===========       =========      ===========     ===========      ===========      ===========

                             CLEAR CHANNEL AND AMFM

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                          YEAR ENDED DECEMBER 31, 1998

                                                                                                                CLEAR CHANNEL
                                   1998                             1998                          PRO FORMA       AND AMFM
                               CLEAR CHANNEL    CLEAR CHANNEL       AMFM           AMFM            MERGER         PRO FORMA
                                 PRO FORMA     DIVESTITURES(4)   PRO FORMA    DIVESTITURES(5)   ADJUSTMENT(6)      MERGER
                               -------------   ---------------   ----------   ---------------   -------------   -------------
Net revenue..................   $2,364,186        $(81,034)      $1,797,024      $(261,426)       $ (16,438)     $3,802,312
Operating expenses...........    1,448,212         (45,924)      1,006,048        (150,038)         (16,438)      2,241,860
Depreciation and
  Amortization...............      643,412         (13,666)        790,946         (76,474)         248,849       1,593,067
Noncash compensation
  expense....................           --              --          21,260              --               --          21,260
Merger and nonrecurring
  costs......................           --              --          76,094              --               --          76,094
Corporate expenses...........       66,040              --          61,659              --               --         127,699
                                ----------        --------       ----------      ---------        ---------      ----------
Operating income (loss)......      206,522         (21,444)       (158,983)        (34,914)        (248,849)       (257,668)
Interest expense.............      299,719         (39,337)        411,218        (150,878)           4,981         525,703
Gain on disposition of
  assets.....................           --              --         123,845              --               --         123,845
Gain on disposition of
  representation contracts...           --              --          32,198              --               --          32,198
Loss on investment in limited
  liability companies........           --              --          28,565              --               --          28,565
Other income
  (expense) -- net...........       23,013              --          11,562              --               --          34,575
                                ----------        --------       ----------      ---------        ---------      ----------
Income (loss) before income
  taxes......................      (70,184)         17,893        (431,161)        115,964         (253,830)       (621,318)
Income tax (expense)
  benefit....................      (56,029)         (7,635)        112,027         (65,962)          76,647          59,048
Dividends and accretion on
  preferred stock of
  subsidiaries...............           --              --          29,809              --               --          29,809
                                ----------        --------       ----------      ---------        ---------      ----------
Income (loss) before equity
  in earnings (loss) of
  nonconsolidated
  affiliates.................     (126,213)         10,258        (348,943)         50,002         (177,183)       (592,079)
Equity in earnings (loss) of
  nonconsolidated
  affiliates.................        8,091              --         (82,674)             --           19,228         (55,355)
                                ----------        --------       ----------      ---------        ---------      ----------
Net income (loss)............   $ (118,122)       $ 10,258       $(431,617)      $  50,002        $(157,955)     $ (647,434)
                                ==========        ========       ==========      =========        =========      ==========
Net income (loss) before
  extraordinary items per
  common share:
  Basic......................   $    (0.39)                                                                      $    (1.27)
                                ==========                                                                       ==========
  Diluted....................   $    (0.39)                                                                      $    (1.27)
                                ==========                                                                       ==========

                             CLEAR CHANNEL AND AMFM

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                      NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                                                                         CLEAR CHANNEL
                            1999                             1999                          PRO FORMA       AND AMFM
                        CLEAR CHANNEL    CLEAR CHANNEL       AMFM           AMFM            MERGER         PRO FORMA
                          PRO FORMA     DIVESTITURES(4)   PRO FORMA    DIVESTITURES(5)   ADJUSTMENT(6)      MERGER
                        -------------   ---------------   ----------   ---------------   -------------   -------------
Net revenue...........   $2,062,282        $(81,030)      $1,535,409      $(218,033)       $ (14,278)     $3,284,350
Operating expenses....    1,289,248         (45,482)         849,341       (128,068)         (14,278)      1,950,761
Depreciation and
  amortization........      570,234         (13,232)         637,008        (75,508)         167,553       1,286,055
Noncash compensation
  expense.............           --              --           26,432             --               --          26,432
Merger and
  nonrecurring
  costs...............           --                           61,580             --               --          61,580
Corporate expenses....       51,958              --           51,294             --               --         103,252
                         ----------        --------       ----------      ---------        ---------      ----------
Operating income
  (loss)..............      150,842         (22,316)         (90,246)       (14,457)        (167,553)       (143,730)
Interest expense......      173,590         (29,503)         345,281       (113,159)           3,487         379,696
Gain on disposition of
  assets..............           --              --           12,333             --               --          12,333
Gain on disposition of
  representation
  contracts...........           --              --           18,284             --               --          18,284
Other income
  (expense) -- net....       15,711              --            1,096             --               --          16,807
                         ----------        --------       ----------      ---------        ---------      ----------
Income (loss) before
  income taxes........       (7,037)          7,187         (403,814)        98,702         (171,040)       (476,002)
Income tax (expense)
  benefit.............      (39,551)         (3,470)         104,122        (58,452)          51,661          54,310
Dividends and
  accretion on
  preferred stock of
  subsidiaries........           --              --           12,709             --               --          12,709
                         ----------        --------       ----------      ---------        ---------      ----------
Income (loss) before
  equity in earnings
  (loss) of
  nonconsolidated
  affiliates..........      (46,588)          3,717         (312,401)        40,250         (119,379)       (434,401)
Equity in earnings
  (loss) of
  nonconsolidated
  affiliates..........        6,742              --          (64,265)            --           14,422         (43,101)
                         ----------        --------       ----------      ---------        ---------      ----------
Net income (loss).....   $  (39,846)       $  3,717       $( 376,666)     $  40,250        $(104,957)     $ (477,502)
                         ==========        ========       ==========      =========        =========      ==========
Net income (loss)
  before extraordinary
  items per common
  share:
  Basic...............   $    (0.12)                                                                      $    (0.89)
                         ==========                                                                       ==========
  Diluted.............   $    (0.12)                                                                      $    (0.89)
                         ==========                                                                       ==========

                             CLEAR CHANNEL AND AMFM

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

     Clear Channel and AMFM unaudited pro forma combined condensed financial statements reflect the merger, accounted for as a purchase, as follows:

AMFM common stock outstanding (in whole shares).............   215,699,046
Share conversion number.....................................          0.94
                                                              ------------
Clear Channel's common stock to be issued in the merger (in
  whole shares).............................................   202,757,103
Estimated value per share (based on the average price
  between September 29, 1999 and October 6, 1999)...........  $    77.3229
                                                              ------------
                                                              $ 15,677,767
Estimated value of common stock options and other equity....     1,322,827
Estimated transaction costs.................................        85,000
                                                              ------------
          Total estimated purchase price....................  $ 17,085,594
                                                              ============

     For purpose of these statements the total estimated purchase price was allocated as follows:

Total estimated purchase price..............................  $17,085,594
Plus -- deferred tax liability..............................    3,249,292
Less -- estimated fair value adjustment to investment in and
  advances to nonconsolidated affiliates....................       44,258
Less -- AMFM net assets exchanged in the merger at September
  30, 1999 adjusted for the elimination of existing net
  licenses and goodwill of $8,356,948.......................   (2,716,637)
                                                              -----------
Estimated excess purchase price (allocated to licenses and
  goodwill).................................................  $23,007,265
                                                              ===========

     The estimated excess purchase price allocated to licenses and goodwill of $23,007,265 will be amortized over a 25 year period using the straight-line method, which will result in annual licenses and goodwill amortization of $920,291.

     Clear Channel and AMFM expect to be required to divest from approximately 100 to 125 radio stations in order to obtain approval to complete this merger from the DOJ and FCC.

     The unaudited pro forma combined condensed balance sheet adjustments do not include an adjustment of AMFM long-term debt outstanding to fair value as the carrying value of the long-term debt approximates fair value.

     Clear Channel may be required to refinance certain outstanding AMFM long-term debt.

                             CLEAR CHANNEL AND AMFM

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                 CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

     (1) The pro forma adjustments at September 30, 1999 relating to the sale of radio stations Clear Channel anticipates divesting, assuming a total of 125 radio stations in the aggregate will be divested, are as follows:

                                                                    INCREASE
                                                                   (DECREASE)
                                                                   ----------
(a)  Decrease in property, plant and equipment, net of
     accumulated depreciation....................................  $ (30,581)
(b)  Decrease in licenses and goodwill...........................   (448,367)
(c)  Decrease in other intangible assets.........................     (9,425)
(d)  Decrease in accumulated amortization........................    (24,968)
(e)  Decrease in long-term debt resulting from the use of net
     proceeds....................................................   (786,739)
(f)  Decrease in deferred income taxes...........................     (5,039)
(g)  Increase in retained earnings resulting from the gain on the
     sale of stations, net of tax at an assumed rate of 40%......    328,373

     (2) The pro forma adjustments at September 30, 1999 relating to the sale of radio stations AMFM anticipates divesting, assuming a total of 125 radio stations in the aggregate will be divested, are as follows:

                                                                    INCREASE
                                                                   (DECREASE)
                                                                   -----------
(h)  Decrease in property, plant and equipment, net of
     accumulated depreciation....................................  $   (59,406)
(i)  Decrease in licenses and goodwill...........................   (1,735,177)
(j)  Decrease in other intangible assets.........................      (40,456)
(k)  Decrease in accumulated amortization........................     (106,713)
(l)  Decrease in long-term debt resulting from the use of net
     proceeds....................................................   (2,235,231)
(m)  Decrease in deferred income taxes...........................     (294,365)
(n)  Increase in retained earnings resulting from the gain on the sale of stations, net of tax at AMFM's assumed tax rate of
     39%.........................................................      801,270

                             CLEAR CHANNEL AND AMFM

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                 CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

     (3) The pro forma merger adjustments at September 30, 1999 are as follows:

                                                                    INCREASE
                                                                   (DECREASE)
                                                                   -----------
(o)  Increase in goodwill and licenses equal to the excess
     purchase price of the merger................................  $13,719,330
(p)  Decrease in accumulated amortization resulting from the elimination of AMFM's existing accumulated amortization on
     goodwill....................................................     (930,987)
(q)  Increase in investment in and advances to, nonconsolidated affiliates due to the mark-up to fair value of AMFM's
     investments.................................................       44,258
(r)  Increase in long-term debt resulting from estimated merger
     expenses....................................................       85,000
(s)  Increase in deferred income tax due to fair value write-up
     of FCC licenses.............................................    3,249,292
(t)  Increase in common stock to account for Clear Channel common
     stock given in the merger at $0.10 par value................       18,119
(u)  Increase in additional paid-in capital to account for Clear
     Channel common stock given in the merger at $77.3229 per
     share less $0.10 par value ($15,657,492) plus the value of
     AMFM stock options included in the merger ($1,316,229) less
     AMFM's pro forma additional paid-in capital balance
     ($5,202,961)................................................   11,770,760
(v)  Decrease in retained earnings to eliminate AMFM's existing
     retained earnings balance...................................     (428,596)

     (4) The pro forma adjustments for the nine months ended September 30, 1999 and the year ended December 31, 1998 relating to the sale of radio stations Clear Channel anticipates divesting, assuming a total of 125 radio stations will be divested, are as follows:

                                                                  INCREASE (DECREASE)
                                                                       TO INCOME
                                                              ----------------------------
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
(w)   Decrease in revenue...................................    $(81,034)      $(81,030)
(x)   Decrease in operating expenses........................      45,924         45,482
(y)   Decrease in depreciation and amortization.............      13,666         13,232
(z)   Decrease in interest expense associated with the
      reduction of long-term debt resulting from the use of
      net proceeds..........................................      39,337         29,503
(aa)  Increase in income tax expense associated with the tax effect of adjustments (w) through (z) at Clear
      Channel's assumed tax rate of 40%.....................      (7,635)        (3,470)

                             CLEAR CHANNEL AND AMFM

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                 CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

     (5) The pro forma adjustments for the nine months ended September 30, 1999 and the year ended December 31, 1998 relating to the sale of radio stations AMFM anticipates divesting, assuming a total of 125 radio stations will be divested, are as follows:

                                                                INCREASE (DECREASE)
                                                                     TO INCOME
                                                            ----------------------------
                                                            DECEMBER 31,   SEPTEMBER 30,
                                                                1998           1999
                                                            ------------   -------------
(ab)  Decrease in revenue................................    $(261,426)      $(218,033)
(ac)  Decrease in operating expenses.....................      150,038         128,068
(ad)  Decrease in depreciation and amortization..........       76,474          75,508
(ae)  Decrease in interest expense associated with the
      reduction of long-term debt resulting from the use
      of net proceeds....................................      150,878         113,159
(af)  Increase in income tax expense associated with the
      tax effect of adjustments (ab) through (ae) at
      AMFM's assumed tax rate of 39%.....................      (65,962)        (58,452)

     (6) The pro forma merger adjustment for the nine months ended September 30, 1999 and the year ended December 31, 1998 are as follows:

                                                                 INCREASE (DECREASE)
                                                                      TO INCOME
                                                             ----------------------------
                                                             DECEMBER 31,   SEPTEMBER 30,
                                                                 1998           1999
                                                             ------------   -------------
(ag)  Decrease in revenue due to the elimination of
      services AMFM provided to Clear Channel and services
      Clear Channel provided to AMFM.......................   $ (16,438)      $ (14,278)
(ah)  Decrease in operating expense due to the elimination
      of services AMFM provided to Clear Channel and
      services Clear Channel provided to AMFM..............      16,438          14,278
(ai)  Increase in amortization expense resulting from the
      additional goodwill created by the merger and a
      change in the life of goodwill amortization from 15
      years (AMFM's policy) to 25 years (Clear Channel's
      policy). This amortization expense results in a
      permanent difference and will not be deductible for
      federal income tax purposes..........................    (248,849)       (167,553)
(aj)  Increase in interest expense associated with the
      increased long-term debt resulting from the estimated
      merger expenses of $85,000...........................      (4,981)         (3,487)
(ak)  Decrease in income tax expense associated with the
      tax effect of the adjustments in note (ai) and (aj)
      at Clear Channel's assumed tax rate of 40%...........      76,647          51,661
(al)  Increase in equity in net income of nonconsolidated
      affiliates caused by changing the life of excess cost
      amortization from 15 years (AMFM's policy) to 25
      years (Clear Channel's policy). This increase is
      partially offset by the markup of excess cost to fair
      value................................................      19,228          14,422

                             CLEAR CHANNEL AND AMFM

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                 CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

     Pro forma basic and diluted share information is as follows:

                                                                     (IN THOUSANDS)
                                                              ----------------------------
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
Basic
  Clear Channel pro forma weighted average shares
     outstanding............................................    306,423         331,609
  AMFM pro forma weighted average shares outstanding........    209,592         215,003
  Decrease weighted average common stock outstanding to
     account for Clear Channel's common stock given in the
     merger at the share conversion number of 0.94..........     (6,835)        (12,246)
                                                                -------         -------
  Clear Channel and AMFM Pro Forma Merger...................    509,180         534,366
                                                                =======         =======
Diluted
  Clear Channel pro forma weighted average shares
     outstanding............................................    324,319         359,572
  AMFM pro forma weighted average shares outstanding........    216,662         221,704
  Decrease weighted average common stock outstanding to
     account for Clear Channel common stock given in the
     merger and to account for the dilution effect of AMFM's
     common stock warrants, employee stock options and other
     dilutive shares have on the Company at the share
     conversion number of 0.94..............................     (7,864)        (12,651)
                                                                -------         -------
  Clear Channel and AMFM Pro Forma Merger...................    533,117         568,625
                                                                =======         =======

                                 CLEAR CHANNEL

              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                          YEAR ENDED DECEMBER 31, 1998

                                                                                                               HISTORICAL
                                                                                                               NATIONWIDE
                                                                                                               SIX MONTHS
                             CLEAR                                                                               ENDED
                            CHANNEL     UNIVERSAL      PRO FORMA        MORE        PRO FORMA       JACOR       JUNE 30,
                           HISTORICAL   HISTORICAL   ADJUSTMENT(1)   HISTORICAL   ADJUSTMENT(2)   HISTORICAL      1998
                           ----------   ----------   -------------   ----------   -------------   ----------   ----------
Net revenue.............   $1,350,940    $55,292        $    --       $144,674      $     --       $754,468     $50,171
Operating expenses......      767,265     30,826             --        110,827            --        497,861      39,623
Depreciation and
  amortization..........      304,972     15,517          7,720         15,699        11,565        120,392       5,044
Noncash compensation
  expense...............           --        106           (106)         3,476        (3,476)            --          --
Corporate expenses......       37,825      1,414             --          5,711            --         19,684       1,406
                           ----------    -------        -------       --------      --------       --------     -------
Operating income
  (loss)................      240,878      7,429         (7,614)         8,961        (8,089)       116,531       4,098
Interest expense........      135,766     13,159             --          3,715        22,352        107,295        (452)
Other income
  (expense) --
  net...................       12,810        (23)            --         (9,576)           --         19,806          (4)
                           ----------    -------        -------       --------      --------       --------     -------
Income (loss) before
  income taxes..........      117,922     (5,753)        (7,614)        (4,330)      (30,441)        29,042       4,546
Income tax (expense)
  benefit...............      (72,353)        --             --         (3,301)        6,728        (28,100)     (1,546)
                           ----------    -------        -------       --------      --------       --------     -------
Income (loss) before
  equity in earnings
  (loss)
  of nonconsolidated
  affiliates............       45,569     (5,753)        (7,614)        (7,631)      (23,713)           942       3,000
Equity in earnings
  (loss) of
  non-consolidated
  affiliates............        8,462         --             --           (371)           --             --          --
                           ----------    -------        -------       --------      --------       --------     -------
Net income (loss).......   $   54,031    $(5,753)       $(7,614)      $ (8,002)     $(23,713)      $    942     $ 3,000
                           ==========    =======        =======       ========      ========       ========     =======
Net income (loss) per
  common share:
  Basic.................   $     0.23
                           ==========
  Diluted...............   $     0.22
                           ==========


                                                                                1998
                            NATIONWIDE      ACQUISITION        PRO FORMA       CLEAR
                            PRO FORMA        PRO FORMA          MERCER        CHANNEL
                          ADJUSTMENTS(3)   ADJUSTMENTS(3)    ADJUSTMENT(4)   PRO FORMA
                          --------------   --------------    -------------   ----------
Net revenue.............      $  --           $  8,641(k)      $      --     $2,364,186
Operating expenses......       (738)(g)          2,548 (k)(l          --      1,448,212
Depreciation and
  amortization..........        299(g)           4,565(h)        157,639        643,412
Noncash compensation
  expense...............         --                 --                --             --
Corporate expenses......         --                 --                --         66,040
                              -----           --------         ---------     ----------
Operating income
  (loss)................        439              1,528          (157,639)       206,522
Interest expense........         --             14,954(i)          2,930        299,719
Other income
  (expense) --
  net...................         --                 --                --         23,013
                              -----           --------         ---------     ----------
Income (loss) before
  income taxes..........        439            (13,426)         (160,569)       (70,184)
Income tax (expense)
  benefit...............         --              5,371(i)         37,172        (56,029)
                              -----           --------         ---------     ----------
Income (loss) before
  equity in earnings
  (loss)
  of nonconsolidated
  affiliates............        439             (8,055)         (123,397)      (126,213)
Equity in earnings
  (loss) of
  non-consolidated
  affiliates............         --                 --                --          8,091
                              -----           --------         ---------     ----------
Net income (loss).......      $ 439           $ (8,055)        $(123,397)    $ (118,122)
                              =====           ========         =========     ==========
Net income (loss) per
  common share:
  Basic.................                                                     $    (0.39)
                                                                             ==========
  Diluted...............                                                     $    (0.39)
                                                                             ==========

                                 CLEAR CHANNEL

              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                      NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                              JACOR                         1999
                                                 CLEAR      HISTORICAL                     CLEAR
                                                CHANNEL     1/1 TO 5/4     PRO FORMA      CHANNEL
                                               HISTORICAL      1999      ADJUSTMENT(4)   PRO FORMA
                                               ----------   ----------   -------------   ----------
Net revenue..................................  $1,790,635    $271,647      $      --     $2,062,282
Operating expenses...........................   1,097,171     192,077             --      1,289,248
Depreciation and amortization................     473,654      46,951         49,629        570,234
Corporate expenses...........................      44,585       7,373             --         51,958
                                               ----------    --------      ---------     ----------
Operating income (loss)......................     175,225      25,246        (49,629)       150,842
Interest expense.............................     132,932      39,731            927        173,590
Gain on disposition of assets................     136,925     130,385       (267,310)            --
Other income (expense) -- net................      15,874        (163)            --         15,711
                                               ----------    --------      ---------     ----------
Income (loss) before income taxes............     195,092     115,737       (317,866)        (7,037)
Income tax (expense) benefit.................    (106,546)    (52,300)       119,295        (39,551)
                                               ----------    --------      ---------     ----------
Income (loss) before equity in earnings of
  non-consolidated affiliates................      88,546      63,437       (198,571)       (46,588)
Equity in earnings of non-consolidated
  affiliates.................................       6,742          --             --          6,742
                                               ----------    --------      ---------     ----------
Net income (loss)............................  $   95,288    $ 63,437      $(198,571)    $  (39,846)
                                               ==========    ========      =========     ==========
Net income (loss) per common share:
  Basic......................................  $     0.31                                $    (0.12)
                                               ==========                                ==========
  Diluted....................................  $     0.31                                $    (0.12)
                                               ==========                                ==========

                                 CLEAR CHANNEL

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS
                           (IN THOUSANDS OF DOLLARS)

UNIVERSAL MERGER

     (1) The pro forma merger adjustments for the year ended December 31, 1998 are as follows:

                                                                      INCREASE
                                                                     (DECREASE)
                                                                     IN INCOME
                                                                     ----------
(a)   Increase in amortization expense resulting from the
      additional goodwill created by the merger...................    $(7,720)
(b)   Decrease in noncash compensation to reverse the effect of
      Financial Accounting Standards Board Statement No. 123 ("FAS
      123") from the statement of operations as the Company
      elected to follow Accounting Principles Board Opinion Number
      25 ("APB 25") for earnings presentation and implemented FAS
      123 for footnote disclosure only............................        106

MORE ACQUISITION

     (2) More is headquartered in London. Accordingly, More's financial statements are reported in British Pounds. The statement of operations was translated into US Dollars using the average exchange rate for the period and the balance sheet was translated into US Dollars using the exchange rate at the end of the period. The pro forma adjustments for the year ended December 31, 1998 are as follows:

                                                                      INCREASE
                                                                     (DECREASE)
                                                                     IN INCOME
                                                                     ----------
(c)   Increase in amortization expense resulting from the
      additional goodwill created by the acquisition..............    $(11,565)
(d)   Decrease in noncash compensation to reverse the effect of
      FAS 123 from the statement of operations as Clear Channel
      elected to follow APB 25 for earnings presentation and
      implemented FAS 123 for footnote disclosure only............       3,476
(e)   Increase in interest expense due to financing the
      acquisition price of More at Clear Channel's average
      interest rate of 5.78% for 1998.............................     (22,352)
(f)   The tax effect of adjustment (d) at the 1998 UK statutory
      rate of 31.5% offset by the tax benefit of adjustment (e) at
      Clear Channel's federal U.S. tax rate in 1998 of 35%........       6,728

JACOR MERGER

     The Jacor acquisition pro forma adjustments exclude the effect of any divestiture of stations, which were required for regulatory approval, as Clear Channel intends the funds received from any divestiture to be reinvested in acquisitions of similar stations in other markets.

     (3) The pro forma acquisition adjustments for the year ended December 31, 1998 are as follows:

          (g) The adjustments for the six months ended June 30, 1998 represent the elimination of time brokerage agreement fees and additional depreciation and amortization expenses resulting from the allocation of Nationwide's purchase price of KXGL in San Diego.

                                 CLEAR CHANNEL

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                 CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

          (h) The adjustment reflects the additional depreciation and amortization expense resulting from the allocation of Jacor's purchase price to the assets acquired including an increase in property and equipment and identifiable intangible assets to their estimated fair market values.

          (i) The adjustment reflects additional interest expense related to additional borrowings under Jacor's credit facility, its 8% Notes and its 4 3/4% Liquid Yield Option Notes offering completed during February of 1998 to finance, in part, the acquisition of Nationwide.

          (j) To provide for the tax effect of pro forma adjustments using an assumed rate of 40%.

          (k) Additional revenues and expenses related to Nationwide Stations from July 1, 1998 to the date of acquisition consummation, net of elimination of the results for the divestiture of two San Diego stations.

          (l) Jacor experienced and Clear Channel anticipates continuing to experience significant expense savings, which are not reflected in the pro forma statements of operations, resulting from the elimination of redundant broadcast operating expenses arising from the operation of multiple stations in broadcast areas, changes in benefit plan and compensation structures to conform with Jacor's and the elimination of Nationwide's corporate office function.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
ESTIMATED EXPENSE SAVINGS
  Corporate general and administrative......................     $1,406
  Benefit plan expenses.....................................      1,741
  Commissions...............................................        413
  Promotion and programming.................................      1,527
  Personnel reductions......................................      1,955
  Other.....................................................        732
                                                                 ------
          Total.............................................      7,774
  Income taxes..............................................      3,110
                                                                 ------
          Total, net of taxes...............................     $4,664
                                                                 ======

                                 CLEAR CHANNEL

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                 CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

     (4) The pro forma merger adjustment for the nine months ended September 30, 1999 and the year ended December 31, 1998 are as follows:

                                                           INCREASE (DECREASE)
                                                                TO INCOME
                                                       ----------------------------
                                                       DECEMBER 31,   SEPTEMBER 30,
                                                           1998           1999
                                                       ------------   -------------
(m)   Increase in amortization expense resulting
      from the additional goodwill created by the
      merger and a change in the life of goodwill
      amortization from 40 years (Jacor's policy) to
      25 years (Clear Channel's policy). This
      amortization expense results in a permanent
      difference and will not be deductible for
      federal income tax purposes...................    $(157,639)      $(49,629)
(n)   Increase in interest expense associated with
      the increased long-term debt resulting from
      the estimated merger expenses of $50,000......       (2,930)          (927)
(o)   Decrease in gain on disposition of assets as
      this gain is associated directly with the
      merger of Jacor and is a non-recurring item...           --       (267,310)
(p)   Decrease in income tax expense associated with
      the tax effect of adjustments (n), (o), and
      (p) at Clear Channel's assumed tax rate of
      40%...........................................       37,172        119,295

                                   AMFM INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                             AT SEPTEMBER 30, 1999
                           (IN THOUSANDS OF DOLLARS)

                                                          AMFM
                                                       HISTORICAL     PRO FORMA         AMFM
                                                       AT 9/30/99    ADJUSTMENTS      PRO FORMA
                                                       -----------   -----------     -----------
ASSETS
Current assets:
  Cash and cash equivalents..........................  $    86,512    $      --      $    86,512
  Accounts receivable, net...........................      486,651           --          486,651
  Other current assets...............................      106,742           --          106,742
                                                       -----------    ---------      -----------
          Total current assets.......................      679,905           --          679,905
Property and equipment, net..........................      467,736           --          467,736
Intangible assets:
  Licenses and goodwill..............................   11,023,112           --       11,023,112
  Other intangible assets............................      542,028           --          542,028
                                                       -----------    ---------      -----------
                                                        11,565,140           --       11,565,140
  Less accumulated amortization......................   (1,037,700)          --       (1,037,700)
                                                       -----------    ---------      -----------
                                                        10,527,440           --       10,527,440
Other assets:
  Investment in nonconsolidated affiliates...........    1,129,389           --        1,129,389
  Other assets.......................................      242,340           --          242,340
                                                       -----------    ---------      -----------
          TOTAL ASSETS...............................  $13,046,810    $      --      $13,046,810
                                                       ===========    =========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable and accrued expenses..............  $   389,252    $      --      $   389,252
  Current portion of long-term debt..................       54,625           --           54,625
                                                       -----------    ---------      -----------
          Total current liabilities..................      443,877           --          443,877
Long-term debt, excluding current portion............    5,645,670      169,281(1)     5,825,502
                                                                         10,551(2)
Deferred tax liabilities.............................    1,740,476       (3,693)(2)    1,734,967
                                                                         (1,816)(3)
Other liabilities....................................       51,176           --           51,176
Minority interest....................................        3,704           --            3,704
Redeemable preferred stock...........................      317,823     (169,281)(1)      148,542
Stockholders' equity:
  Preferred stock....................................      110,000     (110,000)(4)           --
  Common stock.......................................        2,096           61(4)         2,157
  Additional paid-in capital.........................    5,094,432        5,188(3)     5,209,559
                                                                        109,939(4)
  Accumulated deficit................................     (362,444)      (6,858)(2)     (372,674)
                                                                         (3,372)(3)
                                                       -----------    ---------      -----------
          Total stockholders' equity.................    4,844,084       (5,042)       4,839,042
                                                       -----------    ---------      -----------
          TOTAL LIABILITIES AND STOCKHOLDERS'
            EQUITY...................................  $13,046,810    $      --      $13,046,810
                                                       ===========    =========      ===========

      See accompanying notes to Unaudited Pro Forma Financial Information

                                   AMFM INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        THE YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   CAPSTAR AS       PRO FORMA
                                                              PRO FORMA         ADJUSTED FOR THE   ADJUSTMENTS
                                               LAMAR       ADJUSTMENTS FOR         COMPLETED         FOR THE
                               AMFM         TRANSACTION       THE LAMAR             CAPSTAR          CAPSTAR
                           HISTORICAL(5)   HISTORICAL(6)     TRANSACTION        TRANSACTIONS(11)     MERGER
                           -------------   -------------   ---------------      ----------------   -----------
Net revenues.............   $1,273,856       $(47,605)        $      --            $ 626,620        $ (56,261)(12)
Operating expenses
  excluding depreciation
  and amortization.......      682,061        (23,505)               --              359,014           (4,400)(12)
Depreciation and
  amortization...........      446,338        (25,990)               --              133,223          (49,425)(12)
                                                                                                      281,630(13)
Corporate general and
  administrative.........       36,722         (1,981)               --               26,918               --
Noncash compensation
  expense................           --             --                --               21,260               --
Merger and non-recurring
  costs..................       63,661             --                --               20,433           (8,000)(14)
                            ----------       --------         ---------            ---------        ---------
Operating income
  (loss).................       45,074          3,871                --               65,772         (276,066)
Interest expense.........      217,136           (105)           45,819(7)           180,342          (10,600)(12)
                                                                                                        4,018(15)
Interest income..........      (15,650)            --                --               (3,775)          10,600(12)
Gain on disposition of
  assets.................     (123,845)            --                --                   --               --
Gain on disposition of
  representation
  contracts..............      (32,198)            --                --                   --               --
Loss on investment in
  limited liability
  companies..............           --             --                --               28,565               --
Other (income) expense...       (3,221)           156                --                  328               --
                            ----------       --------         ---------            ---------        ---------
Income (loss) before
  income taxes...........        2,852          3,820           (45,819)            (139,688)        (280,084)
Income tax expense
  (benefit)..............       33,751           (345)          (16,037)(9)          (41,083)         (98,029)(16)
Dividends and accretion
  on preferred stock of
  subsidiaries...........       17,601             --                --               25,586               --
                            ----------       --------         ---------            ---------        ---------
Income (loss) before
  equity in net loss of
  nonconsolidated
  affiliates.............      (48,500)         4,165           (29,782)            (124,191)        (182,055)
Equity in net loss of
  nonconsolidated
  affiliates.............           --             --           (82,674)(10)              --               --
                            ----------       --------         ---------            ---------        ---------
Net income (loss)........      (48,500)         4,165          (112,456)            (124,191)        (182,055)
Preferred stock
  dividends..............       25,670             --                --                   --               --
                            ----------       --------         ---------            ---------        ---------
Income (loss)
  attributable to common
  stockholders...........   $  (74,170)      $  4,165         $(112,456)           $(124,191)       $(182,055)
                            ==========       ========         =========            =========        =========
Basic and diluted loss
  per common share.......   $    (0.54)
                            ==========
Weighted average common
  shares
  outstanding(22)........      137,979                                                                 53,554
                            ==========                                                              =========

                              PRO FORMA
                             ADJUSTMENTS
                               FOR THE           OTHER            1998
                           OTHER COMPLETED     PRO FORMA          AMFM
                           TRANSACTIONS(17)   ADJUSTMENTS      PRO FORMA
                           ----------------   -----------      ----------
Net revenues.............      $   414         $     --        $1,797,024
Operating expenses
  excluding depreciation
  and amortization.......       (7,122)              --         1,006,048
Depreciation and
  amortization...........        5,170               --           790,946
Corporate general and
  administrative.........           --               --            61,659
Noncash compensation
  expense................           --               --            21,260
Merger and non-recurring
  costs..................           --               --            76,094
                               -------         --------        ----------
Operating income
  (loss).................        2,366               --          (158,983)
Interest expense.........        4,830          (30,222)(18)      411,218
Interest income..........           --               --            (8,825)
Gain on disposition of
  assets.................           --               --          (123,845)
Gain on disposition of
  representation
  contracts..............           --               --           (32,198)
Loss on investment in
  limited liability
  companies..............           --               --            28,565
Other (income) expense...           --               --            (2,737)
                               -------         --------        ----------
Income (loss) before
  income taxes...........       (2,464)          30,222          (431,161)
Income tax expense
  (benefit)..............         (862)          10,578(19)      (112,027)
Dividends and accretion
  on preferred stock of
  subsidiaries...........           --          (13,378)(20)       29,809
                               -------         --------        ----------
Income (loss) before
  equity in net loss of
  nonconsolidated
  affiliates.............       (1,602)          33,022          (348,943)
Equity in net loss of
  nonconsolidated
  affiliates.............           --               --           (82,674)
                               -------         --------        ----------
Net income (loss)........       (1,602)          33,022          (431,617)
Preferred stock
  dividends..............           --          (25,670)(21)           --
                               -------         --------        ----------
Income (loss)
  attributable to common
  stockholders...........      $(1,602)        $ 58,692        $ (431,617)
                               =======         ========        ==========
Basic and diluted loss
  per common share.......                                      $    (2.06)
                                                               ==========
Weighted average common
  shares
  outstanding(22)........                        18,059           209,592
                                               ========        ==========

      See accompanying notes to Unaudited Pro Forma Financial Information

                                   AMFM INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                    THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               PRO FORMA        CAPSTAR AS       PRO FORMA        PRO FORMA
                                                              ADJUSTMENTS      ADJUSTED FOR     ADJUSTMENTS      ADJUSTMENTS
                                                  LAMAR         FOR THE       THE COMPLETED       FOR THE          FOR THE
                                  AMFM         TRANSACTION       LAMAR           CAPSTAR          CAPSTAR      OTHER COMPLETED
                              HISTORICAL(5)   HISTORICAL(6)   TRANSACTION    TRANSACTIONS(11)     MERGER       TRANSACTIONS(17)
                              -------------   -------------   -----------    ----------------   -----------    ----------------
Net revenues................   $1,376,848       $(156,627)     $      --        $ 347,290        $(31,397)(12)     $  (705)
Operating expenses excluding
  depreciation and
  amortization..............      731,260         (84,583)            --          207,001          (4,221)(12)        (116)
Depreciation and
  amortization..............      529,725         (94,062)            --           78,338         (26,832)(12)       2,839
                                                                                                  147,000(13)
Corporate general and
  administrative............       44,103          (6,835)            --           14,026              --               --
Noncash compensation
  expense...................        6,148              --             --           20,284              --               --
Merger and non-recurring
  costs.....................       59,956          (2,154)            --           51,288         (47,510)(14)          --
                               ----------       ---------      ---------        ---------        --------          -------
Operating income (loss).....        5,656          31,007             --          (23,647)        (99,834)          (3,428)
Interest expense............      306,695            (171)       (35,874)(7)       90,075          (9,650)(12)       2,717
                                                                                                    1,464(15)
Interest income.............      (10,490)             --             --             (302)          9,650(12)           --
Gain on disposition of
  assets....................     (221,356)           (947)       209,970(8)            --              --               --
Gain on disposition of
  representation
  contracts.................      (18,284)             --             --               --              --               --
Other (income) expense......           --              --             --               46              --               --
                               ----------       ---------      ---------        ---------        --------          -------
Income (loss) before income
  taxes.....................      (50,909)         32,125       (174,096)        (113,466)       (101,298)          (6,145)
Income tax expense
  (benefit).................        8,818           8,867        (60,934)(9)      (26,759)        (35,454)(16)      (2,151)
Dividends and accretion on
  preferred stock of
  subsidiaries..............        7,940              --             --           17,390              --               --
                               ----------       ---------      ---------        ---------        --------          -------
Income (loss) before equity
  in net loss of
  nonconsolidated
  affiliates................      (67,667)         23,258       (113,162)        (104,097)        (65,844)          (3,994)
Equity in net loss of
  nonconsolidated
  affiliates................       (2,085)             --        (59,736)(10)       (2,444)            --               --
                               ----------       ---------      ---------        ---------        --------          -------
Net income (loss)...........      (69,752)         23,258       (172,898)        (106,541)        (65,844)          (3,994)
Preferred stock dividends...       14,011              --             --               --              --               --
                               ----------       ---------      ---------        ---------        --------          -------
Income (loss) attributable
  to common stockholders....   $  (83,763)      $  23,258      $(172,898)       $(106,541)       $(65,844)         $(3,994)
                               ==========       =========      =========        =========        ========          =======
Basic and diluted loss per
  common share..............   $    (0.52)
                               ==========
Weighted average common
  shares outstanding(22)....      160,511                                                          38,057
                               ==========                                                        ========


                                 OTHER          1999
                               PRO FORMA        AMFM
                              ADJUSTMENTS    PRO FORMA
                              -----------    ----------
Net revenues................   $     --      $1,535,409
Operating expenses excluding
  depreciation and
  amortization..............         --         849,341
Depreciation and
  amortization..............         --         637,008
Corporate general and
  administrative............         --          51,294
Noncash compensation
  expense...................         --          26,432
Merger and non-recurring
  costs.....................         --          61,580
                               --------      ----------
Operating income (loss).....         --         (90,246)
Interest expense............     (9,975)(18)    345,281
Interest income.............         --          (1,142)
Gain on disposition of
  assets....................         --         (12,333)
Gain on disposition of
  representation
  contracts.................         --         (18,284)
Other (income) expense......         --              46
                               --------      ----------
Income (loss) before income
  taxes.....................      9,975        (403,814)
Income tax expense
  (benefit).................   3,491(19)       (104,122)
Dividends and accretion on
  preferred stock of
  subsidiaries..............    (12,621)(20)     12,709
                               --------      ----------
Income (loss) before equity
  in net loss of
  nonconsolidated
  affiliates................     19,105        (312,401)
Equity in net loss of
  nonconsolidated
  affiliates................         --         (64,265)
                               --------      ----------
Net income (loss)...........     19,105        (376,666)
Preferred stock dividends...    (14,011)(21)         --
                               --------      ----------
Income (loss) attributable
  to common stockholders....   $ 33,116      $ (376,666)
                               ========      ==========
Basic and diluted loss per
  common share..............                 $    (1.75)
                                             ==========
Weighted average common
  shares outstanding(22)....     16,435         215,003
                               ========      ==========

      See accompanying notes to Unaudited Pro Forma Financial Information

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                        CONDENSED FINANCIAL INFORMATION
                           (IN THOUSANDS OF DOLLARS)

ADJUSTMENTS TO THE UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

     (1) Reflects the exchange of Capstar Communications' 12 5/8% Series E Cumulative Exchangeable Preferred Stock for 12 5/8% Senior Subordinated Exchange Debentures due 2006 expected to be completed on November 23, 1999.

     (2) Reflects the purchase of $293,641 of aggregate principal amount of Capstar Communications' 10 3/4% Senior Subordinated Notes due 2006 and estimated fees and expenses pursuant to a tender offer which was completed on November 12, 1999, funded with borrowings under the credit agreement. The adjustment to accumulated deficit represents the related extraordinary loss on the early extinguishment of debt of $10,551, net of a tax benefit of $3,693.

     (3) Reflects the adjustment to record estimated stock option compensation expense relating to certain executive stock options of $5,188, net of a tax benefit of $1,816, recognized ratably using the five-year vesting period from the date of grant through September 30, 1999. These options will become exercisable upon the Clear Channel merger, subject to the vesting terms.

     (4) Reflects the conversion of AMFM's 7% Convertible Preferred Stock to AMFM common stock expected to be completed during the first quarter of 2000.

ADJUSTMENTS TO THE UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF
OPERATIONS

     (5) AMFM began operating KKFR-FM and KFYI-AM in Phoenix under a time brokerage agreement effective November 5, 1998. Therefore, the results of operations of KKFR-FM and KFYI-AM are included in AMFM's historical operations subsequent to this date during 1998 and for the nine months ended September 30, 1999.

         AMFM entered into a time brokerage agreement to sell substantially all of the broadcast time of WMVP-AM in Chicago effective September 10, 1998. Therefore, substantially all of the results of operations of WMVP-AM are excluded from AMFM's historical operations subsequent to this date during 1998 and for the nine months ended September 30, 1999.

     (6) On September 15, 1999, AMFM consummated the sale of its outdoor advertising business to Lamar in exchange for net proceeds of $680,000 in cash, subject to a working capital adjustment, and 26,227,273 shares of Lamar's class A common stock. This adjustment removes the historical results of operations of AMFM's outdoor advertising business.

     (7) Reflects the increase in interest expense of $45,819 for the year ended December 31, 1998 and the net decrease in interest expense of $35,874 for the nine months ended September 30, 1999 in connection with the additional bank borrowings related to the

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                 CONDENSED FINANCIAL INFORMATION -- (CONTINUED)

         outdoor advertising acquisitions completed during 1998 and 1999 and the paydown of debt resulting from the net proceeds of $680,000 received from Lamar.

     (8) Reflects the elimination of the nonrecurring gain of $209,970 incurred in connection with AMFM's sale of its outdoor advertising business.

     (9) Reflects the tax effect of the pro forma adjustments.

     (10) The adjustment to reflect AMFM's 30% equity interest in Lamar and amortization of the investment basis in excess of underlying equity in the net assets of Lamar over an estimated life of 15 years is as follows:

                                                                             NINE MONTHS
                                                         YEAR ENDED             ENDED
                                                      DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                      -----------------   ------------------
Lamar historical net loss applicable to common
stock...............................................      $ (12,255)           $(19,533)
Pro forma adjustments for significant acquisitions
  completed by Lamar during 1998....................        (19,640)                 --
Pro forma adjustments to reflect the acquisition by
  Lamar of AMFM's outdoor business..................        (69,104)            (49,383)
                                                          ---------            --------
Lamar pro forma net loss applicable to common
  stockholders......................................       (100,999)            (68,916)
AMFM equity interest................................             30%                 30%
                                                          ---------            --------
Equity in pro forma net loss of Lamar...............        (30,300)            (20,675)
Less historical equity in net loss of Lamar.........             --                (219)
                                                          ---------            --------
Pro forma adjustment for equity in net loss of
  Lamar.............................................        (30,300)            (20,456)
Amortization of investment basis in excess of
  underlying equity in the net assets of Lamar......        (52,374)            (39,280)
                                                          ---------            --------
          Total equity in net loss of affiliate.....      $ (82,674)           $(59,736)
                                                          =========            ========

       The Lamar pro forma net loss applicable to common stockholders was estimated by AMFM based on information obtained from publicly filed financial statements. These estimates, including the allocation of purchase price, are preliminary and subject to change.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                 CONDENSED FINANCIAL INFORMATION -- (CONTINUED)

ADJUSTMENTS TO CAPSTAR'S HISTORICAL CONDENSED STATEMENT OF OPERATIONS RELATED TO THE COMPLETED CAPSTAR TRANSACTIONS

     (11) Capstar's historical condensed statement of operations for the year ended December 31, 1998 and the period from January 1 to July 13, 1999 and pro forma adjustments related to the completed Capstar transactions is summarized below:

                                                                    PRO FORMA         CAPSTAR
                                                                   ADJUSTMENTS      AS ADJUSTED
                                                     COMPLETED       FOR THE          FOR THE
                                                      CAPSTAR       COMPLETED        COMPLETED
YEAR ENDED                             CAPSTAR     TRANSACTIONS      CAPSTAR          CAPSTAR
DECEMBER 31, 1998                     HISTORICAL   HISTORICAL(A)   TRANSACTIONS     TRANSACTIONS
-----------------                     ----------   -------------   ------------     ------------
Net revenues........................   $517,467      $ 109,153       $     --        $ 626,620
Operating expenses excluding
  depreciation and amortization.....    304,565         54,449             --          359,014
Depreciation and amortization.......     96,207         13,290         23,726(B)       133,223
Corporate general and
  administrative....................     23,678          3,240             --           26,918
Noncash compensation expense........     21,260         74,199        (74,199)(C)       21,260
LMA fees............................      4,103            697         (4,800)(D)           --
Merger and non-recurring costs......     12,970         35,318        (11,255)(E)       20,433
                                                                      (16,600)(F)
                                       --------      ---------       --------        ---------
Operating income (loss).............     54,684        (72,040)        83,128           65,772
Interest expense....................    121,145         31,508         27,689(G)       180,342
Interest income.....................     (3,423)          (352)            --           (3,775)
Loss on investment in limited
  liability companies...............     28,565             --             --           28,565
Other (income) expense..............        183          3,308         (3,163)(H)          328
                                       --------      ---------       --------        ---------
Income (loss) before income taxes...    (91,786)      (106,504)        58,602         (139,688)
Income tax expense (benefit)........    (24,317)           210        (16,976)(I)      (41,083)
Dividends and accretion on preferred
  stock of subsidiary...............     21,987             --         17,264(J)        25,586
                                                                      (13,665)(K)
                                       --------      ---------       --------        ---------
Net income (loss)...................    (89,456)      (106,714)        71,979         (124,191)
Preferred stock dividends...........         --         17,264        (17,264)(J)           --
                                       --------      ---------       --------        ---------
Income (loss) attributable to common
  stockholders......................   $(89,456)     $(123,978)      $ 89,243        $(124,191)
                                       ========      =========       ========        =========

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                 CONDENSED FINANCIAL INFORMATION -- (CONTINUED)

                                                                PRO FORMA         CAPSTAR
                                                               ADJUSTMENTS      AS ADJUSTED
                                                                 FOR THE          FOR THE
                                                                COMPLETED        COMPLETED
PERIOD FROM JANUARY 1                              CAPSTAR       CAPSTAR          CAPSTAR
TO JULY 13, 1999                                  HISTORICAL   TRANSACTIONS     TRANSACTIONS
---------------------                             ----------   ------------     ------------
Net revenues....................................  $ 347,290       $  --          $ 347,290
Operating expenses excluding depreciation and
  amortization..................................    207,001          --            207,001
Depreciation and amortization...................     78,338          --             78,338
Corporate general and administrative............     14,026          --             14,026
Noncash compensation expense....................     20,284          --             20,284
LMA fees........................................        387        (387)(D)             --
Merger and non-recurring costs..................     51,288          --             51,288
                                                  ---------       -----          ---------
Operating income................................    (24,034)        387            (23,647)
Interest expense................................     90,075          --             90,075
Interest income.................................       (302)         --               (302)
Other (income) expense..........................         46          --                 46
                                                  ---------       -----          ---------
Income (loss) before income taxes...............   (113,853)        387           (113,466)
Income tax expense (benefit)....................    (26,894)        135(I)         (26,759)
Dividends and accretion on preferred stock of
  subsidiary....................................     17,390          --             17,390
                                                  ---------       -----          ---------
Income (loss) before equity in net loss of
  nonconsolidated affiliates....................   (104,349)        252           (104,097)
Equity in net loss of nonconsolidated
  affiliates....................................     (2,444)         --             (2,444)
                                                  ---------       -----          ---------
Income (loss) attributable to common
  stockholders..................................  $(106,793)      $ 252          $(106,541)
                                                  =========       =====          =========

---------------

(A) The detail of the historical financial data of significant stations acquired or disposed of in the completed transactions by Capstar for the year ended December 31, 1998 has been obtained from the historical financial statements of the respective stations and is summarized below:

                                              PATTERSON          SFX           OTHER SFX      COMPLETED
                                             ACQUISITION     ACQUISITION     TRANSACTIONS      CAPSTAR
YEAR ENDED                                    HISTORICAL      HISTORICAL      HISTORICAL     TRANSACTIONS
DECEMBER 31, 1998                            1/1-1/29(i)     1/1-5/29(ii)    1/1-5/29(iii)    HISTORICAL
-----------------                            ------------   --------------   -------------   ------------
Net revenues...............................    $ 3,503        $ 124,677        $(19,027)      $ 109,153
Operating expenses excluding depreciation
  and amortization.........................      2,523           78,235         (26,309)         54,449
Depreciation and amortization..............        497           17,668          (4,875)         13,290
Corporate general and administrative.......        171            3,069              --           3,240
Noncash compensation expense...............         --           74,199              --          74,199
LMA fees...................................         --              697              --             697
Merger and non-recurring costs.............         --           35,318              --          35,318
                                               -------        ---------        --------       ---------
Operating income (loss)....................        312          (84,509)         12,157         (72,040)
Interest expense...........................        645           30,867              (4)         31,508
Interest income............................         --             (352)             --            (352)
Other expense..............................      3,163               --             145           3,308
                                               -------        ---------        --------       ---------
Income (loss) before income taxes..........     (3,496)        (115,024)         12,016        (106,504)
Income tax expense.........................         --              210              --             210
                                               -------        ---------        --------       ---------
Net income (loss)..........................     (3,496)        (115,234)         12,016        (106,714)
Preferred stock dividends..................         --           17,264              --          17,264
                                               -------        ---------        --------       ---------
Income (loss) attributable to common
  stockholders.............................    $(3,496)       $(132,498)       $ 12,016       $(123,978)
                                               =======        =========        ========       =========

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                 CONDENSED FINANCIAL INFORMATION -- (CONTINUED)

---------------

(i) In January 1998, Capstar acquired 39 radio stations (25 FM and 14 AM) from Patterson Broadcasting, Inc. for approximately $227,186 in cash.

(ii) On May 29, 1998, Capstar acquired SFX Broadcasting, Inc. a radio broadcasting company which owned 81 radio stations (60 FM and 21 AM) and operated two additional radio stations (1 FM and 1 AM) under time brokerage or joint sales agreements. The acquisition was effected through the merger of a wholly owned subsidiary of Capstar with and into SFX, with SFX surviving the merger as a wholly owned subsidiary of Capstar, renamed Capstar Communications, Inc. The total consideration paid for all of the outstanding common equity interest of SFX was approximately $1,279,656, including direct costs of the acquisition.

(iii) Other SFX transactions include the following transactions related to stations acquired by Capstar from SFX on May 29, 1998:

      (a) On February 20, 1998, AMFM entered into an agreement to acquire from Capstar KTXQ-FM and KBFB-FM in Dallas/Ft. Worth, KODA-FM, KKRW-FM and KQUE-AM in Houston, KPLN-FM and KYXY-FM in San Diego and WPHH-FM, WJJJ-FM, WXDX-FM and WDVE-FM in Pittsburgh (collectively, the "Capstar/SFX Stations") for an aggregate purchase price of approximately $637,500 in a series of purchases and exchanges over a period of three years. In connection with this transaction, which is expected to be terminated on November 19, 1999, Capstar entered into a time brokerage agreement with AMFM to sell substantially all of the broadcasting time of ten of the Capstar/SFX Stations (9 FM and 1 AM) effective May 29, 1998. Reflects the adjustment to eliminate the results of operations of the Capstar/SFX Stations operated by AMFM under time brokerage agreements and to record the related time brokerage (LMA) fee revenue of $20,594 for the period January 1, 1998 to May 29, 1998.

      (b) In connection with the acquisition of SFX, Capstar was required to dispose of certain stations acquired from SFX due to governmental restrictions on multiple station ownership. On May 29, 1998, Capstar completed the following disposition and exchange transactions to comply with multiple ownership rules:

           - the sale of one FM station in Houston, Texas to HBC Houston, Inc. for approximately $54,000;

           - the sale of four radio stations (3 FM and 1 AM) in Long Island, New York to Cox Radio, Inc. for approximately $46,000;

           - the sale of four radio stations (3 FM and 1 AM) in Greenville, South Carolina to Clear Channel Radio, Inc. for approximately $35,000;

           - the sale of one FM station in Daytona Beach, Florida to Clear Channel Metroplex, Inc. for approximately $11,500;

           - the assignment of four radio stations (2 FM and 2 AM) in Fairfield, Connecticut with an aggregate fair market value of $15,000 to a trust pending the sale to a third party; and

           - the exchange of KODA-FM in Houston, Texas to AMFM for two FM stations in Jacksonville, Florida (valued at $53,000) and $90,250 in cash, which was used by Capstar to acquire three stations (2 FM and 1 AM) in Austin, Texas through a qualified intermediary.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                 CONDENSED FINANCIAL INFORMATION -- (CONTINUED)

      Reflects the adjustment to eliminate the results of operations of the SFX stations disposed by Capstar and to record the results of operations for the stations received in the exchange transaction for the period January 1, 1998 to May 29, 1998.

(B) Reflects incremental amortization related to the completed transactions and is based on the following allocation to intangible assets:

                                    INCREMENTAL                                  HISTORICAL    ADJUSTMENT
COMPLETED TRANSACTIONS              AMORTIZATION   INTANGIBLE    AMORTIZATION   AMORTIZATION    FOR NET
YEAR ENDED DECEMBER 31, 1998         PERIOD(1)     ASSETS, NET     EXPENSE        EXPENSE       INCREASE
----------------------------        ------------   -----------   ------------   ------------   ----------
Patterson acquisition.............    1/1-1/29     $  268,219      $   540         $  356       $   184
SFX acquisition...................    1/1-5/29      3,194,742       33,057          9,515        23,542
                                                   ----------      -------         ------       -------
                                                   $3,462,961      $33,597         $9,871       $23,726
                                                   ==========      =======         ======       =======

---------------

     (i) The incremental amortization period represents the period of the year that the acquisition was not completed. Intangible assets consist of broadcast licenses which are amortized on a straight-line basis over estimated average lives of 40 years. Actual amortization may differ based upon final purchase price allocations.

(C) Reflects the elimination of non-recurring transaction-related compensation expense of $74,199 attributable to the voluntary settlement of the outstanding options, SARs and unit purchase options by SFX in connection with Capstar's acquisition of SFX.

(D) Reflects the elimination of $4,800 of time brokerage (LMA) fees for the year ended December 31, 1998, of which $4,103 were paid by Capstar and $697 by SFX, and $387 of time brokerage (LMA) fees paid by Capstar for the period from January 1 to July 13, 1999 related to acquired radio stations that were previously operated under time brokerage agreements.

(E) Reflects the elimination of non-recurring transaction-related charges of $11,255 recorded by SFX in connection with Capstar's acquisition of SFX and the spin-off of SFX Entertainment, Inc. These charges consist primarily of legal, accounting and regulatory fees.

(F) Reflects the elimination of the consent solicitation payments to the holders of the 10 3/4% Senior Subordinated Notes due 2006 and 12 5/8% Series E Cumulative Exchangeable Preferred Stock of SFX incurred in connection with the spin-off of SFX Entertainment of $16,600. The spin-off of SFX Entertainment was consummated in April 1998.

(G) Reflects the adjustment to interest expense in connection with the consummation of the completed Capstar transactions:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1998
                                                              -----------------
Additional bank borrowings related to completed
acquisitions...............................................      $1,362,072
Interest expense at 8.00%..................................         108,966
Less: historical interest expense recognized subsequent to
  completed acquisition....................................         (69,925)
                                                                 ----------
Incremental interest expense...............................          39,041
Less: historical interest expense recognized by the
  acquired company.........................................         (11,352)
                                                                 ----------
Net increase in interest expense...........................      $   27,689
                                                                 ==========

(H) Adjustment represents the elimination of $3,163 of transaction expenses recorded by Patterson in connection with Capstar's acquisition of Patterson.

(I)  Reflects the tax effect of the pro forma adjustments.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                 CONDENSED FINANCIAL INFORMATION -- (CONTINUED)

(J) Reclassification of SFX's historical preferred stock dividends of $17,264 to Capstar's dividends on preferred stock of subsidiaries.

(K) Reflects the elimination of a portion of the redeemable preferred stock dividends related to the SFX acquisition and the subsequent redemption of $119,600 and $500 liquidation preference on July 3, 1998 and July 10, 1998, respectively, of the 12 5/8% Series E Cumulative Preferred Stock of SFX as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   1998
                                                               ------------
Dividends on 6% Series C Redeemable Preferred Stock redeemed
as part of the acquisition of SFX on May 29, 1998...........     $   (112)
Dividends on 6 1/2% Series D Cumulative Convertible
  Exchangeable Preferred Stock redeemed as part of the
  acquisition of SFX on May 29, 1998........................       (5,841)
Dividends on 12 5/8% Series E Cumulative Exchangeable
  Preferred Stock of $119,500 and $500 for the period
  January 1, 1998 to the redemption dates of July 3, 1998
  and July 10, 1998, respectively...........................       (7,712)
                                                                 --------
Total adjustment for net decrease in dividends and
  accretion.................................................     $(13,665)
                                                                 ========

ADJUSTMENTS TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS RELATED TO THE CAPSTAR MERGER

     (12) Reflects the elimination of intercompany transactions between AMFM and Capstar for AMFM's media representation services provided to Capstar, Capstar's participation in The AMFM Radio Networks, fees paid by AMFM to Capstar under time brokerage (LMA) agreements and interest on Capstar's note payable to AMFM of $150,000 for the year ended December 31, 1998 and the period from January 1 to July 13, 1999.

     (13) Reflects incremental amortization related to the Capstar merger and is based on the allocation of the total consideration as follows:

                                                                       PERIOD FROM
                                                     YEAR ENDED       JANUARY 1 TO
                                                  DECEMBER 31, 1998   JULY 13, 1999
                                                  -----------------   -------------
Amortization expense on $5,893,129 of intangible
assets..........................................      $ 392,875         $210,625
Less: historical amortization expense...........       (111,245)         (63,625)
                                                      ---------         --------
Adjustment for net increase in amortization
  expense.......................................      $ 281,630         $147,000
                                                      =========         ========

        Historical depreciation expense of Capstar as adjusted for the completed Capstar transactions is assumed to approximate depreciation expense on a pro forma basis. Actual depreciation and amortization may differ based upon final purchase price allocations.

     (14) Reflects the elimination of financial advisory and other expenses of Capstar in connection with the Capstar merger of $8,000 for the year ended December 31, 1998 and $47,510 for the period from January 1 to July 13, 1999.

     (15) Reflects the adjustment to record interest expense of $4,018 for the year ended December 31, 1998 and $1,464 for the nine months ended September 30, 1999 on

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                 CONDENSED FINANCIAL INFORMATION -- (CONTINUED)

          additional bank borrowings related to estimated financial advisors, legal, accounting and other professional fees incurred by AMFM and Capstar.

     (16) Reflects the tax effect of the pro forma adjustments.

ADJUSTMENTS TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS RELATED TO THE OTHER COMPLETED TRANSACTIONS

     (17) The combined condensed statement of operations for the other completed transactions for the year ended December 31, 1998 and for the nine months ended September 30, 1999 are summarized below:

                                                   THE
                                  CHICAGO       BROADCAST          PRO FORMA
                                DISPOSITION    GROUP, INC.      ADJUSTMENTS FOR        OTHER
YEAR ENDED                       HISTORICAL     HISTORICAL    THE OTHER COMPLETED    COMPLETED
DECEMBER 31, 1998               1/1-12/31(a)   1/1-12/31(b)      TRANSACTIONS       TRANSACTIONS
-----------------               ------------   ------------   -------------------   ------------
Net revenues..................    $(10,309)      $11,772          $   (1,049)(c)      $   414
Operating expenses excluding
  depreciation and
  amortization................     (13,271)        6,149                  --           (7,122)
Depreciation and
  amortization................        (592)          188               5,574(d)         5,170
                                  --------       -------          ----------          -------
Operating income (loss).......       3,554         5,435              (6,623)           2,366
Interest expense..............          --           332               4,498(e)         4,830
                                  --------       -------          ----------          -------
Income (loss) before income
  taxes.......................       3,554         5,103             (11,121)          (2,464)
Income tax expense
  (benefit)...................          --         1,850              (2,712)(f)         (862)
                                  --------       -------          ----------          -------
Income (loss).................    $  3,554       $ 3,253          $   (8,409)         $(1,602)
                                  ========       =======          ==========          =======

                                                CHICAGO          PRO FORMA
                                              DISPOSITION     ADJUSTMENTS FOR        OTHER
NINE MONTHS ENDED                             HISTORICAL    THE OTHER COMPLETED    COMPLETED
SEPTEMBER 30, 1999                            1/1-4/16(a)      TRANSACTIONS       TRANSACTIONS
------------------                            -----------   -------------------   ------------
Net revenues................................     $(705)           $    --           $  (705)
Operating expenses excluding depreciation
  and amortization..........................      (116)                --              (116)
Depreciation and amortization...............        --              2,839(d)          2,839
                                                 -----            -------           -------
Operating income (loss).....................      (589)            (2,839)           (3,428)
Interest expense............................        --              2,717(e)          2,717
                                                 -----            -------           -------
Income (loss) before income taxes...........      (589)            (5,556)           (6,145)
Income tax expense (benefit)................        --             (2,151)(f)        (2,151)
                                                 -----            -------           -------
Income (loss)...............................     $(589)           $(3,405)          $(3,994)
                                                 =====            =======           =======

---------------

(a) On April 16, 1999, AMFM sold WMVP-AM in Chicago to ABC, Inc. for $21,000 in cash. AMFM entered into a time brokerage agreement to sell substantially all of the broadcast time of WMVP-AM effective September 10, 1998.

(b) On July 1, 1999, AMFM acquired KKFR-FM and KFYI-AM in Phoenix from The Broadcast Group, Inc. for $90,000 in cash. AMFM began operating KKFR-FM and KFYI-AM under a time brokerage agreement effective November 5, 1998.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                 CONDENSED FINANCIAL INFORMATION -- (CONTINUED)

(c) Reflects the elimination of revenue related to the time brokerage agreement between The Broadcast Group Inc. and AMFM. AMFM began operating KKFR-FM and KFYI-AM in Phoenix under the time brokerage agreement effective November 5, 1998.

(d) Reflects incremental amortization related to the assets acquired in the Phoenix acquisition and is based on the allocation of the total consideration as follows:

                              INCREMENTAL    INTANGIBLE                   HISTORICAL    ADJUSTMENT
YEAR ENDED                    AMORTIZATION    ASSETS,     AMORTIZATION   AMORTIZATION    FOR NET
DECEMBER 31, 1998              PERIOD(i)        NET        EXPENSE(i)      EXPENSE       INCREASE
-----------------             ------------   ----------   ------------   ------------   ----------
Phoenix acquisition.........   1/1-12/31      $85,160        $5,677          $103         $5,574
                                              -------        ------          ----         ------

                              INCREMENTAL    INTANGIBLE                   HISTORICAL    ADJUSTMENT
NINE MONTHS ENDED             AMORTIZATION    ASSETS,     AMORTIZATION   AMORTIZATION    FOR NET
SEPTEMBER 30, 1999             PERIOD(i)        NET        EXPENSE(i)      EXPENSE       INCREASE
------------------            ------------   ----------   ------------   ------------   ----------
Phoenix acquisition.........     1/1-7/1      $85,160        $2,839          $ --         $2,839
                                              -------        ------          ----         ------

(i) Intangible assets are amortized on a straight-line basis over an estimated average 15 year life. The incremental amortization period represents the period of the year that the acquisition was not completed.

     Historical depreciation expense for the Phoenix acquisition is assumed to approximate depreciation expense on a pro forma basis. Actual depreciation and amortization may differ based upon final purchase price allocations.

(e)   Reflects the adjustment to interest expense as follows:

                                                 YEAR ENDED       NINE MONTHS ENDED
                                              DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                              -----------------   ------------------
Additional bank borrowings related to other
completed transactions......................       $69,000             $69,000
                                                   -------             -------
Interest expense at 7.0%....................         4,830               2,415
Less: historical interest expense recognized
  subsequent to the completed
  transaction...............................            --                 302
                                                   -------             -------
Incremental interest expense................         4,830               2,717
Less: historical interest expense recognized
  by the acquired company...................          (332)                 --
                                                   -------             -------
Net increase in interest expense............       $ 4,498             $ 2,717
                                                   =======             =======

(f)   Reflects the tax effect of the pro forma adjustments.

     (18) Reflects (i) the net decrease in interest expense resulting from the refinancing to occur on November 19, 1999 of the existing credit agreements of two of AMFM's subsidiaries into a single new credit agreement with an estimated average interest rate of 6.75%, (ii) the net decrease in interest expense related to the purchase of $293,641 of aggregate principal amount of Capstar Communications' 10 3/4% Senior Subordinated Notes due 2006 and estimated fees and expenses pursuant to a tender offer which was completed on November 12, 1999, funded with borrowings under the credit agreement and (iii) the net increase in interest expense related to the exchange of the 12 5/8% Series E Cumulative

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                 CONDENSED FINANCIAL INFORMATION -- (CONTINUED)

          Exchangeable Preferred Stock of Capstar Communications for 12 5/8% Senior Subordinated Exchange Debentures due 2006 expected to be completed on November 23, 1999.

     (19) Reflects the tax effect of the pro forma adjustments.

     (20) Reflects the elimination of dividends related to the exchange of the 12 5/8% Series E Cumulative Exchangeable Preferred Stock of Capstar Communications for 12 5/8% Senior Subordinated Exchange Debentures due 2006 expected to be completed on November 23, 1999.

     (21) Reflects the elimination of preferred stock dividends related to (i) the conversion of AMFM's $3.00 Convertible Exchangeable Preferred Stock to AMFM common stock on August 24, 1999, pursuant to a notice of redemption issued to holders and (ii) the conversion of AMFM's 7% Convertible Preferred Stock to AMFM common stock expected to be completed during the first quarter of 2000.

     (22) The pro forma combined loss per common share data is computed by dividing pro forma loss attributable to common stockholders by the weighted average common shares assumed to be outstanding. A summary of shares used in the pro forma combined loss per common share calculation follows:

                                                                     NINE MONTHS
                                                 YEAR ENDED             ENDED
                                              DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                              -----------------   ------------------
                                               (IN THOUSANDS)       (IN THOUSANDS)
Historical weighted average shares
outstanding.................................       137,979             160,511
Incremental weighted average shares relating
  to:
  53,553,966 shares of common stock issued
     in connection with the Capstar merger
     on July 13, 1999.......................        53,554              38,057
  11,979,800 shares of common stock issued
     upon the conversion of AMFM's $3.00
     Convertible Exchangeable Preferred
     Stock on August 24, 1999...............        11,980              10,356
  6,079,088 shares of common stock to be
     issued upon the conversion of AMFM's 7%
     Convertible Preferred Stock............         6,079               6,079
                                                   -------             -------
Shares used in the pro forma combined
  earnings per share calculation............       209,592             215,003
                                                   =======             =======

PROSPECTUS

                                 $2,000,000,000

                       CLEAR CHANNEL COMMUNICATIONS, INC.
                              CCCI CAPITAL TRUST I
                             CCCI CAPITAL TRUST II
                             CCCI CAPITAL TRUST III

     We will offer and sell, from time to time, in one or more offerings, the debt and equity securities described in this prospectus. The total offering price of these securities, in the aggregate, will not exceed $2.0 billion. We will provide the specific terms of these securities in supplements to this prospectus. You should carefully read this prospectus and the supplements before you decide to invest in any of these securities.

CLEAR CHANNEL COMMUNICATIONS, INC.

     We will offer and sell, from time to time, in one or more offerings:

        - common stock
        - debt securities
        - junior subordinated debt securities
        - preferred stock
        - warrants
        - stock purchase contracts
        - stock purchase units
        - guarantees

     The stock purchase contracts will require a purchaser to buy a specific amount of common stock or preferred stock, and they will obligate Clear Channel to pay the purchasers specific fees. The stock purchase units will include these stock purchase contracts and debt securities, junior subordinated debt securities, debt obligations of the United States of America or its agencies or instrumentalities, or preferred securities issued by CCCI Capital Trusts I, II and III. The guarantees will be full, unconditional guarantees of the Clear Channel Trusts' obligation to distribute specific amounts of cash to the holders of Clear Channel Trust preferred securities.

THE CLEAR CHANNEL TRUSTS

     The CCCI Capital Trusts I, II and III are each Delaware business trusts that will offer and sell preferred securities, from time to time in one or more offerings. Each Clear Channel Trust will use all of the proceeds from the sale of its preferred securities to buy junior subordinated debt securities of Clear Channel. The Clear Channel Trusts will receive cash payments from the junior subordinated debt securities, and each trust will distribute these payments to the holders of its preferred and common securities. Clear Channel will own all of the common securities of the Clear Channel Trusts.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     FOR A DISCUSSION OF THE RISKS ASSOCIATED WITH AN INVESTMENT IN THE SECURITIES, SEE "GENERAL DESCRIPTION OF SECURITIES AND RISK FACTORS" ON PAGE 6.

                 The date of this prospectus is April 26, 1999.

                                EXPLANATORY NOTE

     When we refer to Clear Channel in this prospectus, we are referring to Clear Channel Communications, Inc. When we refer to the Clear Channel Trusts in this prospectus, we are referring to the CCCI Capital Trusts. When the word "we" "our" or "us" is used in this prospectus, we are referring to both Clear Channel and the Clear Channel Trusts together.

                      WHERE YOU CAN FIND MORE INFORMATION

     Clear Channel files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information Clear Channel files with the SEC at its public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Clear Channel's filings are also available to the public on the internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy Clear Channel's reports, proxy statements and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the common stock is listed.

     We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

     The SEC allows us to "incorporate by reference" into this document the information Clear Channel filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information incorporated later.

     We incorporate by reference the documents listed below:

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

     2. Current Report on Form 8-K filed December 10, 1998, as amended by Form 8-K/A filed February 23, 1999 and Form 8-K/A filed April 12, 1999.

     3. Current Report on Form 8-K filed October 9, 1998.

     4. Current Report on Form 8-K filed July 10, 1998, as amended by Form 8-K/A filed September 4, 1998, Form 8-K/A filed January 14, 1999 and Form 8-K/A filed February 23, 1999.

     5. Current Report on Form 8-K filed March 12, 1998, as amended by Form 8-K/A filed on March 23, 1998 and Form 8-K/A filed on February 23, 1999.

     6. Current Report on Form 8-K filed December 22, 1997, as amended by Form 8-K/A filed February 23, 1999.

     7. Current Report on Form 8-K filed April 17, 1997.

     We also incorporate by reference all future filings we make with the SEC between the date of this document and the date upon which we sell all the securities we offer with this document.

     You may obtain copies of filings referred to above at no cost by contacting us at the following address: Corporate Secretary, Clear Channel Communications, Inc., 200 Concord Plaza, Suite 600, San Antonio, Texas 78216, telephone: (210) 822-2828.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a shelf registration statement that we filed with the SEC. By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. The total dollar amount of the securities we sell through these offerings will not exceed $2.0 billion.

     This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     This prospectus does not contain separate financial statements for the Clear Channel Trusts. We do not believe these financial statements would be useful since each trust is a direct or indirect wholly-owned subsidiary of Clear Channel, and we file consolidated financial information under the Exchange Act. The Clear Channel Trusts will not have any independent function other than to issue common and preferred securities and to purchase junior subordinated debt securities of Clear Channel. Clear Channel will provide a full, unconditional guarantee of each trust's obligations under their respective common and preferred securities.

     You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information we previously filed with the SEC and incorporated by reference into this prospectus, is accurate only as of the date of the documents containing the information.

                       CLEAR CHANNEL COMMUNICATIONS, INC.

     Clear Channel is a diversified media company with two business segments: broadcasting and outdoor advertising. Clear Channel was incorporated in Texas in 1974. As of December 31, 1998, it owned, programmed, or sold airtime for 204 domestic radio stations, two international radio stations and 18 domestic television stations and it was one of the world's largest outdoor advertising companies based on total advertising display inventory of 89,008 domestic display faces and 213,566 international display faces. In addition, Clear Channel owns the following interests in other radio broadcasting companies:

     - a 50% equity interest in the Australian Radio Network Pty. Ltd., which operates radio stations in Australia;

     - a one-third equity interest in New Zealand Radio Network which operates radio stations in New Zealand;

     - a 28.7% non-voting equity interest in Heftel Broadcasting Corporation (Nasdaq: HBCCA), a Spanish-language broadcaster which operates radio stations in domestic markets;

     - a 40% equity interest in Grupo Acir Communicaciones, S.A. de C.V., one of the largest radio broadcasters in Mexico owning or programming through affiliations 164 radio stations serving 72 markets in Mexico; and

     - a 50% equity interest in Radio Bonton, a.s., which owns an FM radio station in the Czech Republic.

     During 1998, Clear Channel derived approximately 48% of its net revenue from broadcasting operations and approximately 52% from outdoor advertising operations.

     Clear Channel's principal executive offices are located at 200 Concord Plaza, Suite 600, San Antonio, Texas 78216, telephone: (210) 822-2828.

                              RECENT DEVELOPMENTS

     On October 8, 1998, Clear Channel entered into an agreement with Jacor Communications, Inc. to combine the two companies by merging Jacor with and into one of Clear Channel's wholly-owned subsidiaries. As of October 7, 1998, Jacor was the nation's second largest radio group in terms of number of radio stations, and the third largest radio group as measured by revenue. Jacor was also a leading provider of syndicated radio programming. As of October 7, 1998, Jacor owned, operated, represented or had entered into agreements to acquire 230 radio stations and one television station in 55 domestic markets. Jacor also produces more than 50 syndicated programs and services for more than 4,000 radio stations, including Rush Limbaugh, The Dr. Laura Schlessinger Show and Dr. Dean Edell, the top three rated radio programs in the country.

     Clear Channel structured the merger as a stock-for-stock transaction whereby each share of Jacor common stock will convert into a number of shares of Clear Channel common stock. The exchange ratio will be determined by a formula based upon the average closing price of Clear Channel common stock during the 25 trading days ending two days prior to the closing of the merger. Assuming an exchange ratio of 1.228 and assuming that no additional shares of Jacor common stock are issued before the completion of the merger, Clear Channel will issue approximately 63.3 million shares of its common stock in the merger to Jacor stockholders and, following the merger, the Jacor stockholders will own approximately 19.2% of Clear Channel's outstanding common stock. In addition, at debt levels as of December 31, 1998, Clear Channel will assume approximately $1.29 billion of Jacor's long-term debt, as well as Jacor's Liquid Yield Option Notes having an accreted value of approximately $306 million.

     On March 26, 1999, the shareholders of Clear Channel and Jacor approved the merger. However, numerous other conditions must be satisfied before the completion of the merger, including the receipt of regulatory approvals and the completion of a review of the merger by the federal and state antitrust authorities. Clear Channel intends to account for the merger as a purchase.

                            THE CLEAR CHANNEL TRUSTS

     Each Clear Channel Trust is a statutory business trust formed under Delaware law pursuant to a separate declaration of trust executed by Clear Channel, as depositor for the Clear Channel Trust, and the trustees of the trust, and the filing of a certificate of trust with the Delaware Secretary of State. The declarations of trust will be amended and restated in their entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus is a part and will be qualified as indentures under the Trust Indenture Act of 1939. Unless the accompanying prospectus supplement provides otherwise, each Clear Channel Trust exists for the sole purposes of

     - issuing its preferred securities,

     - investing the gross proceeds of the sale of its preferred securities in junior subordinated debt securities of Clear Channel, and

     - engaging in only those other activities necessary or incidental thereto.

     All of each Clear Channel Trusts' common securities will be owned by Clear Channel. The common securities will rank equally with the preferred securities and payments on the common securities will be made on a pro rata basis with the preferred securities. However, upon the occurrence and continuance of an event of default under the applicable amended and restated declaration of trust, the rights of the holders of the applicable common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the applicable preferred securities. Clear Channel will acquire common securities having an aggregate liquidation amount equal to a minimum of 1% of the total capital of each Clear Channel Trust.

     Each Clear Channel Trust will have a term of at least 20 but not more than 50 years, but may terminate earlier as provided in the applicable amended and restated declaration of trust. Each Clear Channel Trust's business and affairs will be conducted by the trustees. Clear Channel will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of each Clear Channel Trust. The duties and obligations of the trustees will be governed by the amended and restated declaration of trust of each Clear Channel Trust. At least one of the trustees of each Clear Channel Trust will be a person who is an employee or officer of or who is affiliated with Clear Channel. One trustee of each Clear Channel Trust will be a financial institution that is not affiliated with Clear Channel, which will act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act, pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one trustee of each Clear Channel Trust will be a legal entity having a principal place of business in, or an individual resident of, the State of Delaware. Clear Channel will pay all fees and expenses related to each Clear Channel Trust and the offering of the preferred securities. Unless otherwise set forth in a prospectus supplement, the property trustee will be The Bank of New York, and the Delaware trustee will be The Bank of New York (Delaware). The office of the Delaware trustee in the State of Delaware is 100 White Clay Center, Newark, Delaware 19711. The principal place of business of each Clear Channel Trust is c/o Clear Channel Communications, Inc., 200 Concord Plaza, Suite 600, San Antonio, Texas 78216, telephone: (210) 822-2828.

                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

     The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends for Clear Channel.

      YEARS ENDED DECEMBER 31,
  --------------------------------
  1998   1997   1996   1995   1994
  ----   ----   ----   ----   ----
  1.83   2.32   3.63   3.32   5.54

     The ratio of earnings to combined fixed charges and preferred stock dividends has been computed on a total enterprise basis. Earnings represent income from continuing operations before income taxes less equity in undistributed net income or loss of unconsolidated affiliates plus fixed charges. Fixed charges represent interest, amortization of debt discount and expense, and the estimated interest portion of rental charges. Clear Channel had no preferred stock outstanding and paid no cash dividends for any period presented.

                                USE OF PROCEEDS

     Unless indicated otherwise in a prospectus supplement, Clear Channel expects to use the net proceeds from the sale of its securities for general corporate purposes, including repayment of borrowings, working capital, capital expenditures, stock repurchase programs and acquisitions. Unless otherwise specified in the accompanying prospectus supplement, each Clear Channel Trust will use all proceeds received from the sale of its preferred securities to purchase junior subordinated debt securities of Clear Channel.

                           HOLDING COMPANY STRUCTURE

     Clear Channel is a holding company and its assets consist primarily of investments in its subsidiaries and majority-owned partnerships. Clear Channel's rights and the rights of its creditors, including holders of debt securities or junior subordinated debt securities, to participate in the distribution of assets of any person in which Clear Channel owns an equity interest will be subject to prior claims of the person's creditors upon the person's liquidation or reorganization. However, Clear Channel may itself be a creditor with recognized claims against this person, but claims of Clear Channel would still be subject to the prior claims of any secured creditor of this person and of any holder of indebtedness of this person that is senior to that held by Clear Channel. Accordingly, the holder of debt securities or junior subordinated debt securities may be deemed to be effectively subordinated to those claims.

               GENERAL DESCRIPTION OF SECURITIES AND RISK FACTORS

     Clear Channel may offer shares of common stock or preferred stock, debt securities, junior subordinated debt securities, warrants, stock purchase contracts, stock purchase units, or any combination of them either individually or as units consisting of one or more securities under this prospectus. Each Clear Channel Trust may offer preferred securities under this prospectus.

     THE SECURITIES TO BE OFFERED MAY INVOLVE A HIGH DEGREE OF RISK. THE RISKS WILL BE SET FORTH IN THE PROSPECTUS SUPPLEMENT RELATING TO THE SECURITY. IN ADDITION, THE RISK FACTORS, IF ANY, RELATING TO CLEAR CHANNEL'S BUSINESS WILL BE SET FORTH IN A PROSPECTUS SUPPLEMENT.

             DESCRIPTION OF SENIOR AND SUBORDINATED DEBT SECURITIES

     The following description of Clear Channel's senior and subordinated debt securities summarizes the general terms and provisions of its debt securities to which any prospectus supplement may relate. We will describe the specific terms of Clear Channel's debt securities and the extent, if any, to which the general provisions summarized below may apply to any series of its debt securities in the prospectus supplement relating to the series. In this prospectus, "debt securities" will be used to refer to senior and subordinated debt securities, but not to junior subordinated debt securities.

     Clear Channel may issue its senior debt securities from time to time, in one or more series under a senior indenture, between Clear Channel and The Bank of New York, as senior trustee, or another senior trustee named in a prospectus supplement. The form of senior indenture is filed as an exhibit to the registration statement. Clear Channel may issue its subordinated debt securities from time to

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

time, in one or more series under a subordinated indenture, between Clear Channel and The Bank of New York, as subordinated trustee, or another subordinated trustee named in a prospectus supplement. The form of subordinated indenture is filed as an exhibit to the registration statement. Together the senior indenture and the subordinated indenture are called the indentures, and together the senior trustee and the subordinated trustee are called the debt trustees. None of the indentures will limit the amount of debt securities that may be issued. The applicable indenture will provide that debt securities may be issued up to an aggregate principal amount authorized by Clear Channel and may be payable in any currency or currency unit designated by it or in amounts determined by reference to an index.

GENERAL

     The senior debt securities will be unsecured and will rank equally with Clear Channel's other unsecured and unsubordinated debt, unless Clear Channel is required to secure the senior debt securities as described below under "-- Senior Debt Securities." Clear Channel's obligations under any subordinated debt securities will be subordinate in right of payment to all of its senior indebtedness, and will be described in an accompanying prospectus supplement. Clear Channel will issue debt securities from time to time and offer its debt securities on terms determined by market conditions at the time of sale.

     Clear Channel may issue its debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. Any debt securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount, which may be substantial, from their stated principal amount. We will describe the federal income tax consequences and other special considerations applicable to any substantially discounted debt securities in the related prospectus supplement.

     You should refer to the prospectus supplement for the following terms of the debt securities offered hereby:

     - the designation, aggregate principal amount and authorized denominations of the debt securities;

     - the percentage of the principal amount at which Clear Channel will issue the debt securities;

     - the date or dates on which the debt securities will mature;

     - the annual interest rate or rates of the debt securities, or the method of determining the rate or rates;

     - the date or dates on which any interest will be payable, the date or dates on which payment of any interest will commence and the regular record dates for the interest payment dates;

     - the terms of any mandatory or optional redemption, including any provisions for any sinking, purchase or other similar funds, or repayment options;

     - the currency, currencies or currency units for which the debt securities may be purchased and in which the principal, any premium and any interest may be payable;

     - if the currency, currencies or currency units for which the debt securities may be purchased or in which the principal, any premium and any interest may be payable is at Clear Channel's election or the purchaser's election, the manner in which the election may be made;

     - if the amount of payments on the debt securities is determined by an index based on one or more currencies or currency units, or changes in the price of one or more securities or commodities, the manner in which the amounts may be determined;

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

     - the extent to which any of the debt securities will be issuable in temporary or permanent global form, and the manner in which any interest payable on a temporary or permanent global security will be paid;

     - the terms and conditions upon which the debt securities may be convertible into or exchanged for common stock, preferred stock, or indebtedness or other securities of any kind;

     - information with respect to book-entry procedures, if any;

     - a discussion of the federal income tax, accounting and other special considerations, procedures and limitations with respect to the debt securities; and

     - any other specific terms of the debt securities not inconsistent with the applicable indenture.

     If Clear Channel sells any of the debt securities for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of debt securities will be payable in one or more foreign currencies or foreign currency units, it will describe the restrictions, elections, federal income tax consequences, specific terms and other information with respect to the issue of debt securities and the currencies or currency units in the related prospectus supplement.

     Unless specified otherwise in a prospectus supplement, the principal of, premium on, and interest on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the applicable debt trustee in New York, New York. However, Clear Channel may make payment of interest at its option by check mailed on or before the payment date to the address of the person entitled to the interest payment as it appears on the registry books of Clear Channel or its agents.

     Unless specified otherwise in a prospectus supplement, Clear Channel will issue the debt securities only in fully registered form and in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any transfer or exchange of any debt securities, but Clear Channel may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange. Unless we specify otherwise in the prospectus supplement, Clear Channel will pay interest on outstanding debt securities to holders of record on the date 15 days immediately prior to the date the interest is to be paid.

     Clear Channel's rights and the rights of its creditors, including holders of debt securities, to participate in any distribution of assets of any of Clear Channel subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that Clear Channel's claims as a creditor of the subsidiary may be recognized. Clear Channel's operations are conducted through its subsidiaries and, therefore, Clear Channel is dependent upon the earnings and cash flow of its subsidiaries to meet its obligations, including obligations under the debt securities. The debt securities will be effectively subordinated to all indebtedness of Clear Channel's subsidiaries.

GLOBAL SECURITIES

     Clear Channel may issue debt securities of a series in whole or in part in the form of one or more global securities and will deposit them with or on behalf of a depositary identified in the prospectus supplement relating to that series. Clear Channel may issue global securities only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee of the depositary to a successor or any nominee.

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

     The specific terms of the depositary arrangement relating to a series of debt securities will be described in the prospectus supplement relating to that series. It is anticipated that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book entry registration and transfer system the principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depositary. The accounts will be designated by the dealers, underwriters or agents with respect to the debt securities or by Clear Channel if the debt securities are offered and sold directly by it. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary participants or persons that hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by

     - the applicable depositary or its nominee, with respect to interests of participants, and

     - the records of participants, with respect to interests of persons other than participants.

     The laws of some states require that purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

     So long as the depositary for a global security or its nominee is the registered owner of the global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security will

     - not be entitled to have any of the individual debt securities of the series represented by the global security registered in their names;

     - not receive or be entitled to receive physical delivery of any debt security of that series in definitive form;

     - not be considered the owners or holders thereof under the applicable indenture governing the debt securities.

     Payments of principal of, any premium on, and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing the debt securities. Neither Clear Channel, the applicable debt trustee for the debt securities, any Paying Agent, nor the Security Registrar for the debt securities will have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     Clear Channel expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing any of the debt securities, will immediately credit participants' accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. Clear Channel also expects that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of those participants.

     If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Clear Channel within 90 days, Clear Channel will issue individual debt securities of that series in exchange for the global security representing that series of debt securities. In addition, Clear Channel may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of a series represented by one or more global securities. In that event, Clear Channel will issue individual debt securities of that series in exchange for the global security or Securities representing that series of debt securities. Further, if Clear Channel so specifies with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of that series may, on terms acceptable to Clear Channel, the applicable debt trustee and the depositary for such global security, receive individual debt securities of that series in exchange for the beneficial interests, subject to any limitations described in the prospectus supplement relating to the debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by the global security equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Individual debt securities of the series so issued will be issued in denominations, unless otherwise specified by Clear Channel, of $1,000 and integral multiples of $1,000.

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

     Each indenture prohibits Clear Channel's consolidation with or merger into any other corporation or the transfer of Clear Channel's properties and assets to any person, unless:

     - the successor corporation is organized and existing under the laws of the United States, any State thereof or the District of Columbia, and expressly assumes by a supplemental indenture the punctual payment of the principal of, premium on and interest on, all the outstanding debt securities and the performance of every covenant in the applicable indenture to be performed or observed on Clear Channel's part;

     - immediately after giving effect to the transaction, no event of default has happened and is continuing; and

     - Clear Channel has delivered to the applicable debt trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with the foregoing provisions relating to the transaction.

     In case of any consolidation, merger, conveyance or transfer, the successor corporation will succeed to and be substituted for Clear Channel as obligor on the debt securities, with the same effect as if it had been named as Clear Channel in the applicable indenture. Unless otherwise specified in a prospectus supplement, other than the restrictions on Mortgages described below, the indentures and the debt securities do not contain any covenants or other provisions designed to protect holders of debt securities in the event of a highly leveraged transaction involving Clear Channel or any Subsidiary.

EVENTS OF DEFAULT; WAIVER AND NOTICE OF DEFAULT; DEBT SECURITIES IN FOREIGN CURRENCIES

     An event of default when used in an indenture will mean any of the following as to any series of debt securities:

     - default for 30 days in payment of any interest, or, in the case of the subordinated indenture, for a period of 90 days;

     - default in payment of principal of or any premium at maturity;

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

     - default in payment of any sinking or purchase fund or similar obligation;

     - default by Clear Channel in the performance of any other covenant or warranty contained in the applicable indenture for the benefit of that series which has not been remedied for a period of 90 days after notice is given; or

     - events of Clear Channel's bankruptcy, insolvency and reorganization.

     A default under Clear Channel's other indebtedness will not be a default under the indentures and a default under one series of debt securities will not necessarily be a default under another series.

     Each indenture provides that if an event of default described in the first four bullet points above, if the event of default under the fourth bullet point is with respect to less than all series of debt securities then outstanding, has occurred and is continuing with respect to any series, either the applicable debt trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of the series then outstanding, each series acting as a separate class, may declare the principal or, in the case of original issue discount securities, the portion specified in the terms thereof, of all outstanding debt securities of the series and the accrued interest to be due and payable immediately. Each indenture further provides that if an event of default described in the fourth or fifth bullet points above, if the event of default under the fourth bullet point is with respect to all series of debt securities then outstanding, has occurred and is continuing, either the applicable debt trustee or the holders of at least 25% in aggregate principal amount of all debt securities then outstanding, treated as one class, may declare the principal or, in the case of original issue discount securities, the portion specified in the terms thereof, of all debt securities then outstanding and the accrued interest to be due and payable immediately. However, upon certain conditions the declarations may be annulled and past defaults, except for defaults in the payment of principal of, premium on, or interest on, the debt securities and in compliance with certain covenants, may be waived by the holders of a majority in aggregate principal amount of the debt securities of the series then outstanding.

     Under each indenture the applicable debt trustee must give notice to the holders of each series of debt securities of all uncured defaults known to it with respect to that series within 90 days after a default occurs. The term "default" includes the events specified above without notice or grace periods. However, in the case of any default of the type described in the fourth bullet point above, no notice may be given until at least 90 days after the occurrence of the event. The debt trustee will be protected in withholding notice if it in good faith determines that the withholding of notice is in the interests of the holders of the debt securities, except in the case of default in the payment of principal of, premium on, or interest on, any of the debt securities, or default in the payment of any sinking or purchase fund installment or analogous obligations.

     No holder of any debt securities of any series may institute any action under either indenture unless:

     - the holder has given the debt trustee written notice of a continuing event of default with respect to that series;

     - the holders of not less than 25% in aggregate principal amount of the debt securities of the series then outstanding have requested the debt trustee to institute proceedings in respect of the event of default;

     - the holder or holders have offered the debt trustee reasonable indemnity as the debt trustee may require;

     - the debt trustee has failed to institute an action for 60 days; and

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

     - no inconsistent direction has been given to the debt trustee during the 60-day period by the holders of a majority in aggregate principal amount of debt securities of the series then outstanding.

     The holders of a majority in aggregate principal amount of the debt securities of any series affected and then outstanding will have the right, subject to limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the applicable debt trustee or exercising any trust or power conferred on the debt trustee with respect to a series of debt securities. Each indenture provides that if an event of default occurs and is continuing, the debt trustee will be required to use the degree of care of a prudent person in the conduct of that person's own affairs in exercising its rights and powers under the indenture. Each indenture further provides that the debt trustee will not be required to expend or risk its own funds in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of the funds or adequate indemnity against the risk or liability is reasonably assured to it.

     Clear Channel must furnish to the debt trustees within 120 days after the end of each fiscal year a statement signed by one of its officers to the effect that a review of its activities during the year and of its performance under the applicable indenture and the terms of the debt securities has been made, and, to the best of the knowledge of the signatories based on the review, Clear Channel has complied with all conditions and covenants of the indenture through the year or, if Clear Channel is in default, specifying the default.

     To determine whether the holders of the requisite principal amount of debt securities have taken action as described above when the debt securities are denominated in a foreign currency, the principal amount of the debt securities will be deemed to be that amount of United States dollars that could be obtained for the principal amount based on the applicable spot rate of exchange as of the date the action is taken as evidenced to the debt trustee as provided in the indenture.

     To determine whether the holders of the requisite principal amount of debt securities have taken action as described above when the debt securities are original issue discount securities, the principal amount of the debt securities will be deemed to be the portion of the principal amount that would be due and payable at the time the action is taken upon a declaration of acceleration of maturity.

MODIFICATION OF THE INDENTURES

     The indentures provide that Clear Channel and the applicable debt trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of

     - adding to Clear Channel's covenants;

     - adding additional events of default;

     - establishing the form or terms of any series of debt securities; or

     - curing ambiguities or inconsistencies in the indenture or making other provisions.

     With specific exceptions, the applicable indenture or the rights of the holders of the debt securities may be modified by Clear Channel and the applicable debt trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by the modification then outstanding, but no modification may be made without the consent of the holder of each outstanding debt security affected which would:

     - change the maturity of any payment of principal of, or any premium on, or any installment of interest on any debt security;

     - reduce the principal amount of or the interest or any premium on any debt security;

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

     - change the method of computing the amount of principal of or interest on any date;

     - change any place of payment where, or the currency in which, any debt security or any premium or interest is payable;

     - impair the right to sue for the enforcement of any payment on or after the maturity thereof, or, in the case of redemption or repayment, on or after the redemption date or the repayment date;

     - reduce the percentage in principal amount of the outstanding debt securities of any series where the consent of the holders is required for any modification, or the consent of the holders is required for any waiver of compliance with provisions of the applicable indenture or specific defaults and their consequences provided for in the indenture; or

     - modify any of the provisions of specific sections of the applicable indenture, including the provisions summarized in this section, except to increase any percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

SATISFACTION AND DISCHARGE OF THE INDENTURES; DEFEASANCE

     The indentures will generally cease to be of any further effect with respect to a series of debt securities if Clear Channel delivers all debt securities of that series, with limited exceptions, for cancellation to the applicable debt trustee or all debt securities of that series not previously delivered for cancellation to the applicable debt trustee have become due and payable or will become due and payable or called for redemption within one year, and Clear Channel has deposited with the applicable debt trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all the debt securities, no default with respect to the debt securities has occurred and is continuing on the date of the deposit, and the deposit does not result in a breach or violation of, or default under, the applicable indenture or any other agreement or instrument to which Clear Channel is a party.

     Clear Channel has a "legal defeasance option" under which it may terminate, with respect to the debt securities of a particular series, all of its obligations under the debt securities and the applicable indenture. In addition, Clear Channel has a "covenant defeasance option" under which it may terminate, with respect to the debt securities of a particular series, Clear Channel's obligations with respect to the debt securities under specified covenants contained in the applicable indenture. If Clear Channel exercises its legal defeasance option with respect to a series of debt securities, payment of the debt securities may not be accelerated because of an event of default. If Clear Channel exercises its covenant defeasance option with respect to a series of debt securities, payment of the debt securities may not be accelerated because of an event of default related to the specified covenants.

     Clear Channel may exercise its legal defeasance option or its covenant defeasance option with respect to the debt securities of a series only if:

     - Clear Channel deposits in trust with the applicable debt trustee cash or debt obligations of the United States of America or its agencies or instrumentalities for the payment of principal, premium and interest with respect to the debt securities to maturity or redemption;

     - Clear Channel delivers to the applicable debt trustee a certificate from a nationally recognized firm of independent public accountants expressing their opinion that the payments of principal and interest when due will provide cash sufficient to pay the principal, premium, and interest when due with respect to all the debt securities of that series to maturity or redemption;

     - 91 days pass after the deposit is made and during the 91-day period no default described in the fifth bullet point under "-- Events of Default, Waiver and Notice Of Default; Debt

       Securities in Foreign Currencies" above with respect to Clear Channel occurs that is continuing at the end of the period,

     - no default has occurred and is continuing on the date of the deposit;

     - the deposit does not constitute a default under any other agreement binding on Clear Channel;

     - Clear Channel delivers to the applicable debt trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute a regulated investment company under the Investment Company Act of 1940;

     - Clear Channel has delivered to the applicable debt trustee an opinion of counsel addressing specific federal income tax matters relating to the defeasance; and

     - Clear Channel delivers to the applicable debt trustee an officers' certificate and an opinion of counsel stating that all conditions to the defeasance and discharge of the debt securities of that series have been complied with.

     The applicable debt trustee will hold in trust cash or debt obligations of the United States of America or its agencies or instrumentalities deposited with it as described above and will apply the deposited cash and the proceeds from deposited debt obligations of the United States of America or its agencies or instrumentalities to the payment of principal, premium, and interest with respect to the debt securities of the defeased series.

CONCERNING THE DEBT TRUSTEES

     Clear Channel will identify the debt trustee for the senior debt securities and the debt trustee for the subordinated debt securities in the relevant prospectus supplement. In specific instances, Clear Channel or the holders of a majority of the then outstanding principal amount of the debt securities issued under an indenture may remove the debt trustee and appoint a successor debt trustee. The debt trustee may become the owner or pledgee of any of the debt securities with the same rights, subject to conflict of interest restrictions, it would have if it were not the debt trustee. The debt trustee and any successor trustee must be a corporation organized and doing business as a commercial bank or trust company under the laws of the United States or of any state thereof, authorized under those laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the debt trustee may also serve as trustee under other indentures relating to debt securities issued by Clear Channel or its affiliated companies and may engage in commercial transactions with Clear Channel and its affiliated companies. The initial debt trustee under each indenture is The Bank of New York, who currently serves as Clear Channel's transfer agent and registrar for the common stock and is a lender to Clear Channel under its credit facility.

SENIOR DEBT SECURITIES

     In addition to the provisions previously described in this prospectus and applicable to all debt securities, the following description of Clear Channel's senior debt securities summarizes the general terms and provisions of its senior debt securities to which any prospectus supplement may relate. Clear Channel will describe the specific terms of the senior debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized below may apply to any series of its senior debt securities in the prospectus supplement relating to that series.

  Ranking of Senior Debt Securities

     Unless we specify otherwise in a prospectus supplement for a particular series of debt securities, all series of senior debt securities will be Clear Channel's senior indebtedness and will be direct,

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

unsecured obligations of Clear Channel ranking equally with all of Clear Channel's other unsecured and unsubordinated indebtedness. Because Clear Channel is a holding company, the debt securities will be effectively subordinated to all existing and future liabilities, including indebtedness, of Clear Channel's subsidiaries. See "Holding Company Structure."

  Covenants

     The senior indenture contains the covenants summarized below, which will be applicable, unless waived or amended, so long as any of the senior debt securities are outstanding, unless stated otherwise in the prospectus supplement.

     Limitation on Mortgages. Clear Channel will not, nor will it permit any Restricted Subsidiary to create, assume or incur

     - any Mortgage on any stock or indebtedness of any Restricted Subsidiary to secure any Debt of Clear Channel or any other person, other than the senior debt securities; or

     - any Mortgage on any Principal Property to secure any Debt of Clear Channel or any other person, other than the senior debt securities,

without making provision for all the outstanding senior debt securities to be secured equally with the Debt.

     Any Mortgage on stock or indebtedness of a corporation existing at the time a corporation becomes a Subsidiary or at the time stock or indebtedness of a Subsidiary is acquired, and, with specific exceptions, any extension, renewal or replacement of any Mortgage, will generally be excluded from this restriction.

     The following permitted mortgages will be excluded from the restriction referred to in the preceding paragraph:

     - any Mortgage on property owned or leased by a corporation existing at the time the corporation becomes a Restricted Subsidiary;

     - any Mortgage on property existing at the time of its acquisition or to secure payment of any part of the purchase price thereof or any Debt incurred to finance the purchase thereof;

     - any Mortgage on property to secure any part of the cost of development, construction, alteration, repair or improvement of the property, or Debt incurred to finance the cost;

     - any Mortgage securing Debt of a Restricted Subsidiary owing to Clear Channel or to another Restricted Subsidiary;

     - any Mortgage existing on the date of the senior indenture;

     - any Mortgage on Clear Channel's property or property of a Restricted Subsidiary in favor of the United States of America or any State or political subdivision thereof, or in favor of any other country or any political subdivision thereof, to secure payment pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or part of the purchase price or the cost of construction or improvement of the property subject to the Mortgage;

     - any Mortgage on any property subsequently acquired by Clear Channel or any Restricted Subsidiary, concurrently with the acquisition or within 120 days, to secure or provide for the payment of any part of the purchase price of the property, or any Mortgage assumed by Clear Channel or any Restricted Subsidiary on any property subsequently acquired by Clear Channel or any Restricted Subsidiary which was existing at the time of the acquisition, provided that the amount of any Indebtedness secured by any Mortgage created or assumed does not exceed

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       the cost to Clear Channel or any Restricted Subsidiary of the property covered by the Mortgage; and

     - any extension, renewal or replacement of any Mortgage referred to in the previous seven bullet points, provided that the principal amount of Debt secured thereby may not exceed the principal amount of Debt so secured at the time of the extension, renewal or replacement, and provided that the Mortgage must be limited to all or part of the property which secured the Mortgage so extended, renewed or replaced.

     Notwithstanding the above, Clear Channel may, and may permit any Restricted Subsidiary to, create, assume or incur any Mortgage on any Principal Property without equally securing the senior debt securities if the aggregate amount of all Debt then outstanding secured by the Mortgage and all similar Mortgages does not exceed 15% of Clear Channel's total consolidated shareholders' equity, including preferred stock, as shown on the audited consolidated balance sheet contained in its latest annual report to shareholders. However, Debt secured by Permitted Mortgages will not be included in the amount of the secured Debt.

     Sale and Leaseback Transactions. Clear Channel will not, nor will it permit any Restricted Subsidiary to, enter into any sale-leaseback transaction providing for the leasing by Clear Channel or a Restricted Subsidiary of any Principal Property, except for temporary leases for a term of not more than three years, which has been or is to be sold or transferred by Clear Channel or the Restricted Subsidiary to the person, unless:

     - the sale-leaseback transaction occurs within the later of 120 days from the date of acquisition of the Principal Property or the date of the completion of construction or commencement of full operations on the Principal Property, or

     - within 120 days after the sale-leaseback transaction, Clear Channel applies or causes to be applied to the retirement of its Funded Debt or the Funded Debt of any Subsidiary, other than its Funded Debt which is subordinate in right of payment to the senior debt securities, an amount not less than the net proceeds of the sale of the Principal Property.

     Notwithstanding the above provisions, Clear Channel may, and may permit any Restricted Subsidiary to, effect any sale-leaseback transaction involving any Principal Property, provided that the net sale proceeds from the sale-leaseback transaction, together with all Debt secured by Mortgages other than Permitted Mortgages, does not exceed 15% of Clear Channel's total consolidated shareholders' equity as shown on the audited consolidated balance sheet contained in Clear Channel's latest annual report to shareholders.

  Definitions

     For the purposes of the description of the senior debt securities:

     "Debt" means indebtedness for money borrowed.

     "Funded Debt" of any person means all indebtedness for borrowed money created, incurred, assumed or guaranteed in any manner by the person, and all indebtedness incurred or assumed by the person in connection with the acquisition of any business, property or asset, which in each case matures more than one year after, or which is renewable or extendible or payable out of the proceeds of similar indebtedness incurred pursuant to the terms of any revolving credit agreement or any similar agreement at the option of the person for a period ending more than one year after the date as of which Funded Debt is being determined. However, Funded Debt does not include:

     - any indebtedness for the payment, redemption or satisfaction of which money, or evidences of indebtedness, if permitted under the instrument creating or evidencing the indebtedness, in the

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

       necessary amount has been irrevocably deposited in trust with a trustee or proper depository either on or before the maturity or redemption date thereof;

     - any indebtedness of the person to any of its Subsidiaries or of any Subsidiary to the person or any other Subsidiary; or

     - any indebtedness incurred in connection with the financing of operating, construction or acquisition projects, provided that the recourse for the indebtedness is limited to the assets of the projects.

     "Mortgage" means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind.

     "Principal Property" means any radio broadcasting, television broadcasting or outdoor advertising property located in the United States owned or leased by Clear Channel or any of its subsidiaries, unless, in the opinion of Clear Channel's Board of Directors, any of the properties are not in the aggregate of material importance to the total business conducted by Clear Channel and its Subsidiaries as an entirety.

     "Restricted Subsidiary" means each Subsidiary as of the date of the indenture and each Subsidiary created or acquired after the date of the indenture, unless expressly excluded by resolution of Clear Channel's Board of Directors before, or within 120 days following, the creation or acquisition.

     "Subsidiary", when used with respect to Clear Channel, means any corporation of which a majority of the outstanding voting stock is owned, directly or indirectly, by Clear Channel or by one or more other Subsidiaries, or both.

SUBORDINATED DEBT SECURITIES

     In addition to the provisions previously described in this prospectus and applicable to all debt securities, the following description of Clear Channel's subordinated debt securities summarizes the general terms and provisions of its subordinated debt securities to which any prospectus supplement may relate. We will describe the specific terms of Clear Channel's subordinated debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized below may apply to any series of subordinated debt securities in the prospectus supplement relating to that series.

  Ranking of Subordinated Debt Securities

     The subordinated debt securities will be subordinated in right of payment to Clear Channel's other indebtedness to the extent set forth in the applicable prospectus supplement.

     The payment of the principal of, premium, if any, and interest on the subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of Clear Channel's senior indebtedness and equally with its trade creditors. Clear Channel may not make payment of principal of, premium, if any, or interest on the subordinated debt securities and may not acquire or make payment on account of any sinking fund for, the subordinated debt securities unless full payment of amounts then due for principal, premium, if any, and interest then due on all senior indebtedness by reason of the maturity thereof has been made or duly provided for in cash or in a manner satisfactory to the holders of the senior indebtedness. In addition, the subordinated indenture provides that if a default has occurred giving the holders of the senior indebtedness the right to accelerate the maturity of that senior indebtedness, or an event has occurred which, with the giving of notice, or lapse of time, or both, would constitute an event of default, then unless and until that event has been cured or waived or has ceased to exist, no payment of principal, premium, if any, or interest

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

on the subordinated debt securities and no acquisition of, or payment on account of a sinking fund for, the subordinated debt securities may be made. Clear Channel will give prompt written notice to the subordinated trustee of any default under any senior indebtedness or under any agreement pursuant to which senior indebtedness may have been issued. The subordinated indenture provisions described in this paragraph, however, do not prevent Clear Channel from making a sinking fund payment with subordinated debt securities acquired prior to the maturity of senior indebtedness or, in the case of default, prior to the default and notice thereof. Upon any distribution of assets in connection with Clear Channel's dissolution, liquidation or reorganization, all senior indebtedness must be paid in full before the holders of the subordinated debt securities are entitled to any payments whatsoever. As a result of these subordination provisions, in the event of Clear Channel's insolvency, holders of the subordinated debt securities may recover ratably less than Clear Channel's senior creditors.

     For purposes of the description of the subordinated debt securities, the term "senior indebtedness" means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the subordinated indenture or incurred or created after the execution:

     - Clear Channel's indebtedness for money borrowed by it, including purchase money obligations with an original maturity in excess of one year, or evidenced by securities, other than the subordinated debt securities or junior subordinated debt securities, notes, bankers' acceptances or other corporate debt securities or similar instruments issued by Clear Channel;

     - obligations with respect to letters of credit;

     - Clear Channel's indebtedness constituting a guarantee of indebtedness of others of the type referred to in the preceding two bullet points; or

     - renewals, extensions or refundings of any of the indebtedness referred to in the preceding three bullet points unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, the indebtedness or the renewal, extension or refunding thereof is not superior in right of payment to the subordinated debt securities.

               DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

     The following description of Clear Channel's junior subordinated debt securities summarizes the general terms and provisions of its junior subordinated debt securities to which any prospectus supplement may relate. Clear Channel will describe the specific terms of the junior subordinated debt securities and the extent, if any, to which the general provisions summarized below may apply to any series of its junior subordinated debt securities in the prospectus supplement relating to that series.

     Clear Channel may issue its junior subordinated debt securities from time to time, in one or more series under a junior subordinated indenture, between Clear Channel and The Bank of New York, as junior subordinated trustee, or another junior subordinated trustee named in a prospectus supplement. The form of junior subordinated indenture is filed as an exhibit to the registration statement.

GENERAL

     The junior subordinated debt securities will be unsecured, junior subordinated obligations of Clear Channel. The junior subordinated indenture does not limit the amount of additional indebtedness Clear Channel or any of its subsidiaries may incur. Since Clear Channel is a holding company, Clear Channel's rights and the rights of its creditors, including the holders of junior

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

subordinated debt securities, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Clear Channel may itself be a creditor with recognized claims against the subsidiary.

     The junior subordinated indenture does not limit the aggregate principal amount of indebtedness which may be issued thereunder and provides that junior subordinated debt securities may be issued thereunder from time to time in one or more series. The junior subordinated debt securities are issuable in one or more series pursuant to a board resolution or an indenture supplemental to the junior subordinated indenture. Clear Channel will issue junior subordinated debt securities from time to time and offer its junior subordinated debt securities on terms determined by market conditions at the time of sale.

     In the event junior subordinated debt securities are issued to a Clear Channel Trust or a trustee of a Clear Channel Trust in connection with the issuance of preferred securities by that Clear Channel Trust, the junior subordinated debt securities subsequently may be distributed pro rata to the holders of the preferred securities in connection with the dissolution of the Clear Channel Trust upon the occurrence of the events described in the applicable prospectus supplement. Only one series of junior subordinated debt securities will be issued to a Clear Channel Trust or a trustee of a Clear Channel Trust in connection with the issuance of preferred securities by that Clear Channel Trust.

     You should refer to the applicable prospectus supplement for the following terms of the junior subordinated debt securities offered hereby:

     - the designation, aggregate principal amount and authorized denominations of the junior subordinated debt securities;

     - any limit on the aggregate principal amount of the junior subordinated debt securities;

     - the date or dates on which the junior subordinated debt securities will mature;

     - the annual interest rate or rates of the junior subordinated debt securities, or the method of determining the rate or rates;

     - the date or dates on which any interest will be payable, the date or dates on which payment of any interest will commence and the regular record dates for the interest payment dates;

     - the terms of any mandatory or optional redemption, including any provisions for any sinking, purchase or other similar funds or repayment options;

     - the currency, currencies or currency units for which the junior subordinated debt securities may be purchased and the currency, currencies or currency units in which the principal, any premium and any interest may be payable;

     - if the currency, currencies or currency units for which the junior subordinated debt securities may be purchased or in which the principal, any premium and any interest may be payable is at Clear Channel's election or the purchaser's election, the manner in which the election may be made;

     - if the amount of payments on the junior subordinated debt securities is determined by an index based on one or more currencies or currency units, changes in the price of one or more securities or changes in the price of one or more commodities, the manner in which the amounts may be determined;

     - the extent to which any of the junior subordinated debt securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global security will be paid;

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

     - the terms and conditions upon which the junior subordinated debt securities may be convertible into or exchanged for common stock, preferred stock, or indebtedness or other securities of any kind;

     - information with respect to book-entry procedures, if any;

     - a discussion of the federal income tax, accounting and other special considerations, procedures and limitations with respect to the junior subordinated debt securities; and

     - any other specific terms of the junior subordinated debt securities not inconsistent with the junior subordinated indenture.

     If Clear Channel sells any of the junior subordinated debt securities for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of junior subordinated debt securities will be payable in one or more foreign currencies or foreign currency units, we will describe the restrictions, elections, federal income tax consequences, specific terms and other information with respect to the issue of junior subordinated debt securities and the currencies or currency units in the applicable prospectus supplement.

     Unless specified otherwise in the prospectus supplement, the principal of, premium on, and interest on the junior subordinated debt securities will be payable, and the junior subordinated debt securities will be transferable, at the Corporate Trust Office of the junior subordinated indenture trustee in New York, New York. However, Clear Channel may make payment of interest at its option by check mailed on or before the payment date to the address of the person entitled to the interest payment as it appears on the registry books of Clear Channel or its agents.

     Unless specified otherwise in the prospectus supplement, Clear Channel will issue the junior subordinated debt securities only in fully registered form and in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any transfer or exchange of any junior subordinated debt securities, but Clear Channel may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange. Unless specified otherwise in the prospectus supplement, Clear Channel will pay interest on outstanding junior subordinated debt securities to holders of record on the date 15 days immediately prior to the date the interest is to be paid.

GLOBAL SECURITIES

     Clear Channel may issue junior subordinated debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with or on behalf of a depositary identified in the prospectus supplement relating to that series. Clear Channel may issue global securities only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual junior subordinated debt securities represented thereby, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee of the depositary to a successor or any nominee.

     The specific terms of the depositary arrangement relating to a series of junior subordinated debt securities will be described in the prospectus supplement relating to that series.

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

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

     The junior subordinated indenture prohibits Clear Channel's consolidation with or merger into any other corporation or the transfer of its properties and assets to any person, unless:

     - the successor corporation is organized and existing under the laws of the United States, any State thereof or the District of Columbia, and expressly assumes by a supplemental indenture the punctual payment of the principal of, premium on and interest on, all the outstanding junior subordinated debt securities and the performance of every covenant in the junior subordinated indenture to be performed or observed on Clear Channel's part;

     - immediately after giving effect to the transaction, no event of default has happened and is continuing; and

     - Clear Channel has delivered to the junior subordinated indenture trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with the foregoing provisions relating to the transaction.

     In case of any consolidation, merger, conveyance or transfer, the successor corporation will succeed to and be substituted for Clear Channel as obligor on the junior subordinated debt securities, with the same effect as if it had been named as Clear Channel in the junior subordinated indenture. Other than the restrictions on Mortgages described below, the junior subordinated indenture and the junior subordinated debt securities do not contain any covenants or other provisions designed to protect holders of junior subordinated debt securities in the event of a highly leveraged transaction involving Clear Channel or any Subsidiary.

EVENTS OF DEFAULT; WAIVER AND NOTICE OF DEFAULT; JUNIOR SUBORDINATED DEBT SECURITIES IN FOREIGN CURRENCIES

     An event of default when used in a junior subordinated indenture will mean any of the following as to any series of junior subordinated debt securities:

     - default for 90 days in payment of any interest on the junior subordinated debt securities;

     - default in payment of principal or any premium at maturity;

     - default in payment of any sinking or purchase fund or similar obligation;

     - default by Clear Channel in the performance of any other covenant or warranty contained in the junior subordinated indenture for the benefit of that series which has not been remedied for a period of 90 days after notice is given; or

     - events of Clear Channel's bankruptcy, insolvency and reorganization.

     A default under Clear Channel's other indebtedness will not be a default under the junior subordinated indenture and a default under one series of junior subordinated debt securities will not necessarily be a default under another series.

     The junior subordinated indenture provides that if an event of default described in the first four bullet points above, if the event of default under the fourth bullet point is with respect to less than all series of junior subordinated debt securities then outstanding, has occurred and is continuing with respect to any series, either the junior subordinated indenture trustee or the holders of not less than 25% in aggregate principal amount of the junior subordinated debt securities of the series then outstanding, each series acting as a separate class, may declare the principal or, in the case of original issue discount securities, the portion specified in the terms thereof, of all outstanding junior subordinated debt securities of that series and the accrued interest to be due and payable

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

immediately. The junior subordinated indenture further provides that if an event of default described in the fourth or fifth bullet points above, if the event of default under the fourth bullet point is with respect to all series of junior subordinated debt securities then outstanding, has occurred and is continuing, either the junior subordinated debt trustee or the holders of at least 25% in aggregate principal amount of all junior subordinated debt securities then outstanding, treated as one class, may declare the principal or, in the case of original issue discount securities, the portion specified in the terms thereof, of all junior subordinated debt securities then outstanding and the accrued interest to be due and payable immediately. However, upon certain conditions the declarations may be annulled and past defaults, except for defaults in the payment of principal of, premium on, or interest on, the junior subordinated debt securities and in compliance with certain covenants, may be waived by the holders of a majority in aggregate principal amount of the junior subordinated debt securities of that series then outstanding, subject to the consent of the holders of the preferred securities and the common securities of any Clear Channel Trust as required by it declaration of trust in the event that the junior subordinated debt securities are held as assets of the Clear Channel Trust prior to a security exchange.

     When used with respect to the junior subordinated debt securities which are held as trust assets of a Clear Channel Trust pursuant to the declaration of trust of the Clear Channel Trust, the term security exchange means the distribution of the junior subordinated debt securities held by the Clear Channel Trust in exchange for the preferred securities and the common securities of the Clear Channel Trust in dissolution of the Clear Channel Trust pursuant to the declaration of trust of the Clear Channel Trust.

     Under the junior subordinated indenture the junior subordinated indenture trustee must give notice to the holders of each series of junior subordinated debt securities of all uncured defaults known to it with respect to that series within 90 days after a default occurs. The term "default" includes the events specified above without notice or grace periods. However, in the case of any default of the type described in the fourth bullet point above, no notice may be given until at least 90 days after the occurrence of the event. The junior subordinated debt trustee will be protected in withholding notice if it in good faith determines that the withholding of notice is in the interests of the holders of the junior subordinated debt securities, except in the case of default in the payment of principal of, premium on, or interest on, any of the junior subordinated debt securities, or default in the payment of any sinking or purchase fund installment or analogous obligations.

     No holder of any junior subordinated debt securities of any series may institute any action under either indenture unless:

     - the holder has given the junior subordinated indenture trustee written notice of a continuing event of default with respect to that series;

     - the holders of not less than 25% in aggregate principal amount of the junior subordinated debt securities of that series then outstanding have requested the junior subordinated indenture trustee to institute proceedings in respect of the event of default;

     - the holder or holders have offered the junior subordinated indenture trustee reasonable indemnity as the trustee may require;

     - the junior subordinated indenture trustee has failed to institute an action for 60 days after the notice, request and indemnity have been made as described above; and

     - no inconsistent direction has been given to the junior subordinated indenture trustee during the 60-day period by the holders of a majority in aggregate principal amount of junior subordinated debt securities of the series then outstanding, subject to the consent of the holders of the preferred securities and the common securities of any Clear Channel Trust as required by it declaration of trust in the event that the junior subordinated debt securities are held as assets of the Clear Channel Trust prior to a security exchange.

     The holders of a majority in aggregate principal amount of the junior subordinated debt securities of any series affected and then outstanding, subject to the consent of the holders of the preferred securities and the common securities of any Clear Channel Trust as required by its declaration of trust in the event that the junior subordinated debt securities are held as assets of the Clear Channel Trust prior to a security exchange, will have the right, subject to limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the junior subordinated indenture trustee or exercising any trust or power conferred on the junior subordinated indenture trustee with respect to the series of junior subordinated debt securities. The junior subordinated indenture provides that if an event of default occurs and is continuing, the junior subordinated indenture trustee will be required to use the degree of care of a prudent person in the conduct of the person's own affairs in exercising its rights and powers under the indenture. The junior subordinated indenture further provides that the junior subordinated indenture trustee will not be required to expend or risk its own funds in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of the funds or adequate indemnity against the risk or liability is reasonably assured to it.

     Clear Channel must furnish to the junior subordinated indenture trustees within 120 days after the end of each fiscal year a statement signed by one of its officers to the effect that a review of its activities during the year and of its performance under the junior subordinated indenture and the terms of the junior subordinated debt securities has been made, and, to the best of the knowledge of the signatories based on the review, Clear Channel has complied with all conditions and covenants of the indenture through the year or, if Clear Channel is in default, specifying the default.

     If any junior subordinated debt securities are denominated in a currency other than that of the United States, then for the purposes of determining whether the holders of the requisite principal amount of junior subordinated debt securities have taken any action as described in this prospectus, the principal amount of the junior subordinated debt securities will be deemed to be that amount of United States dollars that could be obtained for the principal amount on the basis of the spot rate of exchange into United States dollars for the currency in which the junior subordinated debt securities are denominated as of the date the taking of the action by the holders of the requisite principal amount is evidenced to the junior subordinated indenture trustee as provided in the junior subordinated indenture.

     If any junior subordinated debt securities are original issue discount securities, then for the purposes of determining whether the holders of the requisite principal amount of junior subordinated debt securities have taken any action described in this prospectus, the principal amount of the junior subordinated debt securities will be deemed to be the portion of the principal amount that would be due and payable at the time of the taking of the action upon a declaration of acceleration of maturity thereof.

MODIFICATION OF THE JUNIOR SUBORDINATED INDENTURE

     The junior subordinated indenture provides that Clear Channel and the junior subordinated indenture trustee may, without the consent of any holders of junior subordinated debt securities, enter into supplemental indentures for the purposes, among other things, of adding to Clear Channel's covenants, adding additional events of default, establishing the form or terms of any series of junior subordinated debt securities or curing ambiguities or inconsistencies in the indenture or making other provisions.

     With specific exceptions, the junior subordinated indenture or the rights of the holders of the junior subordinated debt securities may be modified by Clear Channel and the junior subordinated indenture trustee with the consent of the holders of a majority in aggregate principal amount of the junior subordinated debt securities of each series affected by the modification then outstanding, subject to the consent of the holders of the preferred securities and the common securities of any Clear Channel Trust as required by its declaration of trust in the event that the junior subordinated debt securities are held as assets of the Clear Channel Trust prior to a security exchange, but no modification may be made without the consent of the holder of each outstanding junior subordinated debt security affected, subject to the consent of the holders of the preferred securities and the common securities of any Clear Channel Trust as required by its declaration of trust in the event that the junior subordinated debt securities are held as assets of the Clear Channel Trust prior to a security exchange, which would:

     - change the maturity of any payment of principal of, or any premium on, or any installment of interest on any junior subordinated debt security;

     - reduce the principal amount of or the interest or any premium on any junior subordinated debt security;

     - change the method of computing the amount of principal of or interest on any date;

     - change any place of payment where, or the currency in which, any junior subordinated debt security or any premium or interest is payable;

     - impair the right to sue for the enforcement of any payment on or after the maturity thereof or, in the case of redemption or repayment, on or after the redemption date or the repayment date;

     - reduce the percentage in principal amount of the outstanding junior subordinated debt securities of any series where the consent of the holders is required for any modification, or the consent of the holders is required for any waiver of compliance with the provisions of the junior subordinated indenture or specific defaults and their consequences provided for in the indenture; or

     - modify any of the provisions of specific sections of the junior subordinated indenture, including the provisions summarized in this section, except to increase any percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

SATISFACTION AND DISCHARGE OF THE JUNIOR SUBORDINATED INDENTURE; DEFEASANCE

     The junior subordinated indenture will generally cease to be of any further effect with respect to a series of junior subordinated debt securities if Clear Channel delivers all junior subordinated debt securities of that series, with limited exceptions, for cancellation to the junior subordinated indenture trustee or all junior subordinated debt securities of that series not previously delivered for cancellation to the junior subordinated indenture trustee have become due and payable or will become due and payable or called for redemption within one year, and Clear Channel has deposited with the junior subordinated indenture trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all the junior subordinated debt securities, no default with respect to the junior subordinated debt securities has occurred and is continuing on the date of the deposit, and the deposit does not result in a breach or violation of, or default under, the junior subordinated indenture or any other agreement or instrument to which Clear Channel is a party.

     Clear Channel has a "legal defeasance option" under which it may terminate, with respect to the junior subordinated debt securities of a particular series, all of its obligations under the junior

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

subordinated debt securities and the junior subordinated indenture. In addition, Clear Channel has a "covenant defeasance option" under which it may terminate, with respect to the junior subordinated debt securities of a particular series, its obligations with respect to the junior subordinated debt securities under specified covenants contained in the junior subordinated indenture. If Clear Channel exercises its legal defeasance option with respect to a series of junior subordinated debt securities, payment of the junior subordinated debt securities may not be accelerated because of an event of default. If Clear Channel exercises its covenant defeasance option with respect to a series of junior subordinated debt securities, payment of the junior subordinated debt securities may not be accelerated because of an event of default related to the specified covenants.

     Clear Channel may exercise its legal defeasance option or its covenant defeasance option with respect to the junior subordinated debt securities of a series only if:

     - Clear Channel deposits in trust with the junior subordinated indenture trustee cash or debt obligations of the United States of America or its agencies or instrumentalities for the payment of principal, premium and interest with respect to the junior subordinated debt securities to maturity or redemption;

     - Clear Channel delivers to the junior subordinated indenture trustee a certificate from a nationally recognized firm of independent public accountants expressing their opinion that the payments of principal and interest when due will provide cash sufficient to pay the principal, premium, and interest when due with respect to all the junior subordinated debt securities of that series to maturity or redemption;

     - 91 days pass after the deposit is made and during the 91-day period no default described in the fifth bullet point under "-- Events of Default, Waiver and Notice of Default; Junior Subordinated Debt Securities in Foreign Currencies" above with respect to Clear Channel occurs that is continuing at the end of the period,

     - no default has occurred and is continuing on the date of the deposit;

     - the deposit does not constitute a default under any other agreement binding on Clear Channel;

     - Clear Channel delivers to the junior subordinated indenture trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute a regulated investment company under the Investment Company Act of 1940;

     - Clear Channel has delivered to the junior subordinated indenture trustee an opinion of counsel addressing specific federal income tax matters relating to the defeasance; and

     - Clear Channel delivers to the junior subordinated indenture trustee an officers' certificate and an opinion of counsel stating that all conditions to the defeasance and discharge of the junior subordinated debt securities of that series have been complied with.

     The junior subordinated indenture trustee will hold in trust cash or debt obligations of the United States of America or its agencies or instrumentalities deposited with it as described above and will apply the deposited cash and the proceeds from deposited debt obligations of the United States of America or its agencies or instrumentalities to the payment of principal, premium, and interest with respect to the junior subordinated debt securities of the defeased series.

CONCERNING THE JUNIOR SUBORDINATED INDENTURE TRUSTEE

     The junior subordinated indenture trustee for the junior subordinated debt securities will be identified in the relevant prospectus supplement. In specific instances, Clear Channel or the holders of a majority of the then outstanding principal amount of the junior subordinated debt securities issued under an indenture may remove the junior subordinated indenture trustee and appoint a

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

successor junior subordinated indenture trustee. The junior subordinated indenture trustee may become the owner or pledgee of any of the junior subordinated debt securities with the same rights, subject to conflict of interest restrictions, it would have if it were not the junior subordinated indenture trustee. The junior subordinated indenture trustee and any successor trustee must be a corporation organized and doing business as a commercial bank or trust company under the laws of the United States or of any state thereof, authorized under those laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the junior subordinated indenture trustee may also serve as trustee under other indentures relating to debt securities or junior subordinated debt securities issued by Clear Channel or its affiliated companies and may engage in commercial transactions with Clear Channel and its affiliated companies. The initial junior subordinated indenture trustee under the junior subordinated indenture is The Bank of New York, who currently serves as Clear Channel's transfer agent and registrar for the common stock and is a lender to Clear Channel under its credit facility.

CERTAIN COVENANTS OF CLEAR CHANNEL APPLICABLE TO THE JUNIOR SUBORDINATED DEBT SECURITIES

     If junior subordinated debt securities are issued to a Clear Channel Trust in connection with the issuance of preferred securities by the Clear Channel Trust, Clear Channel covenants in the junior subordinated indenture that, so long as the preferred securities of the Clear Channel Trust remain outstanding, Clear Channel will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any common stock or preferred stock or make any guarantee payments with respect thereto if at the time

     - Clear Channel is in default with respect to its guarantee payments or other payment obligations under the related guarantee;

     - an event of default with respect to the junior subordinated debt securities has occurred; or

     - in the event that junior subordinated debt securities are issued to the applicable Clear Channel Trust in connection with the issuance of preferred securities by the Clear Channel Trust, Clear Channel has given notice of its election to defer payments of interest on the junior subordinated debt securities by extending the interest payment period as provided in the terms of the junior subordinated debt securities and the period, or any extension thereof, is continuing.

     However, the foregoing restrictions will not apply to

     - dividends, redemptions, purchases, acquisitions, distributions or payments made by Clear Channel by way of issuance of shares of its capital stock;

     - any declaration of a dividend under a shareholder rights plan or in connection with the implementation of a shareholder rights plan, the issuance of Clear Channel's capital stock under a shareholder rights plan or the redemption or repurchase of any right distributed pursuant to a shareholder rights plan;

     - payments of accrued dividends by Clear Channel upon the redemption, exchange or conversion of any preferred stock as may be outstanding from time to time in accordance with the terms of the preferred stock;

     - cash payments made by Clear Channel in lieu of delivering fractional shares upon the redemption, exchange or conversion of any preferred stock as may be outstanding from time to time in accordance with the terms of the preferred stock;

     - payments under the guarantees; or

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

     - purchases of common stock related to the issuance of common stock or rights under any of Clear Channel's benefit plans for its directors, officers or employees, or related to the issuance of common stock or rights under a dividend reinvestment and stock purchase plan.

     In addition, if junior subordinated debt securities are issued to a Clear Channel Trust in connection with the issuance of preferred securities by the Clear Channel Trust, for so long as the preferred securities of the Clear Channel Trust remain outstanding, Clear Channel has agreed

     - to remain the sole direct or indirect owner of all the outstanding common securities issued by the Clear Channel Trust and not to cause or permit the common securities to be transferred except to the extent permitted by the declaration of the Clear Channel Trust; provided that any of Clear Channel's permitted successors under the junior subordinated indenture may succeed to its ownership of the common securities;

     - to comply fully with all its obligations and agreements under the declaration; and

     - not to take any action which would cause the Clear Channel Trust to cease to be treated as a grantor trust for federal income tax purposes, except in connection with a distribution of junior subordinated debt securities.

SUBORDINATION

     The junior subordinated debt securities will be subordinated and junior in right of payment to Clear Channel's other indebtedness to the extent set forth in the applicable prospectus supplement.

     The payment of the principal of, premium, if any, and interest on the junior subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of Clear Channel's senior indebtedness and will rank equally with its trade creditors. No payment on account of principal of, premium, if any, or interest on the junior subordinated debt securities and no acquisition of, or payment on account of any sinking fund for, the junior subordinated debt securities may be made unless full payment of amounts then due for principal, premium, if any, and interest then due on all senior indebtedness by reason of the maturity thereof, by lapse of time, acceleration or otherwise, has been made or duly provided for in cash or in a manner satisfactory to the holders of the senior indebtedness. In addition, the junior subordinated indenture provides that if a default has occurred giving the holders of the senior indebtedness the right to accelerate the maturity thereof, or an event has occurred which, with the giving of notice, or lapse of time, or both, would constitute an event of default, then unless and until that event has been cured or waived or has ceased to exist, no payment on account of principal, premium, if any, or interest on the junior subordinated debt securities and no acquisition of, or payment on account of a sinking fund for, the junior subordinated debt securities may be made. Clear Channel will give prompt written notice to the junior subordinated indenture trustee of any default under any senior indebtedness or under any agreement pursuant to which senior indebtedness may have been issued. The junior subordinated indenture provisions described in this paragraph, however, do not prevent Clear Channel from making a sinking fund payment with junior subordinated debt securities acquired prior to the maturity of senior indebtedness or, in the case of default, prior to the default and notice thereof. Upon any distribution of Clear Channel's assets in connection with its dissolution, liquidation or reorganization, all senior indebtedness must be paid in full before the holders of the junior subordinated debt securities are entitled to any payments whatsoever. As a result of these subordination provisions, in the event of Clear Channel's insolvency, holders of the junior subordinated debt securities may recover ratably less than Clear Channel's senior creditors.

     For purposes of the description of the junior subordinated debt securities, the term senior indebtedness means the principal of and premium, if any, and interest on the following, whether

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

outstanding on the date of execution of the junior subordinated indenture or incurred or created after the execution

     - Clear Channel's indebtedness for money borrowed by it, including purchase money obligations with an original maturity in excess of one year, or evidenced by securities, notes, bankers' acceptances or other corporate debt securities or similar instruments issued by Clear Channel other than the junior subordinated debt securities;

     - obligations with respect to letters of credit;

     - Clear Channel's indebtedness constituting a guarantee of indebtedness of others of the type referred to in the preceding two bullet points; or

     - renewals, extensions or refundings of any of the indebtedness referred to in the preceding three bullet points unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, the indebtedness or the renewal, extension or refunding thereof is not superior in right of payment to the junior subordinated debt securities.

                         DESCRIPTION OF PREFERRED STOCK

     Clear Channel's board of directors may issue up to 2,000,000 shares of Class A preferred stock and up to 8,000,000 shares of Class B preferred stock. Either class of preferred stock may be issued in one or more series, and the rights, preferences, privileges and qualifications of the preferred stock may be fixed by the board of directors without any further vote or action by the shareholders. However, shares of Class B preferred stock will not be entitled to more than one vote per share when the shares are voted as a class with common shareholders. In addition, the board of directors and management of Clear Channel have undertaken not to issue, without prior shareholder approval, Class B preferred stock

     - for any defensive or anti-takeover purpose;

     - to implement any shareholders' rights plan; or

     - with features intended to make any attempted acquisition of Clear Channel more difficult or costly.

     However, the restrictions do not apply to the 2,000,000 shares of Class A preferred stock which are currently authorized.

     The issuance of either class of preferred stock could decrease the amount of earnings and assets available for distribution to common shareholders. In addition, the issuance of either class of preferred stock could adversely affect the rights and powers, including voting rights, of common shareholders and may have the effect of delaying, deferring or preventing a change in control of Clear Channel. No shares of either class of preferred stock have ever been issued. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.

                          DESCRIPTION OF COMMON STOCK

     Clear Channel's board of directors has the authority to issue up to 600,000,000 shares of common stock. As of April 8, 1999, 266,070,115 shares of common stock were outstanding. The board of directors has submitted a proposal to the shareholders to approve an amendment to Clear Channel's Restated Articles of Incorporation to increase the authorized number of shares of common stock from 600,000,000 shares to 900,000,000 shares. Common shareholders are entitled to one vote per share on all matters submitted to a vote of shareholders. In addition common stockholders may receive dividends, if any, on a pro rata basis that may be declared from time to time by the board of directors from legally available funds. However, the payment of any dividends on shares of common stock would be subject to the payment of any preferential dividends on any preferred stock that may be outstanding. Upon liquidation, dissolution or winding up of Clear Channel, common shareholders are entitled to share ratably in any assets available for distribution to shareholders after payment of all Clear Channel's obligations and all preferential distributions payable of the holders of any shares of preferred stock then outstanding.

     Common shareholders do not have cumulative voting rights or preemptive or other rights to acquire or subscribe to additional, unissued or treasury shares. The shares of common stock currently outstanding are, and the shares of common stock offered hereby will be, upon issuance thereof, validly issued, fully paid and nonassessable.

REPURCHASE AGREEMENT

     In May 1977, Clear Channel and several of its shareholders at the time, including L. Lowry Mays and B.J. McCombs, entered into a Buy-Sell Agreement restricting the disposition of the outstanding shares of common stock owned by
L. Lowry Mays and B.J. McCombs and their heirs, legal representatives, successors and assigns. The Buy-Sell Agreement provides that in the event that
L. Lowry Mays, B.J. McCombs or their heirs, legal representatives, successors and assigns desire to dispose of their shares, other than by disposition by will or intestacy or through gifts to the party's spouse or children, the shares must be offered for a period of 30 days to Clear Channel. Any shares not purchased by Clear Channel must then be offered for a period of 30 days to the other parties to the Buy-Sell Agreement. If all of the offered shares are not purchased by Clear Channel or the other parties to the Buy-Sell Agreement, the party offering his shares may sell them to a third party during the following 90-day period at a price and on terms not more favorable than those offered to Clear Channel and the other parties. In addition, L. Lowry Mays, B.J. McCombs or their heirs, legal representatives, successors and assigns may not individually or in concert with others sell any shares so as to deliver voting control to a third party without providing in any sale that all parties to the Buy-Sell Agreement will be offered the same price and terms for their shares. The Buy-Sell Agreement will continue in effect following any offering under this prospectus and may preserve the control of the present principal shareholders.

TEXAS BUSINESS COMBINATION LAW

     Clear Channel is governed by the provisions of the Texas Business Corporation Act. The act imposes a special voting requirement for the approval of specific business combinations and related party transactions between public corporations and affiliated stockholders unless the board of directors of the corporation approves the transaction or the acquisition of shares by the affiliated stockholder prior to the affiliate stockholders becoming an affiliated stockholder. The act prohibits specific mergers, sales of assets, reclassifications and other transactions between stockholders beneficially owning 20% or more of the outstanding stock of a Texas public corporation for a period of three years following the stockholder acquiring shares representing 20% or more of the corporation's voting power unless two-thirds of the unaffiliated stockholders approve the transaction at a meeting held no earlier than six months after the stockholder acquires that ownership. A vote of stockholders is not necessary if the board of directors approves the transaction or approves the purchase of shares by the affiliated stockholder before the affiliated stockholder acquires beneficial ownership of 20% of the shares, or if the affiliated stockholder was an affiliated stockholder before December 31, 1996, and continued as such through the date of the transaction.

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

FOREIGN OWNERSHIP

     As a consequence of the restrictions imposed by the Communications Act of 1934 on ownership of common stock by aliens, Clear Channel's bylaws were amended effective December 31, 1983 to provide that

     - not more than one-fifth of the shares outstanding will at any time be owned of record, or voted, by or for the account of aliens, their representatives, a foreign government or a corporation organized under the laws of a foreign country;

     - Clear Channel will not be owned or controlled directly or indirectly by any other corporation of which any officer or more than one-fourth of the directors are aliens or of which more than one-fourth of the shares are owned of record or voted by aliens;

     - no person who is an alien may be elected or serve as an officer or director of Clear Channel; and

     - if the stock records of Clear Channel at any time reflect one-fifth alien ownership, no transfers of additional shares to aliens will be made and, if it is found that any additional shares are in fact held by or for the account of an alien, the shares will not be entitled to vote, to receive dividends or to have any other rights.

     An alien owning shares in excess of one-fifth of the total number of outstanding shares will be required to transfer them to a United States citizen or to Clear Channel. This restriction will be applicable to any shares of common stock offered under this prospectus and to the issuance or transfer of the shares after the date of this prospectus. Clear Channel's stock certificates may bear a legend setting forth this restriction. Since the bylaws were amended, the Communications Act has been revised to remove the limitations on alien officers and directors.

                            DESCRIPTION OF WARRANTS

     Clear Channel may issue warrants for the purchase of debt securities or junior subordinated debt securities, or shares of preferred stock or common stock. Warrants may be issued independently or together with any debt securities, junior subordinated debt securities, or shares of preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from the debt securities, junior subordinated debt securities, or shares of preferred stock or common stock. The warrants are to be issued under warrant agreements to be entered into between Clear Channel and The Bank of New York, as warrant agent, or such other bank or trust company as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of Clear Channel in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

GENERAL

     If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

     - the offering price;

     - the currency, currencies or currency units for which warrants may be purchased;

     - the designation, aggregate principal amount, currency, currencies or currency units and terms of the debt securities or junior subordinated debt securities purchasable upon exercise of the debt warrants and the price at which the debt securities or junior subordinated debt securities may be purchased upon such exercise;

     - the designation, number of shares and terms of the preferred stock purchasable upon exercise of the preferred stock warrants and the price at which the shares of preferred stock may be purchased upon such exercise;

     - the designation, number of shares and terms of the common stock purchasable upon exercise of the common stock warrants and the price at which the shares of common stock may be purchased upon such exercise;

     - if applicable, the designation and terms of the debt securities, junior subordinated debt securities, preferred stock or common stock with which the warrants are issued and the number of warrants issued with each debt security, junior subordinated debt security or share of preferred stock or common stock;

     - if applicable, the date on and after which the warrants and the related debt securities, junior subordinated debt securities, preferred stock or common stock will be separately transferable;

     - the date on which the right to exercise the warrants will commence and the date on which the right will expire;

     - whether the warrants will be issued in registered or bearer form;

     - a discussion of the federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

     - any other terms of the warrants.

     Warrants may be exchanged for new warrants of different denominations, may, if in registered form, be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the various securities purchasable upon the exercise, including the right to receive payments of principal of, any premium on, or any interest on, the debt securities or junior subordinated debt securities purchasable upon the exercise or to enforce the covenants in the indenture or the junior subordinated indenture or to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon the exercise or to exercise any applicable right to vote. If Clear Channel maintains the ability to reduce the exercise price of any stock warrant and the right is triggered, it will comply with the federal securities laws, including Rule 13e-4 under the Exchange Act of 1934, to the extent applicable.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder to purchase a principal amount of debt securities or junior subordinated debt securities or a number of shares of preferred stock or common stock at the exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the warrant. Warrants may be exercised at the times that are set forth in the prospectus supplement relating to the warrants. After the close of business on the date on which the warrant expires, or any later date to which Clear Channel may extend the expiration date, unexercised warrants will become void.

     Subject to any restrictions and additional requirements that may be set forth in a prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities, junior subordinated debt securities or shares of preferred stock or common stock purchasable upon the exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, Clear Channel will, as soon as practicable, issue and deliver the debt securities, junior subordinated debt securities or shares of preferred stock or common stock purchasable upon the exercise. If fewer than all of the warrants represented by a certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

ADDITIONAL PROVISIONS

     The exercise price payable and the number of shares of common or preferred stock purchasable upon the exercise of each stock warrant will be subject to adjustment in specific events, including the issuance of a stock dividend to holders of common or preferred stock, respectively, or a combination, subdivision or reclassification of common or preferred stock, respectively. In lieu of adjusting the number of shares of common or preferred stock purchasable upon exercise of each stock warrant, Clear Channel may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. Clear Channel may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but Clear Channel will pay the cash value of any fractional shares otherwise issuable. In case of any consolidation, merger, or sale or conveyance of the property of Clear Channel as an entirety or substantially as an entirety, the holder of each outstanding stock warrant will have the right upon the exercise to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which the stock warrants were exercisable immediately prior thereto.

NO RIGHTS AS SHAREHOLDERS

     Holders of stock warrants will not be entitled, by virtue of being the holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of Clear Channel's directors or any other matter, or to exercise any rights whatsoever as its shareholders.

                         DESCRIPTION OF STOCK PURCHASE
                       CONTRACTS AND STOCK PURCHASE UNITS

     Clear Channel may issue stock purchase contracts. Stock purchase contracts are contracts obligating holders to purchase from Clear Channel, and Clear Channel to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates. The price per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The formulas may include anti-dilution provisions to adjust the number of shares issuable under the stock purchase contracts upon events that would otherwise dilute the interests of the holders. The stock purchase contracts may be issued separately or as a part of stock purchase units each representing ownership of a stock purchase contract and debt securities, junior subordinated debt securities, debt obligations of the United States of America or its agencies or instrumentalities, or preferred securities securing the holders' obligations to purchase the common stock or the preferred stock under the stock purchase contracts.

     When stock purchase units include debt obligations of the United States of America or its agencies or instrumentalities, the principal of the debt obligations, when paid at maturity, will automatically be applied to satisfy the holder's obligation to purchase common stock or preferred stock under the stock purchase contracts unless the holder of the units settles its obligations under

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

the stock purchase contracts early through the delivery of consideration to Clear Channel or its agent in the manner discussed below.

     When stock purchase units include junior subordinated debt securities or preferred securities, the junior subordinated debt securities or preferred securities will automatically be presented to the applicable Clear Channel Trust for redemption at 100% of face or liquidation value and the Clear Channel Trust will present junior subordinated debt securities in an equal principal amount to Clear Channel for redemption at 100% of principal amount unless there is an early settlement or the holder elects to pay the consideration specified in the stock purchase contracts. Amounts received in respect of the redemption will automatically be transferred to Clear Channel and applied to satisfy in full the holder's obligation to purchase common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require Clear Channel to make periodic payments to the holders of the stock purchase units or vice versa, and the payments may be unsecured or refunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

     Holders of stock purchase units may be entitled to settle the underlying stock purchase contracts prior to the stated settlement date by surrendering the certificate evidencing the stock purchase units, accompanied by the payment due, in any form and calculated pursuant to any formula as may be prescribed in the stock purchase contracts and described in the applicable prospectus supplement. Upon early settlement, the holder would receive the number of shares of common stock or preferred stock deliverable under the stock purchase contracts, subject to adjustment in specific cases. Holders of stock purchase units may be entitled to exchange their stock purchase units together with appropriate collateral, for separate stock purchase contracts and preferred securities, debt securities, junior subordinated debt securities or debt obligations of the United States of America or its agencies or instrumentalities. In the event of either an early settlement or exchange, the preferred securities, debt securities, junior subordinated debt securities or debt obligations that were pledged as security for the obligation of the holder to perform under the stock purchase contracts would be transferred to the holder free and clear of Clear Channel's security interest.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units including differences, if any, from the term described above.

                      DESCRIPTION OF PREFERRED SECURITIES

     Each Clear Channel Trust may issue, from time to time, only one series of preferred securities having terms described in the prospectus supplement relating thereto. The declaration of trust under which each Clear Channel Trust is formed will be replaced by an amended and restated declaration of trust, which will authorize the regular trustees of the Clear Channel Trust to issue on behalf of the Clear Channel Trust one series of preferred securities. Each amended and restated declaration of trust will be qualified as an indenture under the Trust Indenture Act. The preferred securities will have terms, including distributions, redemption, voting, liquidation rights and other preferred, deferred or other special rights or restrictions as will be set forth in the related amended and restated declaration of trust or made part of the declaration by the Trust Indenture Act. Reference is made to any prospectus supplement relating to the preferred securities of a Clear Channel Trust for specific terms, including

     - the specific designation of the preferred securities;

     - the number of preferred securities issued by the Clear Channel Trust;

     - the annual distribution rate, or method of calculation of the rate, for preferred securities issued by the Clear Channel Trust, the date or dates upon which the distributions will be payable and the record date or dates for the payment of the distributions;
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

     - whether distributions on preferred securities issued by the Clear Channel Trust will be cumulative, and, in the case of preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred securities issued by the Clear Channel Trust will be cumulative;

     - the amount or amounts which will be paid out of the assets of the Clear Channel Trust to the holders of preferred securities of the Clear Channel Trust upon voluntary or involuntary liquidation, dissolution, winding-up or termination of the Clear Channel Trust;

     - the obligation or right, if any, of the Clear Channel Trust to purchase or redeem preferred securities issued by the Clear Channel Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which preferred securities issued by the Clear Channel Trust will or may be purchased or redeemed, in whole or in part, pursuant to an obligation or right;

     - the voting rights, if any, of preferred securities issued by the Clear Channel Trust in addition to those required by law, including the number of votes per preferred security and any requirement for the approval by the holders of preferred securities, or of preferred securities issued by one or more Clear Channel Trusts, or of both, as a condition to specified actions or amendments to the declaration of the Clear Channel Trust;

     - the terms and conditions upon which the preferred securities may be convertible into or exchanged for common stock, preferred stock, debt securities, junior subordinated debt securities, or indebtedness or other securities of any kind of Clear Channel; and

     - any other relevant rights, preferences, privileges, limitations or restrictions of preferred securities issued by the Clear Channel Trust consistent with the declaration of the Clear Channel Trust or with applicable law.

     All preferred securities offered hereby will be guaranteed by Clear Channel as and to the extent set forth below under "Description of the Guarantees." Federal income tax considerations applicable to any offering of preferred securities will be described in the applicable prospectus supplement.

     In connection with the issuance of preferred securities, each Clear Channel Trust will issue one series of common securities. The amended and restated declaration of each Clear Channel Trust will authorize the regular trustees of the Clear Channel Trust to issue one series of common securities having terms including distributions, redemption, voting, liquidation rights or restrictions as set forth in the amended and restated declaration. The terms of the common securities issued by a Clear Channel Trust will be substantially identical to the terms of the preferred securities issued by the Clear Channel Trust. The common securities will rank equally with the preferred securities and payments on the common securities will be made on a pro rata basis with the preferred securities. However, if an event of default under the amended and restated declaration of trust occurs and is continuing, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and maturity will be subordinated to the rights of the holders of the preferred securities. Generally, the common securities issued by a Clear Channel Trust will also carry the right to vote and to appoint, remove or replace any of the trustees of the Clear Channel Trust. All the common securities of a Clear Channel Trust will be owned by Clear Channel or its subsidiary.

     As long as payments of interest and other payments are made when due on the junior subordinated debt securities, the payments will be sufficient to cover distributions and other payments due on the preferred securities primarily because the aggregate principal amount of junior subordinated debt securities held as trust assets will be equal to the sum of the aggregate stated liquidation amount of the preferred securities, and the interest rate and interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the preferred securities.

     If an event of default with respect to the amended and restated declaration of any Clear Channel Trust occurs and is continuing, then the holders of preferred securities of the Clear Channel Trust would rely on the enforcement by the property trustee of its rights as a holder of the junior subordinated debt securities deposited in the Clear Channel Trust against Clear Channel. In addition, the holders of a majority in liquidation amount of the preferred securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any power conferred upon the property trustee under the amended and restated declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as a holder of the junior subordinated debt securities. If the property trustee fails to enforce its rights under the junior subordinated debt securities deposited in the Clear Channel Trust, any holder of the preferred securities may, to the extent permitted by applicable law, after a period of 60 days has elapsed from the holder's written request, institute a legal proceeding against Clear Channel to enforce the property trustee's rights under the junior subordinated debt securities without first instituting any legal proceeding against the property trustee or any other person or entity. If an event of default with respect to the amended and restated declaration of any Clear Channel Trust occurs and is continuing and the event is attributable to the failure of Clear Channel to pay interest or principal on the junior subordinated debt securities on the date the interest or principal is otherwise payable, or in the case of redemption, on the redemption date, then a holder of preferred securities of the Clear Channel Trust may also directly institute a proceeding for enforcement of payment to the holder of the principal of or interest on the junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the preferred securities held by the holder on or after the respective due date specified in the junior subordinated debt securities without first directing the property trustee to enforce the terms of the junior subordinated debt securities or instituting a legal proceeding against Clear Channel to enforce the property trustee's rights under the junior subordinated debt securities. In connection with a direct action, the rights of Clear Channel will be substituted for the rights of the holder of the preferred securities under the amended and restated declaration of trust to the extent of any payment made by Clear Channel to the holder of the preferred securities in a direct action. The holders of preferred securities of a Clear Channel Trust will not be able to exercise directly any other remedy available to the holders of the junior subordinated debt securities unless the property trustee first fails to do so.

     Federal income tax considerations applicable to an investment in preferred securities will be described in the prospectus supplement relating thereto.

     The property trustee and its affiliates may provide customary commercial banking services to Clear Channel and its subsidiaries and participate in various financing agreements of Clear Channel in the ordinary course of their business. Initially, the property trustee is The Bank of New York, who currently serves as Clear Channel's transfer agent and registrar for the common stock and is a lender to Clear Channel under its credit facility.

                           DESCRIPTION OF GUARANTEES

     Set forth below is a summary of information concerning the guarantees that will be executed and delivered from time to time by Clear Channel for the benefit of the holders of preferred securities of a Clear Channel Trust. Each preferred security guarantee will be separately qualified under the Trust Indenture Act and will be held by The Bank of New York, acting in its capacity as guarantee trustee with respect to the guarantee, for the benefit of holders of the preferred securities of the applicable Clear Channel Trust. The terms of each guarantee will be set forth in the guarantee or made part of the guarantee by the Trust Indenture Act.

GENERAL

     Pursuant to each guarantee, Clear Channel will irrevocably and unconditionally agree, to the extent set forth in the guarantee, to pay in full, to the holders of the preferred securities issued by the applicable Clear Channel Trust, the guarantee payments, to the extent not paid by the Clear Channel Trust, regardless of any defense, right of set-off or counterclaim that the Clear Channel Trust may have or assert. The following distributions and other payments with respect to preferred securities issued by a Clear Channel Trust to the extent not made or paid by the Clear Channel Trust, will be subject to the guarantee without duplication:

     - any accrued and unpaid distributions on the preferred securities, but only to the extent that in each case Clear Channel has made a payment to the property trustee of interest on the junior subordinated debt securities;

     - the redemption price, including all accrued and unpaid distributions to the date of redemption, with respect to any preferred securities called for redemption by the Clear Channel Trust, but only to the extent that in each case Clear Channel has made a payment to the property trustee of interest or principal on the junior subordinated debt securities deposited in the Clear Channel Trust as trust assets; and

     - upon a voluntary or involuntary liquidation, dissolution, winding-up or termination of the Clear Channel Trust, other than in connection with the distribution of related junior subordinated debt securities to the holders of the preferred securities or the redemption of all the preferred securities upon the maturity or redemption of the junior subordinated debt securities, the lesser of

        (1) the aggregate of the liquidation amount and all accrued and unpaid distributions on the preferred securities to the date of payment, to the extent the Clear Channel Trust has funds available, and

        (2) the amount of assets of the Clear Channel Trust remaining available for distribution to holders of the preferred securities upon liquidation of the Clear Channel Trust.

     Clear Channel's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Clear Channel to the holders of the applicable preferred securities or by causing the applicable Clear Channel Trust to pay the amounts to the holders.

     The guarantee is a full and unconditional guarantee from the time of issuance of the applicable preferred securities, but the guarantee covers distributions and other payments on the preferred securities only if and to the extent that Clear Channel has made a payment to the property trustee of interest or principal on the junior subordinated debt securities deposited in the applicable Clear Channel Trust as trust assets. If Clear Channel does not make interest or principal payments on the junior subordinated debt securities deposited in the applicable Clear Channel Trust as trust assets, the property trustee will not make distributions on the preferred securities of the Clear Channel Trust and the Clear Channel Trust will not have the necessary funds available to make these payments.

     Clear Channel's obligations under the declaration for each Clear Channel Trust, the guarantee issued with respect to preferred securities issued by the Clear Channel Trust, the junior subordinated debt securities purchased by the Clear Channel Trust and the junior subordinated indenture in the aggregate will provide a full and unconditional guarantee on a subordinated basis by Clear Channel of payments due on the preferred securities issued by the Clear Channel Trust.

CERTAIN COVENANTS OF CLEAR CHANNEL

     In each guarantee, Clear Channel will covenant that, so long as any preferred securities issued by the applicable Clear Channel Trust remain outstanding, Clear Channel will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any common stock or preferred stock or make any guarantee payment with respect to these amounts, if at the time

     - Clear Channel will be in default with respect to its guarantee payments or other payment obligations under the guarantee;

     - any event of default under the related amended and restated declaration of trust has occurred; or

     - in the event that junior subordinated debt securities are issued to the applicable Clear Channel Trust in connection with the issuance of preferred securities by the Clear Channel Trust, Clear Channel has given notice of its election to defer payments of interest on the junior subordinated debt securities by extending the interest payment period as provided in the terms of the junior subordinated debt securities and the period, or any extension thereof, is continuing.

     However, the foregoing restrictions will not apply to

     - dividends, redemptions, purchases, acquisitions, distributions or payments made by Clear Channel by way of issuance of shares of its capital stock;

     - any declaration of a dividend under a shareholder rights plan or in connection with the implementation of a shareholder rights plan, the issuance of capital stock of Clear Channel under a shareholder rights plan or the redemption or repurchase of any right distributed pursuant to a shareholder rights plan;

     - payments of accrued dividends by Clear Channel upon the redemption, exchange or conversion of any preferred stock as may be outstanding from time to time in accordance with the terms of the preferred stock;

     - cash payments made by Clear Channel in lieu of delivering fractional shares upon the redemption, exchange or conversion of any preferred stock as may be outstanding from time to time in accordance with the terms of the preferred stock;

     - payments under the guarantees; or

     - purchases of common stock related to the issuance of common stock or rights under any of Clear Channel's benefit plans for its directors, officers or employees, or related to the issuance of common stock or rights under a dividend reinvestment and stock purchase plan.

     In addition, so long as any preferred securities of a Clear Channel Trust remain outstanding, Clear Channel has agreed to remain the sole direct or indirect owner of all the outstanding common securities issued by the Clear Channel Trust and not to cause or permit the common securities to be transferred except to the extent permitted by the declaration of the Clear Channel Trust, provided that any permitted successor of Clear Channel under the junior subordinated indenture may succeed to Clear Channel's ownership of the common securities, and to use reasonable efforts to cause the Clear Channel Trust to continue to be treated as a grantor trust for federal income tax purposes, except in connection with a distribution of junior subordinated debt securities.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not adversely affect the rights of holders of the applicable preferred securities, in which case no consent will be required, each guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the outstanding preferred securities issued by the applicable Clear Channel Trust. The manner of obtaining any such approval of holders of the preferred securities will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in a guarantee will bind the successors, assignees, receivers, trustees and representatives of Clear Channel and will inure to the benefit of the holders of the preferred securities of the applicable Clear Channel Trust then outstanding. Except in connection with a consolidation, merger, conveyance, or transfer of assets involving Clear Channel that is permitted under the junior subordinated indenture, Clear Channel may not assign its obligations under any guarantee.

TERMINATION OF THE GUARANTEES

     Each guarantee will terminate and be of no further force and effect as to the preferred securities issued by the applicable Clear Channel Trust upon full payment of the redemption price of all preferred securities of the Clear Channel Trust, or upon distribution of the junior subordinated debt securities to the holders of the preferred securities of the Clear Channel Trust in exchange for all the preferred securities issued by the Clear Channel Trust, or upon full payment of the amounts payable upon liquidation of the Clear Channel Trust. Nevertheless, each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities issued by the applicable Clear Channel Trust must restore payment of any sums paid under the preferred securities or the guarantee.

STATUS OF THE GUARANTEES

     Clear Channel's obligations to make the guarantee payments to the extent set forth in the applicable guarantee will constitute an unsecured obligation of Clear Channel and will rank subordinate and junior in right of payment to all other indebtedness, liabilities and obligations of Clear Channel and any guarantees, endorsements or other contingent obligations of Clear Channel, except those made on an equal basis or subordinate by their terms, and senior to all capital stock issued by Clear Channel and to any guarantee entered into by Clear Channel in respect of any of its capital stock. Clear Channel's obligations under each guarantee will rank equally with each other guarantee. Because Clear Channel is a holding company, Clear Channel's obligations under each guarantee are also effectively subordinated to all existing and future liabilities, including trade payables, of Clear Channel's subsidiaries, except to the extent that Clear Channel is a creditor of the subsidiaries recognized as such. Each amended and restated declaration of trust will provide that each holder of preferred securities issued by the applicable Clear Channel Trust, by acceptance thereof, agrees to the subordination provisions and other terms of the related guarantee.

     The guaranteed party may institute a legal proceeding directly against Clear Channel to enforce its rights under a guarantee without first instituting a legal proceeding against any other person or entity. Each guarantee will be deposited with the guarantee trustee, to be held for the benefit of the holders of the preferred securities issued by the applicable Clear Channel Trust. The guarantee trustee will enforce the guarantee on behalf of the holders of the preferred securities. The holders of not less than a majority in aggregate liquidation amount of the preferred securities issued by the applicable Clear Channel Trust have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the related guarantee, including the giving of directions to the guarantee trustee. If the guarantee trustee fails to enforce a guarantee as above provided, any holder of preferred securities issued by the applicable Clear Channel Trust may institute a legal proceeding directly against Clear Channel to enforce its rights under the guarantee, without first instituting a legal proceeding against the applicable Clear Channel Trust, or any other person or entity. However, if Clear Channel has failed to make a guarantee payment, a holder of preferred securities may directly institute a proceeding against Clear Channel for enforcement of the holder's right to receive payment under the guarantee. Clear Channel waives any right or remedy to require that any action be brought first against a Clear Channel Trust or any other person or entity before proceeding directly against Clear Channel.

MISCELLANEOUS

     Clear Channel will be required to provide annually to the guarantee trustee a statement as to the performance by Clear Channel of its obligations under each guarantee and as to any default in the performance. Clear Channel is required to file annually with the guarantee trustee an officer's certificate as to Clear Channel's compliance with all conditions to be complied with by it under each guarantee.

     The guarantee trustee, prior to the occurrence of a default, undertakes to perform only those duties as are specifically set forth in the applicable guarantee and, after default with respect to a guarantee, will exercise the same degree of care as a prudent individual would exercise under the circumstances in the conduct of his or her own affairs. Subject to that provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred thereby.

                                 ERISA MATTERS

     Clear Channel and its affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act or a "disqualified person" within the meaning of Section 4975 of the Internal Revenue Code with respect to many employee benefit plans that are subject to ERISA. The purchase of any securities offered by this prospectus by a plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Internal Revenue Code, including individual retirement arrangements and other plans described in Section 4975(e)(1), and with respect to which Clear Channel or any affiliate of Clear Channel is a service provider, a party in interest or a disqualified person, may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code, unless the securities offered by this prospectus are acquired pursuant to and in accordance with an applicable exemption. Any pension or other employee benefit plan proposing to acquire any securities offered by this prospectus should consult with its counsel.

                              PLAN OF DISTRIBUTION

     Clear Channel or the Clear Channel Trusts may sell the securities offered by this prospectus

     - through underwriters or dealers;

     - through agents;

     - directly to purchasers; or

     - through a combination of any such methods of sale.

     Any underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933. The prospectus supplement relating to the securities offered by this prospectus will set forth

     - their offering terms, including the name or names of any underwriters, dealers or agents;

     - the purchase price of the securities offered by this prospectus;

     - the proceeds to Clear Channel or the Clear Channel Trusts from the sale;

     - any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents;

     - any initial public offering price;

     - any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

     - any securities exchanges on which the securities offered by this prospectus may be listed.

     If underwriters or dealers are used in the sale, the securities offered by this prospectus will be acquired by the underwriters or dealers for their own account and may be resold from time to time

     - in one or more transactions;

     - at a fixed price or prices, which may be changed;

     - at market prices prevailing at the time of sale;

     - at prices related to the prevailing market prices; or

     - at negotiated prices.

     The securities offered by this prospectus may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered by this prospectus will be subject to specific conditions precedent and the underwriters or dealers will be obligated to purchase all the securities offered by this prospectus if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

     The securities offered by this prospectus may be sold directly by Clear Channel or the Clear Channel Trusts or through agents designated by Clear Channel or the Clear Channel Trusts. Any agent involved in the offer or sale of the securities offered by this prospectus in respect of which this prospectus is delivered will be named, and any commissions payable by Clear Channel or the Clear Channel Trusts to the agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the prospectus supplement, Clear Channel or the Clear Channel Trusts will authorize underwriters, dealers or agents to solicit offers by specific institutions to purchase securities offered by this prospectus from Clear Channel or the Clear Channel Trusts at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of the contracts. The underwriters and other persons soliciting the contracts will have no responsibility for the validity or performance of any of the contracts.

     Underwriters, dealers and agents may be entitled under agreements entered into with Clear Channel or the Clear Channel Trusts to indemnification by Clear Channel or the Clear Channel Trusts against civil liabilities, including liabilities under the Securities Act, or to contribution by Clear Channel or the Clear Channel Trusts to payments they may be required to make in respect thereof. The terms and conditions of the indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Clear Channel or the Clear Channel Trusts in the ordinary course of business.

     Each series of securities offered by this prospectus may be a new issue of securities with no established trading market. Any underwriters to whom securities offered by this prospectus are sold by Clear Channel or the Clear Channel Trusts for public offering and sale may make a market in the securities offered by this prospectus, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities offered by this prospectus.

     Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the common stock in connection an offering of common stock, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of the debt securities or junior subordinated debt securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the debt securities or junior subordinated debt securities to be higher than it would otherwise be in the absence of those transactions. These transactions, if commenced, may be discontinued at any time.

                                 LEGAL OPINIONS

     The validity of the securities will be passed upon for Clear Channel by its special counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., San Antonio, Texas. However, matters of Delaware law relating to the validity of the preferred securities will be passed upon for Clear Channel and the Clear Channel Trusts by Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, special Delaware counsel to Clear Channel and the Clear Channel Trusts. The validity of the securities will be passed upon for the underwriters, dealers or agents, if any, by Cravath, Swaine & Moore, New York, New York. Alan D. Feld, the sole shareholder of a professional corporation which is a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., is a director of Clear Channel and, as of April 8, 1999, owned approximately 131,000 shares of common stock, including presently exercisable options to acquire approximately 114,500 shares.

                                    EXPERTS

     The consolidated financial statements of Clear Channel at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, and the financial statement schedule included in Clear Channel's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference elsewhere herein which are based in part on the reports of KPMG, independent auditors, as to the year ended December 31, 1996, and KPMG LLP, independent auditors, as to the two year ended December 31, 1998. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The 1996 consolidated financial statements of Australian Radio Network Pty. Ltd. not separately presented in Clear Channel's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, have been audited by KPMG, independent auditors, as set forth in their report dated March 4, 1997 included in Clear Channel's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference. Such report referred to above is incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Heftel Broadcasting Corporation and subsidiaries as of and for the years ended December 31, 1998 and 1997, (not separately presented in Clear Channel's Annual Report on Form 10-K for the fiscal year ended December 31, 1998) are incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements incorporated in this Registration Statement by reference to the audited financial statements of Universal Outdoor Holdings, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in Clear Channel's Current Report on Form 8-K dated March 12, 1998, as amended by Form 8-K/A filed on March 23, 1998 and Form 8-K/A filed on February 23, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Eller Media as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and for the period from August 18, 1995 through December 31, 1995, together with the consolidated financial statements of PMG Holdings, Inc. and subsidiaries and the combined financial statements of Eller Investment Company, Inc. for the period from January 1, 1995 to August 17, 1995, incorporated by reference in this Joint Proxy Statement/Prospectus and elsewhere in the Registration Statement are included in Clear Channel's Current Report on Form 8-K, filed on April 17, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The combined financial statements of Eller Investment Company, Inc. as of and for the year ended December 31, 1994, incorporated by reference in this prospectus and elsewhere in the registration statement are included in Clear Channel's Current Report on Form 8-K, filed April 17, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of More Group Plc. as of December 31, 1997 and for the year ended December 31, 1997, included in Clear Channel's Current Report on Form 8-K/A dated September 4, 1998, as amended by Form 8-K/A filed on January 14, 1999, and Form 8-K/A filed on February 23, 1999, have been audited by Price Waterhouse Chartered Accountants and Registered Auditors, London, England and are incorporated by reference herein in reliance upon the report of said firm as experts in auditing and accounting.

     The consolidated balance sheets of Jacor Communications, Inc. and its Subsidiaries as of December 31, 1998 and 1997 and the consolidated statements of operations and comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998, have been incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated balance sheets of Jacor Communications, Inc. and its Subsidiaries as of December 31, 1997 and 1996 and the consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, have been incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
             PROSPECTUS SUPPLEMENT
Forward Looking Statements................   S-2
Summary...................................   S-3
Risk Factors..............................  S-11
Use of Proceeds...........................  S-19
Common Stock Price Range and Dividends....  S-20
Capitalization............................  S-21
The AMFM Merger...........................  S-22
Business..................................  S-30
Description of Convertible Notes..........  S-38
Certain Federal Income Tax
  Considerations..........................  S-46
Underwriting..............................  S-51
Available Information.....................  S-53
Experts...................................  S-53
Legal Opinions............................  S-55
Unaudited Pro Forma Combined Condensed
  Financial Statements....................   P-1
                   PROSPECTUS
Where You Can Find More Information.......     2
About This Prospectus.....................     3
Clear Channel Communications, Inc.........     3
Recent Developments.......................     4
The Clear Channel Trusts..................     4
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock Dividends...     5
Use of Proceeds...........................     6
Holding Company Structure.................     6
General Description of Securities and Risk
  Factors.................................     6
Description of Senior and Subordinated
  Debt Securities.........................     6
Description of Junior Subordinated Debt
  Securities..............................    18
Description of Preferred Stock............    28
Description of Common Stock...............    28
Description of Warrants...................    30
Description of Stock Purchase Contracts
  and Stock Purchase Units................    32
Description of Preferred Securities.......    33
Description of Guarantees.................    35
ERISA Matters.............................    39
Plan of Distribution......................    39
Legal Opinions............................    41
Experts...................................    41

[CLEAR CHANNEL LOGO]

CLEAR CHANNEL
COMMUNICATIONS, INC.

$900,000,000

1.5% SENIOR CONVERTIBLE NOTES DUE 2002
DEUTSCHE BANC ALEX. BROWN
SALOMON SMITH BARNEY

BANC OF AMERICA SECURITIES LLC
CREDIT SUISSE FIRST BOSTON
GOLDMAN, SACHS & CO.
MERRILL LYNCH & CO.
MORGAN STANLEY DEAN WITTER
PAINEWEBBER INCORPORATED
SCHRODER & CO. INC.

BANCBOSTON ROBERTSON STEPHENS
FIRST UNION SECURITIES INC.
ING BARINGS
THOMAS WEISEL PARTNERS LLC
Prospectus Supplement
November 19, 1999
(including Prospectus
dated April 26, 1999)